Exhibit 10.13
CERTAIN INFORMATION OF THIS DOCUMENT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***].”

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of RIO GRANDE LNG TRAIN 4 INTERMEDIATE HOLDINGS, LLC

TABLE OF CONTENTS

ii

iii

iv

ANNEXES:
Annex A:    Certificate of Formation
Annex B:    Commitments; Membership Interests; FI Member Owner Allocations
Annex C:    Form of Member Loan Agreement
Annex D:    Compliance Programs and Policies Standards
Annex E:    Qualified Majority Matters
Annex F:    Supermajority Matters
Annex G:    Unanimous Matters
Annex H:    Form of JVCo Contribution Request
Annex I:     Initial Five-Year Business Plan
Annex J:    Construction Committee Terms of Reference
Annex K:    Company Economics Committee Terms of Reference
Annex L:     Marketing Committee Terms of Reference
Annex M:    Discretionary Capital Improvements
Annex N:    Form of Monthly Operational Report
Annex O:    Form of Incumbency Certificate
Annex P:    Form of Acknowledgement
Annex Q:    ADNOC Flip Down Provisions
Annex R:    Springing Governance

SCHEDULES:
Schedule 1:    Managers

v

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of RIO GRANDE LNG TRAIN 4 INTERMEDIATE HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), is entered into on September 9, 2025 by and among the Members that are listed on Annex B and are signatories hereto and, for the limited purposes set forth in the FI Member Owner Binding Provisions (defined below), the FI Member Owners.
W I T N E S S E T H
WHEREAS, on July 1, 2024, NextDecade Member executed and filed the Certificate of Formation with the Office of the Secretary of State of the State of Delaware, thereby establishing the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”), and on July 1, 2024, NextDecade Member entered into the limited liability company agreement of the Company (the “Original LLCA”);
WHEREAS, the Company owns 100% of the membership interests in Rio Grande LNG Train 4 Holdings, LLC, a limited liability company organized under the laws of the State of Delaware (“Holdings”);
WHEREAS, Holdings owns 100% of the membership interests in Rio Grande LNG Train 4, LLC, a limited liability company organized under the laws of the State of Texas (“T4 Liquefaction Owner”);
WHEREAS, Sponsor, the indirect parent company of NextDecade Member, has developed (indirectly through certain wholly-owned subsidiaries) the Rio Grande Facility to be located at the Port of Brownsville, Texas;
WHEREAS, T4 Liquefaction Owner has been established to design, develop, engineer, procure, construct, install, test, commission, own, enhance, operate, repair, and maintain the fourth natural gas liquefaction production train of the Rio Grande Facility and related Common Facilities necessary for operation of such additional natural gas liquefaction production train (the “Train 4 Project”);
WHEREAS, the Company, the Members, Sponsor, NextDecade Parent, and the other parties thereto, as applicable, have entered into the Subscription Agreements dated August 7, 2025 pursuant to which each Member agreed to subscribe on the date hereof for the Units listed on Annex B in exchange for their respective Commitments; and
WHEREAS, on the date hereof, concurrently with Closing under their respective Subscription Agreements, the Members desire to amend and restate the Original LLCA and enter into this Agreement in accordance with the Act to govern the respective rights, obligations and duties to the Company and to each other as Members of the Company and other Persons party hereto from time to time, including each Member’s obligation to fund such Member’s Committed Amounts on and after the date hereof in consideration of the issuance of the Units set forth on Annex B as of the date hereof;
NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS AND RULES OF INTERPRETATION
Capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined shall have the meanings as set forth in Section 1.1 for all purposes hereof. All rules on interpretation shall apply as set forth in Section 1.2.
Section 1.1    Definitions.
“Accelerated Funding Notice” has the meaning set forth in the Subscription Agreements.
“Acceleration Equity Amount” has the meaning set forth in the Equity Contribution Agreement.
“Account Collateral Guarantee” means a guarantee that satisfies the requirements under the Financing Documents for replacing cash in a T4 Liquefaction Owner collateral account, including an DSR Guaranty (as defined in the Financing Documents in effect on the date hereof).
“Account Collateral LC” means a letter of credit that satisfies the requirements under the Financing Documents for replacing cash in a T4 Liquefaction Owner collateral account, including an DSR LC (as defined in the Financing Documents in effect on the date hereof).
“Accounts Agreement” means that certain Accounts Agreement, dated as of the date hereof, by and among T4 Liquefaction Owner, as borrower, Mizuho Bank (USA), as T4 Collateral Agent, and JPMorgan Chase Bank, N.A., as T4 Accounts Bank.
“Act” has the meaning set forth in the Recitals.
“Additional Interests” has the meaning set forth in Section 3.5(a).
“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year or other applicable period, after giving effect to the following adjustments:
(a)    add to such Capital Account the following items: (i) the amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Membership Interest; and (ii) the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    subtract from such Capital Account such Member’s share of the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the applicable Fiscal Year or other period.

2

“Administrator” has the meaning set forth in the Definitions Agreement.
“ADNOC Flip Down” has the meaning set forth in Section 12.3(l).
“Affiliate” means, at the time of determination, (a) with respect to any Person, another Person that directly or indirectly Controls, is under common Control with or is Controlled by, such Person (it being agreed that, (x) with respect to MIC, only the following shall be deemed an Affiliate of MIC hereunder, (A) Mubadala Investment Company PJSC, (B) any Controlled group undertaking of Mubadala Investment Company PJSC and (C) with respect solely to Section 12.2(a) as it relates to MIC, the government of the Emirate of Abu Dhabi and any Person it Controls, whether directly or indirectly, and (y) with respect to Devonshire, no Person other than any of GIC Private Limited and its subsidiaries and entities managed or advised by GIC Private Limited and its subsidiaries shall be an Affiliate of Devonshire hereunder) and (b) with respect to any Person that is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such Person’s immediate family and any Person who is Controlled by any such family member or trust. Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) the definition of “Affiliate” shall not encompass any individual solely by reason of his or her being a director, officer, manager or employee of any Person, (ii) for the purposes of this Agreement only, none of the Company Parties shall be considered an Affiliate of any Member, FI Member Owner or their respective Affiliates, (iii) none of the Members, FI Member Owners or their respective Affiliates shall be considered an Affiliate of any Company Party solely by virtue of their ownership or Control of the Company or any other Company Party, (iv) no Member nor any of its Affiliates shall be considered an Affiliate of another Member or any of its Affiliates solely by virtue of their ownership or Control of the Company or any other Company Party, (v) no FI Member Owner nor any of its Affiliates shall be considered an Affiliate of another FI Member Owner or any of its Affiliates solely by virtue of their ownership or Control of the FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker or T4 Co-Invest 1 Feeder, (vi) neither the FI Member nor the Company or any other Company Party shall be considered an Affiliate of any FI Member Owner, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker, T4 Co-Invest 1 Feeder or any of their respective Affiliates and (vii) no provision of this Agreement shall be applicable to the direct or indirect portfolio companies of Funds advised or managed by the Ultimate Parent of GIP, Devonshire or MIC or any of their respective Affiliates. For the avoidance of doubt, the Members acknowledge and agree that (A) a Continuation Fund of the Fund that Controls any Fund Member is deemed to be an Affiliate of such Fund Member, (B) a Continuation Fund of the Fund that Controls any FI Member Owner is deemed to be an Affiliate of such FI Member Owner and (C) as of the date of this Agreement the NextDecade Member is an Affiliate of the Administrator, Coordinator and Operator.
“Aggregate Accelerated Funding Amount” means the amount so-designated in the Accelerated Funding Notice, which shall for the avoidance of doubt be no less than $[***].
“Aggregate Equity Contribution” means, with respect to each JVCo Contribution Date, (a) the aggregate amount of Equity Contributions required to be made by the Members to the Company to satisfy the obligations of Holdings under the Equity Contribution Agreement on the Equity Contribution Date immediately following such JVCo Contribution Date or (b) the aggregate amount of Drawstop Equity Contributions required to be made to fund T4 Project Costs on or prior to the Equity Contribution Date immediately following such JVCo Contribution Date.
“Aggregate Funded Equity” has the meaning set forth in the Equity Contribution Agreement.

3

“Agreement” has the meaning set forth in the Preamble.
“Alternate Manager” has the meaning set forth in Section 7.1(d).
“Annual Budget” means the annual budget of the Company Parties (excluding the RG Facility Subsidiaries except to the extent of the Company’s and its subsidiaries’ interest therein as reflected by the Annual Facility Budget), as approved or otherwise in effect as provided in Section 8.2(c).
“Annual Facility Budget” has the meaning set forth in the Definitions Agreement.
“Annual Facility Plan” has the meaning set forth in the Definitions Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, 1977, 15 U.S.C. §§ 78m, 78dd-1 through 78dd-3 and 78ff, et seq. and all other similar laws, rules and regulations of any jurisdiction prohibiting bribery and corruption, including the U.K. Bribery Act, and Freezing Assets of Corrupt Foreign Officials Act (Canada), to which any Member or FI Member Owner is subject (including as a result of their application at the relevant time to (x) the Company Parties, (y) the direct or indirect parents of such Member or FI Member Owner, or (z) with respect to a Fund Member, the Fund Manager or Fund Advisor of the relevant Fund that is or directly or indirectly owns such Fund Member).
“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, as amended, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar rule by any Sanctions Authority having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.
“Applicable PUA Amount” means (a) with respect to any PUA Member (other than the FI Member), the number of Subject Securities that such PUA Member elected to purchase in its Preemptive Exercise Notice and (b) with respect to the FI Member, the sum of the number of Subject Securities that the FI Member elected to purchase in its Preemptive Exercise Notice at the direction of the FI Member Owners (including indirectly through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) that elected to purchase their respective entire allocable portion of the Subject Securities in accordance with Section 3.8(g)(i).
“Appointed Person” has the meaning set forth in the Definitions Agreement.
“Audit and Inspection Rights” has the meaning set forth in Section 2.12(k).
“Authorized Person” has the meaning set forth in Section 2.2.
“Available Loans” has the meaning set forth in Section 3.9.

4

“Base Funding Percentage” means (a) with respect to each Committed Member at any time, an amount, expressed as a percentage, equal to (i) the Remaining Committed Amount of such Committed Member at such time divided by (ii) the Remaining Committed Amounts of all Committed Members at such time and (b) with respect to each FI Member Owner at any time, an amount, expressed as a percentage, equal to (i) the FI Remaining Committed Amount of such FI Member Owner at such time divided by (ii) the FI Remaining Committed Amounts of all FI Member Owners at such time.
“Base Unit Price” means $1.00.
“Beneficial Ownership Regulations” has the meaning set forth in the Financing Documents.
“Blocking Sanction” means any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities to the extent (a) administered, enacted or enforced by any other Sanctions Authority against the United States or United States Persons and (b) the effect thereof is to cause a Member or FI Member Owner that is subject thereto to become a Payment Defaulting Holder.
“Board” has the meaning set forth in Section 7.1(a).
“Board Observer” has the meaning set forth in Section 7.1(k).
“Board Secretary” has the meaning set forth in Section 7.1(i).
“Board Transfer Consent” has the meaning set forth in Section 12.1(a).
“Book Value” means with respect to any asset, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows:
(a)    the initial Book Value of any property contributed to the Company by a Member shall be the gross Fair Market Value of such property as determined by the Board;
(b)    the Book Value of any property shall be adjusted to equal its gross Fair Market Value (taking Code Section 7701(g) into account), as of the following times: (i) the acquisition of an additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Equity Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for the redemption of a limited liability company interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest), as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (v) the grant of a non-compensatory option to acquire a limited liability company interest in the Company (other than a de minimis interest); provided, that adjustments pursuant to clauses (i), (iii) and (v) above shall be made only if the Board reasonably determines that such adjustments are reasonably necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, further, that if any non-compensatory options (or similar interests) are outstanding upon the occurrence of an event described in clauses (i) through (v) above, the Company shall adjust the Book Values of its assets in accordance with Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); provided, further, that the Board has

5

provided each Founding Member and each Substantial Member with the prior opportunity to review any such proposed adjustments and the opportunity to consult and contest the reasonableness of such proposed adjustments with the Board;
(c)    the Book Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board; and
(d)    the Book Value of any Company asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) as a result of a distribution other than in liquidation of a Member’s Membership Interest; provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent the Board reasonably determines (subject to the second proviso in paragraph (b)) that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).
If the Book Value of an asset has been determined pursuant to paragraph (a) (including upon the contribution of such asset to the Company) or adjusted pursuant to paragraph (b) or (d) above, such Book Value shall thereafter be adjusted by subtracting the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss after the effective date of such determination (including upon the contribution of such asset to the Company) or adjustment.
“Bridging Equity Loan” has the meaning set forth in Section 13.4(a).
“Business Day” (a) with respect to the RG Facility Agreements and the T4 CASA or the provision of any report, budget, plan or other item that is based on or derivative of any predicate report, budget, plan or other item delivered to the Controlled Company Subsidiaries under the RG Facility Agreements or the T4 CASA, has the meaning set forth in the Definitions Agreement, (b) with respect to the compliance by any Controlled Company Subsidiary with any provision of the Financing Documents and any predicate action required to be taken hereunder in order to cause such compliance, has the meaning set forth in the Common Terms Agreement, (c) with respect to any action required to be taken by one or more Members hereunder not referenced in subparts (a) or (b), means any day excluding any day that is a Saturday or Sunday or a legal holiday or a day on which banking institutions are authorized or required by Government Rule or other Governmental Authority action to be closed in the State of Texas, the State of New York, or the jurisdiction of the Ultimate Parent of each such Member (including, with respect to any Fund Member, the jurisdiction of each Fund that directly or indirectly owns such Fund Member and, with respect to any FI Member Owner, the jurisdiction of such FI Member Owner’s Ultimate Parent), and (d) otherwise means any day excluding any day that is a Saturday or Sunday or a legal holiday or a day on which banking institutions are authorized or required by Government Rule or other Governmental Authority action to be closed in the State of Texas.
“Canada Blocked Person” means (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended or (ii) a Person identified in or pursuant to (w) Part II.1 of the Criminal Code (Canada), as amended, or (x) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, as amended or (y) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended or (z) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the

6

Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, in any case pursuant to this clause (ii) as a Person in respect of whose property or benefit any Member or FI Member, as applicable, would be prohibited from entering into or facilitating a related financial transaction.
“Capacity Contracting Agreement” has the meaning set forth in the Definitions Agreement.
“Capacity Percentage” has the meaning set forth in the Definitions Agreement.
“Capital Account” has the meaning set forth in Section 4.2.
“Capital Percentage” has the meaning set forth in Section 4.1(a).
“Capital Units” means, collectively, the Class A-1 Units, the Class A-3 Units, the Class B-1 Units, and the Class B-2 Units (and shall exclude the Class B-3 Units).
“CASA” has the meaning set forth in the Definitions Agreement.
“CASA Advisor” has the meaning set forth in the Definitions Agreement.
“Cash Contribution End Date” means the earlier of (a) the Project Completion Date and (b) the date on which the Remaining Committed Amounts of all Members or, in the case of the FI Member, the FI Remaining Committed Amounts of all FI Member Owners, is equal to $0.00.
“Certificate of Formation” has the meaning set forth in Section 2.2.
“CF Cost Optimization Adjustment” has the meaning set forth in the Definitions Agreement.
“CF Debottlenecking Adjustment” has the meaning set forth in the Definitions Agreement.
“CFAA” means the Common Facilities Access Agreement, dated as of July 12, 2023, by and among Sponsor, CFCo, LandCo, InsuranceCo, P1 Liquefaction Owner, and each other Liquefaction Owner party thereto from time to time, including T4 Liquefaction Owner upon its accession thereto in accordance therewith on or about the date hereof.
“CFCo” means Rio Grande LNG Common Facilities, LLC, a limited liability company organized under the laws of the State of Delaware.
“CFIUS” means the Committee on Foreign Investment in the United States.
“Chairman” has the meaning set forth in Section 7.1(h).
“Change in Control” means, with respect to any Member or FI Member Owner, whether accomplished through a single transaction or a series of related or unrelated transactions, and whether accomplished directly or indirectly, the occurrence of any of the following: (a) the acquisition of beneficial ownership of more than 50.0% of the economic or voting interests in the Capital Units and Voting Units (collectively) held by such Member or FI Member Owner (through such FI Member Owner’s ownership of the FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1

7

Blocker or T4 Co-Invest 1 Feeder, as applicable) by a Person or a group of Affiliated Persons that do not Control (individually or collectively, as applicable) such Member or FI Member Owner immediately prior to such acquisition, and the result of which is that such Member or FI Member Owner ceases to be Controlled by its Ultimate Parent; (b) the Ultimate Parent of any Member or FI Member Owner (together with all Passive Investors of all Funds that directly or indirectly own such Member or FI Member Owner and are managed or advised by such Ultimate Parent if such Ultimate Parent is a Fund Manager or Fund Advisor) ceases to retain 50.0% or more of the economic or voting interests in the Capital Units and Voting Units (collectively) held by such Member or FI Member Owner, as applicable, (it being understood that this clause (b) shall (i) apply only to the first Transfer that results in a loss of 50.0% or more of the economic or voting interests in the Capital Units and Voting Units (collectively) held by the relevant Member or FI Member Owner and (ii) not apply to subsequent Transfers of the Capital Units or Voting Units of such Member or FI Member Owner unless and until, as a result of such subsequent Transfers, a Change in Control of such Member or FI Member Owner occurs in accordance with subpart (a) of this definition whereupon this subpart (b) shall again apply if the Ultimate Parent of such Member or FI Member Owner (together with all Passive Investors of all Funds that directly or indirectly own such Member or FI Member Owner and are managed or advised by such Ultimate Parent if such Ultimate Parent is a Fund Manager or Fund Advisor) ceases to retain 50.0% or more of the economic or voting interests in the Capital Units and Voting Units (collectively) held by such Member or FI Member Owner, as applicable) or (c) any merger, consolidation, or amalgamation of any Person into such Member, FI Member Owner or its respective controlling Affiliates or the merger, consolidation, or amalgamation of such Member, FI Member Owner or its respective controlling Affiliates into any other Person, unless the Persons that are equityholders of such Member, FI Member Owner or its respective controlling Affiliates immediately prior to the consummation of such merger, consolidation or amalgamation continue to Control at least a majority of the voting securities (and have the power to elect or appoint a majority of the board of directors, the general partner, or other governing body) of the surviving entity in such merger, consolidation or amalgamation (as applicable) immediately after giving effect to the consummation of such merger, consolidation or amalgamation. Notwithstanding the foregoing, a “Change in Control” shall not include any Exempt Transaction or any Transfer permitted under Section 12.2(a) or Section 12.2(d).
“Change in Control FIMO Interests” has the meaning set forth in Section 12.5(d).
“Change in Control Interests” has the meaning set forth in Section 12.4(d).
“Class A Delegate” has the meaning set forth in Section 7.4(a).
“Class A Managers” has the meaning set forth in Section 7.1(b).
“Class A Member” means any Member holding Class A Units, to the extent of its Class A Units.
“Class A Units” has the meaning set forth in Section 4.1(a).
“Class A Tracking Units” has the meaning set forth in Section 3.7(a).
“Class A-1 Units” has the meaning set forth in Section 3.7(a).
“Class A-3 Units” has the meaning set forth in Section 3.7(a).
“Class B Delegate” has the meaning set forth in Section 7.4(a).

8

“Class B Funding Percentage” means, with respect to each Class B Member, the yield of (x) the aggregate number of Capital Units held by such Class B Member divided by (y) the aggregate number of Capital Units held by all Class B Members.
“Class B Managers” has the meaning set forth in Section 7.1(b).
“Class B Member” means any Member holding Class B Units, to the extent of its Class B Units.
“Class B Tracking Units” has the meaning set forth in Section 3.7(b).
“Class B Units” has the meaning set forth in Section 4.1(a).
“Class B Voting Percentage” means, with respect to each Class B Member at any time, the percentage yielded by dividing (a) the number of Voting Units held by such Class B Member at such time by (b) the number of Voting Units held by all Class B Members at such time.
“Class B-1 Units” has the meaning set forth in Section 3.7(b).
“Class B-2 Units” has the meaning set forth in Section 3.7(b).
“Class B-3 Units” has the meaning set forth in Section 3.7(b).
“Close Family Member of a Public Official” means a spouse or domestic partner, any children, siblings and parents, in each case including by both blood and adoption, and any household members of a Public Official, and any spouse or domestic partner, any children, siblings and parents, in each case including by both blood and adoption, and any household member of any of the foregoing.
“Closing” means the consummation of the transactions contemplated by the Subscription Agreements.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral and Intercreditor Agent” has the meaning set forth in the Common Terms Agreement.
“Commitment” means, in respect of each Member, the commitment of such Member to make Equity Contributions to the Company up to its Committed Amount on the terms and subject to the conditions of this Agreement (including Section 3.1 and Section 3.2).
“Committed Amount” means, with respect to each Member, the total amount of Equity Contributions such Member has committed to contribute to the Company in cash and reflected on Annex B set forth opposite such Member’s name under the heading “Committed Amount”, on the terms and subject to the conditions of this Agreement.
“Committed Member” means each Member with a Remaining Committed Amount.
“Common Administration Costs” has the meaning set forth in the Definitions Agreement.
“Common Facilities” has the meaning set forth in the Definitions Agreement.

9

“Common Terms Agreement” means the Common Terms Agreement to be entered into on or prior to the date hereof by T4 Liquefaction Owner, the Senior Secured Debt Holder Representatives (as defined therein) and the Collateral and Intercreditor Agent (as defined therein).
“Company” has the meaning set forth in the Preamble.
“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” as set forth in Regulations Section 1.704-2(b)(2) and 1.704-2(d)(1).
“Company Party” means the Controlled Company Parties, any RG Facility Subsidiary, or any other subsidiary of the Company.
“Competitive Interest” means a direct or indirect equity interest in a Competitor.
“Competitor” means (a) any Person that is primarily engaged in the business of operating a Gas liquefaction project located in North America or an LNG export terminal located in North America (excluding, for the avoidance of doubt, [***] and their respective Controlled Affiliates) and (b) without regard to the foregoing, any of the following and their respective Affiliates: [***]; provided, that any Fund which directly or indirectly owns or Controls any of the Persons set forth in clause (a) or (b) shall not be deemed to be a Competitor, unless the investment professionals who engage in the Control or active management of such Fund (i) cannot reasonably be “walled off” from investment professionals who are or would be involved with the activities of the Company and its subsidiaries pursuant to customary internal conflicts screens or “walls” or (ii) would otherwise be reasonably expected to be disclosed, or have access to, Confidential Information (whether or not subject to a “wall” or similar screen).
“Confidential Information” means all non-public information, whether written, oral, electronic, visual form or in any other media, including such information that is proprietary, confidential or concerning (a) the Train 4 Project, including all confidential technical information relating to the Train 4 Project (including any materials, plans, drawings, design, processes, execution plans, methodologies, specifications, calculations, computer files, manuals, operating plans/standards, health, safety and environmental plans/standards or other technical analysis, which is developed or provided by any of the Members, FI Member Owners or their respective Affiliates, the Company Parties or any of the directors, officers, employees, agents or other representatives thereof (including their attorneys, accountants, engineers, consultants and professional advisors)), (b) the Company’s or any other Company Party’s ownership, maintenance and operations of assets and related matters, (c) any actual or proposed operations or development strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records, (d) the Company’s and each other Company Party’s suppliers, distributors, customers, licensors, independent contractors or other material business relations, including requirements and specifications of and specific contractual arrangements therewith, (e) trade secrets and other know-how of systems and operations relating to the Company and each other Company Party, (f) the Members, their direct and indirect equityholders (including, for the avoidance of doubt, the FI Member Owners) and each of their respective Affiliates (including their identity), including non-public financial and other business or strategic information of the Members, their direct and indirect equityholders (including, for the avoidance of doubt, the FI Member Owners) and each of their respective Affiliates, and any of their respective affiliated investment funds and management entities, as applicable; (g) any ROFO Notice and the contents referred to therein; (h) the FI Organizational Documents and (i) the Subscription Agreements. Notwithstanding the foregoing, Confidential Information does not include information that (i) is in the recipient’s possession on a non-confidential basis prior to disclosure to the

10

recipient by the disclosing party, (ii) is at the time of such disclosure or thereafter becomes part of the public knowledge, other than by an unauthorized act by the recipient or any of its attorneys, accountants, engineers, consultants and professional advisors or any of their respective agents or representatives, (iii) is made available to the recipient from a third party who is not under an obligation to keep such information confidential or (iv) is developed by or for the recipient or its subsidiaries or Affiliates independently without reference to, reliance on or use of the Confidential Information of the disclosing party.
“Consensual Dissolution Plan” has the meaning set forth in Section 14.2(b).
“Consent” means any consent, approval, authorization, expiration or termination of applicable waiting period (including any extension thereof), exemption, waiver, variance or registration.
“Construction Loans” means the indebtedness of the T4 Liquefaction Owner for borrowed money under the Financing Documents (excluding working capital loans).
“Continuation Fund” means, with respect to any Fund Member or FI Member Owner, a Fund or other investment vehicle that is sponsored or managed by the Fund Manager of the Fund that is or that directly or indirectly owns such Fund Member or FI Member Owner (or an Affiliate of such Fund Manager) or advised by the Fund Advisor of the Fund that is or that directly or indirectly owns such Fund Member or FI Member Owner (or an Affiliate of such Fund Advisor) and that has the primary purpose of providing liquidity for such Fund (or its investors) in exchange for direct or indirect interests in the Company held through such Fund and results in one or more limited partners in such Fund indirectly holding the Units that were beneficially owned by such Fund. For the elimination of doubt, no parallel funds, feeder funds, alternative investment vehicle or deal-structuring vehicle of a Fund shall be considered a Continuation Fund of such Fund.
“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided, in any event, any Person owning (directly or indirectly) the general partner interests, managing member interests or at least 50.0% of the voting securities of another Person shall be deemed to Control that Person. For the elimination of doubt, the Control by GIP of FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker and T4 Co-Invest 1 Feeder does not cause GIP to be an Affiliate of FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker, T4 Co-Invest 1 Feeder or any other FI Member Owner, as further provided in the definition of “Affiliate”.
“Control Changing FI Member Owner” has the meaning set forth in Section 12.5(g).
“Controlled Company Party” means the Company and the Controlled Company Subsidiaries.
“Controlled Company Subsidiary” means Holdings, T4 Liquefaction Owner and any other subsidiary of the Company that is Controlled by the Company (which excludes, for the elimination of doubt, the RG Facility Subsidiaries).
“Coordinated Governance Procedures” has the meaning set forth in the Definitions Agreement.
“Coordinator” has the meaning set forth in the Definitions Agreement.

11

“Cost Overrun Contribution” has the meaning set forth in Section 3.4(a).
“Cost Overrun Critical Funding Issue” means any Deadlock with respect to the decision to request that the Members make additional Equity Contributions pursuant to Section 3.4 that, if not resolved within five Business Days, would cause a Default or Event of Default to occur and be continuing under (and as defined in) the Financing Documents.
“Courts” has the meaning set forth in Section 16.5(b).
“Covering Equity Loan” has the meaning set forth in Section 13.5(a).
“Credit Exposure” means, as of any time and giving effect to any Equity Contributions and Construction Loan borrowings at such time, (a) with respect to any Committed Member, (i) the aggregate amount of Equity Contributions made by or on behalf of such Committed Member at such time plus (ii) the aggregate amount of Equity Contributions that would be required to be made by such Committed Member in accordance herewith if the Acceleration Equity Amount became immediately due and payable at such time in accordance with Section 3.1 of the Equity Contribution Agreement and the Company made a call for Equity Contributions to prepay the Acceleration Equity Amount at such time and (b) with respect to any FI Member Owner, (i) the aggregate amount of Equity Contributions made by or on behalf of such FI Member Owner (for the benefit of the FI Member) at such time plus (ii) the Base Funding Percentage of the Credit Exposure of the FI Member as determined in accordance with subpart (a) of this definition.
“Credit Exposure Percentage” means (a) with respect to any Committed Member at any time, the percentage yielded by dividing (x) the Credit Exposure of such Committed Member by (y) the Credit Exposure of all Committed Members and (b) with respect to any FI Member Owner at any time, the percentage yielded by multiplying the Credit Exposure Percentage of the FI Member by a percentage determined by dividing (x) the Credit Exposure of such FI Member Owner by (y) the Credit Exposure of all FI Member Owners.
“Critical Funding Issue” means a Mandatory Critical Funding Issue, a Cost Overrun Critical Funding Issue or a Material Breach Critical Funding Issue.
“Critical Issue” means (a) any Deadlock that, if not resolved within 15 Business Days (or such shorter period as determined by the Chairman in good faith), would (i) prior to the Project Completion Date, cause or be reasonably expected to cause the suspension of construction activities in respect of the Train 4 Project (including commissioning and testing activities), (ii) prevent or be reasonably expected to prevent the Project Completion Date from occurring prior to or on the Drop Dead Date, (iii) on and after the Start Date of the Train 4 Project, cause or be reasonably expected to cause T4 Liquefaction Owner to be unable to operate, maintain, or insure the Train 4 Project in material compliance with the Project Documents or Government Rule, or (iv) without limiting the foregoing, at any time, cause a Default or Event of Default to occur and be continuing under (and as defined in) the Financing Documents; (b) any Deadlock that could reasonably be expected to result in a Critical Funding Issue within ten Business Days, or such other period as reasonably determined in good faith by any Member (or, in the case of the FI Member, any FI Member Owner), required to resolve such Critical Funding Issue (including by calling for and making Equity Contributions in accordance with Section 3.5 and Section 10.4(d)); or (c) any Deadlock over whether T4 Liquefaction Owner should participate in any Restoration Plan with respect to the Train 4 Project.
“Cure Amount” has the meaning set forth in Section 13.3(b).

12

“Curing Guarantor” has the meaning set forth in Section 13.3(b).
“Curing Holder” has the meaning set forth in Section 13.3(b).
“Customer Agreement” has the meaning set forth in the Definitions Agreement.
“D:E Ratio” means, as of any time and giving pro forma effect to the drawings of Construction Loans and the making of Equity Contributions on or in respect of such time, the ratio of (i) outstanding principal amounts of the Construction Loans as of such time to (ii) the Aggregate Funded Equity as of such time.
“D&O Indemnitee” means (a) any Person who is or was a Manager, Alternate Manager, Authorized Person or Officer of the Company or a manager, officer or Delegate of the Controlled Company Subsidiaries (as applicable), in each case, in such Person’s capacity as such, and (b) with respect to each current or former Member: (i) such Member in their capacity as such, (ii) each of such Member’s direct and indirect officers, directors, liquidators, partners, equityholders, managers and members in their capacity as such, (iii) each of such Member’s Affiliates (other than the Company Parties) and each of their respective direct and indirect officers, directors, liquidators, partners, equityholders, managers and members in their capacities as such and (iv) any representatives, agents or employees of any Person identified in subclauses (i) through (iii) of this clause (b). For the elimination of doubt, the direct and indirect officers, directors, liquidators, partners, equityholders, managers and members of any Fund Member or FI Member Owner shall include the officers, directors, liquidators, partners, equityholders, managers and members of the Fund Manager or Fund Advisor of the relevant Fund that Controls such Fund Member or FI Member Owner.
“DCI Available Cash” has the meaning set forth on Annex M.
“DCI CF Cost Optimization Adjustments” has the meaning set forth on Annex M.
“Deadlock” means (a) any disagreement or impasse between or among the Managers of the Board or the Members with respect to the resolution of any matter, including as a result of failure to achieve a quorum and (b) any impasse among the Class B Managers or Class B Members with respect to the direction to be given to the Class B Delegate.
“Debt Financier” means any bank, savings bank, savings and loan association, asset-based lender, insurance company, private debt fund, surety or any other Person (and including agents of, or trustees for, any of the foregoing) which, in the ordinary course of its business, makes loans to, or purchases promissory notes from, business entities or otherwise extends credit to business entities.
“Default Notice” has the meaning set forth in Section 13.2(a).
“Default Rate” means [***]% per annum.
“Defaulting FI Member Owner” means each Defaulting Holder that is an FI Member Owner.
“Defaulting Holder” has the meaning set forth in Section 13.2(a).
“Defaulting Holder Loan” means either a Bridging Equity Loan or a Covering Equity Loan.

13

“Definitions Agreement” means the Definitions Agreement, dated as of July 12, 2023, by and among Sponsor, in its own capacity and as Operator, Coordinator and Administrator, CFCo, LandCo, InsuranceCo, Rio Grande LNG Gas Supply LLC, P1 Liquefaction Owner, and each of the other Liquefaction Owners party thereto from time to time, including T4 Liquefaction Owner upon its accession thereto in accordance therewith on or about the date hereof.
“Delegate” has the meaning set forth in the Definitions Agreement.
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall, except as required by Regulations Section 1.704-3(d)(2), be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, then Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Tax Matters Person (provided, further, that the Tax Matters Person has provided each Founding Member and each Substantial Member with the opportunity to review such proposed method and contest its reasonableness).
“Designated Individual” has the meaning set forth in Section 5.8(a).
“Designated Officers” means (a) in respect of the TTE Member, the President of TotalEnergies Gas, Renewables and Power or equivalent position, (b) in respect of the FI Member either (i) a member of the management committee or (ii) a member of senior management in North America (or other relevant jurisdiction), in either case, of the Fund that Controls each FI Member Owner (it being understood that FI Member may have more than one Designated Officer), (c) in respect of the NextDecade Member, the Chairman and Chief Executive Officer of NextDecade Parent or equivalent position and (d) in respect of any other Member or any FI Member Owner (if such FI Member Owner is not Controlled by a Fund), the officer of the Ultimate Parent (or its Affiliate) who is at least two direct reports more senior than the most senior Manager appointed by such Member (or, if fewer levels, the chief executive officer, chief investment officer or similar most-senior officer of such Ultimate Parent).
“Devonshire” means Devonshire Investment Pte. Ltd., a Singapore Exempt Private Company.
“Discrete Capital Facility” has the meaning set forth in the Definitions Agreement.
“Discretionary Capital Improvement” has the meaning set forth in the Definitions Agreement.
“Discretionary Funded Amounts” has the meaning set forth in Section 3.2(d).
“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over arbitrability, availability of specific performance or jurisdiction. For the avoidance of doubt, no Deadlock shall be considered a “Dispute” for purposes of this Agreement.

14

“Dispute Notice” has the meaning set forth in Section 16.6.
“Dissolution Event” has the meaning set forth in Section 14.1.
“Dissolution Event Notice” has the meaning set forth in Section 14.2(b).
“Downstream Owner” has the meaning set forth in Section 16.2(d).
“Drawstop Equity Contributions” has the meaning set forth in the Accounts Agreement.
“Drop Dead Date” means the earliest date on which an Event of Default (as defined under the Financing Documents) will occur if the Project Completion Date has not been achieved on or prior to such date in accordance with the Financing Documents.
“ECS Allocation Schedule” has the meaning set forth in the Equity Contribution Agreement.
“ECS Reduction Certificate” has the meaning set forth in the Equity Contribution Agreement.
“Eligible Indirect Transfer” has the meaning set forth in Section 12.3(l).
“Eligible Indirect Transferee” has the meaning set forth in Section 12.3(l).
“Emergency” has the meaning set forth in the Definitions Agreement.
“Emergency Funding Amount” has the meaning set forth in Section 3.10(c).
“Emergency Funding Deficit” has the meaning set forth in Section 3.10(d).
“Emergency Funding Holder” has the meaning set forth in Section 3.10(d).
“Emergency Funding Request” has the meaning set forth in Section 3.10(a).
“Emergency Non-Funding Holders” has the meaning set forth in Section 3.10(e).
“EPC CAPEX” has the meaning set forth in the Definitions Agreement.
“Equity Contribution” means, with respect to: (a) any Member (other than FI Member), each cash or (other than in connection with the funding of the Commitments) in-kind contribution to the Company (in connection with the funding of the Member’s Commitments or otherwise), including (i) any amount drawn under any Equity Credit Support provided by or on behalf of such Member, other than as a result of the failure by another Member to make an Equity Contribution to fund its Committed Amount (which, for the avoidance of doubt, results in a Defaulting Holder Loan being made by such Member), shall be deemed an Equity Contribution by such Member to the Company, (ii) any Defaulting Holder Loan made by such Member (including any Defaulting Holder Loan deemed to be made by such Member as a result of drawing under any Equity Credit Support provided by or on behalf of such Member as a result of the failure by another Member to fund its Committed Amount (or FI Committed Amount, as applicable)) but only if, and on the date that, such Defaulting Holder Loan is exchanged for Capital Units in accordance with Section 13.4(e) or Section 13.6(c) and (iii) any deemed Equity Contribution of Pre-

15

Completion Revenues allocated to such Member in accordance with Section 3.3(c); or (b) the FI Member, each cash or (other than in connection with the funding of the Commitments) in-kind contribution to the Company (in connection with the funding of the FI Member’s Commitments or otherwise), including (A) any amount drawn under any Equity Credit Support provided by any FI Member Owner, other than as a result of the failure by another Member (or FI Member Owner) to make an Equity Contribution to fund its Committed Amount or FI Committed Amount, as applicable (which, for the avoidance of doubt, results in a Defaulting Holder Loan being made by an FI Member Owner), shall be deemed an Equity Contribution by the FI Member to the Company, (B) any Defaulting Holder Loan made by the FI Member or an FI Member Owner (including any Defaulting Holder Loan deemed to be made by an FI Member Owner as a result of drawing under any Equity Credit Support provided by or on behalf of such FI Member Owner as a result of the failure by another Member (or FI Member Owner) to fund its Committed Amount (or FI Committed Amount, as applicable)) but only if, and on the date that, such Defaulting Holder Loan is exchanged for Capital Units in accordance with Section 13.4(e) or Section 13.6(c) and (C) any deemed Equity Contribution of Pre-Completion Revenues allocated to the FI Member in accordance with Section 3.3(c).
“Equity Contribution Agreement” means the Financing Document entitled “Equity Contribution Agreement” to be entered into on the date hereof in accordance with the Subscription Agreements.
“Equity Contribution Date” has the meaning set forth in the Equity Contribution Agreement.
“Equity Credit Support” has the meaning set forth in the Equity Contribution Agreement.
“Equity Credit Support Percentage” means (a) with respect to a Committed Member (other than FI Member), its respective Funding Percentage and (b) with respect to any FI Member Owner, its respective Funding Percentage.
“Equity Funding Adjustment Date” has the meaning set forth in the Equity Contribution Agreement.
“Equity-Procured Account Collateral” has the meaning set forth in Section 9.3(a).
“Escalated” has the meaning set forth in the Definitions Agreement.
“Event of Default” has the meaning set forth in Section 13.1.
“Excess Volumes” has the meaning set forth on Annex L.
“Excluded Interests” means any of the following: (a) Additional Interests issued in connection with an initial public offering, (b) Additional Interests issued in exchange for non-cash consideration in any merger, consolidation, acquisition or similar business combination by the Company or any other Company Party with a Person not an Affiliate of any Member, (c) Units issued (i) on the date of this Agreement and (ii) after the date of this Agreement pursuant to Section 3.2, (d) Additional Interests issued pursuant to any debt financing from a Debt Financier, (e) Additional Interests issued by the Company pursuant to a reorganization, recapitalization or a Registration Statement filed under the Securities Act, and (f) Additional Interests issued to a holder of Defaulting Holder Loans pursuant to Section 13.5(c) or Section 13.6(c).

16

“Executive Committee” has the meaning set forth in the Definitions Agreement.
“Exempt Fund Transaction” means: (a) with respect to the FI Member, (i) syndication of passive equity interests by any Fund that holds ownership interests in or Controls any FI Member Owner to passive investors (including through any alternative investment vehicle, coinvestment vehicle, parallel fund or feeder fund of such Fund that is an FI Member Owner or is established to hold all or a portion of the indirect interests of or in such FI Member Owner and is managed by the Fund Manager of such Fund or advised by the Fund Advisor of such Fund); or (ii) the direct or indirect Transfer of (A) limited partner or other passive investor interests in any Fund that holds ownership interests in or Controls any FI Member Owner (including any alternative investment vehicle, coinvestment vehicle, parallel fund or feeder fund of such Fund that is an FI Member Owner or is established to hold all or a portion of the indirect interests of or in such FI Member Owner that is managed by the Fund Manager of such Fund or advised by the Fund Advisor of such Fund), (B) any equity interests in the T4 Co-Invest 1 Feeder held by GIP or its Affiliates and transferred to a passive investor in connection with any syndication by MIC or (C) any equity interests in the T4 Co-Invest 2 Blocker owned by Devonshire to a coinvestment vehicle Controlled by GIP or to the T4 Co-Invest 2 Feeder; (b) with respect to any Fund Member (excluding the FI Member for so long as it is directly or indirectly owned by two or more FI Member Owners), (i) syndication of passive equity interests by the Fund that Controls such Fund Member to passive investors in such Fund (including through any alternative investment vehicle, coinvestment vehicle, parallel fund or feeder fund of such Fund that is established to hold all or a portion of the indirect interests of such Fund Member and is managed by the Fund Manager of such Fund or advised by the Fund Advisor of such Fund); or (ii) the direct or indirect Transfer of limited partner or other passive investor interests in the Fund that Controls such Fund Member (including any alternative investment vehicle, coinvestment vehicle, parallel fund or feeder fund of such Fund established to hold all or a portion of the indirect interests of such Fund Member that is managed by the Fund Manager of such Fund or advised by the Fund Advisor of such Fund); or (c) with respect to any Fund Member (excluding the FI Member for so long as it is directly or indirectly owned by two or more FI Member Owners) or FI Member Owner that is or is Controlled by a Fund, (i) the direct or indirect Transfer of Membership Interests by such Fund Member or FI Member Owner or the Fund that Controls such Fund Member or such FI Member Owner, in each case, directly or indirectly to a Continuation Fund; (ii) the direct or indirect Transfer of ownership interests in the Fund Manager or Fund Advisor of the Fund that Controls such Fund Member or such FI Member Owner (or its Affiliates that are the general partner or the managing member of such Fund or of entities directly or indirectly owned by such Fund that directly or indirectly own such Fund Manager or Fund Advisor) by individuals currently or formerly employed or engaged by such Fund Manager, Fund Advisor or any of their Affiliates to any of their respective Affiliates, other individuals currently or formerly employed or engaged by such Fund Manager, Fund Advisor or any of their Affiliates, or any passive investors that will indirectly invest in such Fund Manager, Fund Advisor or any of their respective Affiliates; (iii) any direct or indirect contribution, exchange, assignment or Transfer (or similar transaction) that results in any alternative investment vehicle, coinvestment vehicle, parallel fund or feeder fund of the Fund established to hold all or a portion of the indirect interests of such Fund Member or FI Member Owner that is managed by the Fund Manager of such Fund or advised by the Fund Advisor of such Fund (or any of their respective Affiliates) receiving Membership Interests in the Company that are held by such Fund Member or FI Member Owner or (iv) the resignation or removal and replacement of the Fund Manager or Fund Advisor of such Fund (other than where the Fair Market Value of the Membership Interests or Units are equal to more than 33.0% of (x) the net asset value of such Fund and all other Funds from which the Fund Manager or Fund Advisor is resigning, being removed, or being replaced plus (y) the then-available undrawn commitments of such Fund and all other Funds from which the Fund Manager or Fund Advisor is resigning, being removed, or being replaced) or any change in the power directly or indirectly to direct or cause the direction of management and policy of such Fund (other

17

than in connection with the occurrence of any event that results in the Ultimate Parent of such Fund or the Fund Manager or Fund Advisor of such Fund (as applicable) being Controlled by a Person that was not an Affiliate of such Fund immediately prior to the relevant transaction causing such change); provided, that for the avoidance of doubt, the foregoing clause (c) shall not include (A) any direct Transfer of Membership Interests by a Member (other than to a Continuation Fund), (B) the direct Transfer of limited partnership interests in the FI Member, T4 Co-Invest 2 Feeder or T4 Co-Invest 1 Feeder to a Person who is not an Affiliate of a limited partner of the FI Member, T4 Co-Invest 2 Feeder or T4 Co-Invest 1 Feeder, or (C) the direct Transfer of limited liability company interests in the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker to a Person who is not an Affiliate of a member of the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker (excluding, for the elimination of doubt, a Transfer provided in subpart (b) of the definition of the definition of “Exempt Transaction”). The term “Transfer”, as used in this definition only, shall be interpreted in a manner that disregards the last sentence in the definition thereof.
“Exempt Transaction” means (a) any Exempt Fund Transaction; (b) the granting or pledging by any Member, FI Member Owner, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker or any parent entity (including the Ultimate Parent) of such Member, FI Member Owner, or any of their respective Affiliates, to a Debt Financier of a security interest, mortgage, lien, pledge, charge, right to acquire (prior to the acquisition thereof), or other encumbrance on, (i) the Units, Membership Interests, Member Loans or any other direct or indirect equity interests, or the rights or obligations associated therewith, of such Member, FI Member Owner, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker or any of their respective Affiliates or (ii) any equity interests, or the rights or obligations associated therewith, of such Member’s, FI Member Owner’s or Affiliate’s Ultimate Parent (whether directly or indirectly), including in each case to Debt Financiers through customary “back-leveraging”; provided that, solely prior to the Cash Contribution End Date, this clause (b) shall exclude the granting by any Member of a security interest, mortgage, lien, pledge, charge or other encumbrance on the Units, Membership Interests, Member Loans or any other direct equity interests in the Company, or the rights or obligations associated therewith, of such Member; (c) the direct or indirect sale, assignment, conveyance, transfer or any other alienation of, including any pledge or grant of any security interest in publicly traded securities of a parent entity (including the Ultimate Parent) of any Member or FI Member Owner; (d) bona fide transfers of the publicly traded shares of any Person (including any Member or FI Member Owner) listed on the New York Stock Exchange, NASDAQ, London Stock Exchange or comparable United States or foreign securities exchange or quoted on an over-the-counter market, including any such transactions involving an initial, “follow on” or secondary public offering to the extent that no single Person obtains more than 50.0% of such shares; or (e) for a period of 18 months following the date of this Agreement, the direct or indirect Transfer of Membership Interests in the Company by the FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker, T4 Co-Invest 1 Feeder, any FI Member Owner or any of their respective Affiliates to any FI Member Owner or its Affiliates in connection with the restructuring transactions to be effected pursuant to (i) the syndication of indirect Membership Interests in the Company by GIP (including, for the avoidance of doubt, any Transfer of equity interests in the FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker or T4 Co-Invest 1 Feeder in connection therewith) or (ii) the restructuring of the indirect Membership Interests in the Company to be held through any Affiliate of GIP; provided, that the foregoing clause (e) shall not result in (A) a transaction that but for this clause (e) would constitute a Governance ROFO Transaction or an Opt-Out ROFO Transaction that would otherwise be subject to Section 12.3 to be permitted without compliance with such section, (B) any change in Devonshire and any of its Affiliates’ aggregate indirect ownership of Membership Interests in the Company (as measured in accordance with Section 4.4(b)) or ability to cause such Membership Interests to be voted (through its indirect equity interests in the FI Member) to change or (C) any change in MIC and any of its Affiliates’ aggregate indirect ownership of

18

Membership Interests in the Company (as measured in accordance with Section 4.4(b)) or ability to cause such Membership Interests to be voted (through its indirect equity interests in the FI Member) to change.
“Exempt Transferee” means any Person that acquires an indirect interest in the Company in accordance with an Exempt Transaction.
“Expanded Governance Rights” means, with respect to any Person (or group of Persons) (the “EGR Persons”), (a) the binding contractual or legal right of such EGR Person to unilaterally (or such group of EGR Persons to collectively) appoint or nominate and have appointed a Manager, Alternate Manager, Board Observer, committee member or Delegate (in each case, without limiting the right of any Member or FI Member Owner to appoint Persons (including Persons that are directors, officers, employees, representatives, or agents of such EGR Persons) to such positions in such Member’s or FI Member Owner’s sole discretion), (b) a binding contractual or legal right of such EGR Person (or group of EGR Persons) that requires any such EGR Person to be in attendance at any meeting of the Board, any meeting of any committee of the Board established in accordance with Section 7.7, or any meeting of the Executive Committee or meeting of the Members if (and only if) a Person (or group of Persons) required to attend any such meeting hereunder or under the Coordinated Governance Procedures for purposes of establishing a quorum have agreed not to attend any such meeting absent the presence of such EGR Person or its representative, (c) the binding contractual or legal right of such EGR Person to unilaterally (or such group of EGR Persons to collectively) block the passage of any Qualified Majority Matter, Supermajority Matter or Unanimous Matter as a result of such EGR Person (or group of EGR Persons) voting against such Qualified Majority Matter, Supermajority Matter or Unanimous Matter, (d) the binding contractual or legal right of such EGR Person to unilaterally (or such group of EGR Persons to collectively) block the passage of any matter that is reserved for the approval of the Managers pursuant to Section 7.2(a), (e) the binding contractual or legal right of such EGR Person to unilaterally (or such group of EGR Persons to collectively) vote on or consent to any matter requiring the consent or approval of any Members or FI Member Owner that holds a specified minimum Voting Percentage or Class B Voting Percentage under Section 16.2(a), (f) the binding contractual or legal right of such EGR Person to unilaterally (or such group of EGR Persons to collectively) vote on or consent to any matter requiring the consent or approval of a Substantial Member, or (g) the right of such EGR Person to unilaterally (or such group of EGR Persons to collectively) vote on or consent to any matter requiring the approval of a Founding Member or a Founding FI Member Owner, in the case of each of the foregoing clauses (a) through (f) (but excluding clause (g)), to the extent that such EGR Person (or group of EGR Persons) would not have such foregoing rights in accordance with the terms of this Agreement if such EGR Person (or group of EGR Persons) were a Member (or Members) or FI Member Owner (or FI Member Owners) directly or indirectly holding the same number and type of Voting Units in the Company as such EGR Person (or group of EGR Persons collectively) will own in the aggregate on a look-through basis immediately following the consummation of the proposed indirect Transfer of Membership Interests by a Member or FI Member Owner. For the elimination of doubt, Expanded Governance Rights will include the foregoing if any Person may obtain the foregoing rights after the consummation of the proposed indirect Transfer by acquiring additional interests or converting its interests in the relevant entity (and even with such increased ownership interests or conversion of interests, such Person would not have the foregoing rights in accordance with the terms of this Agreement if such EGR Person were a Member or FI Member Owner directly or indirectly holding the same number and type of Voting Units in the Company).
“Extraordinary Lien” means a Lien that is not (a) incurred under or in respect of the Financing Documents, (b) entered into in the ordinary course of business, (c) permitted by or entered into

19

in accordance with the RG Facility Agreements or the T4 CASA, or (d) a Permitted Lien (as defined in the Financing Documents in effect on the date hereof).
“Facility Committee” has the meaning set forth in the Definitions Agreement.
“Facility Subsidiary Documents” has the meaning set forth in the Definitions Agreement.
“Fair Market Value” means, as of any determination time, (a) with respect to the Company as a whole, the cash price in an arms-length transaction in which a willing seller under no compulsion to sell would sell, and a willing buyer under no compulsion to purchase would purchase, 100% of the Membership Interests in the Company (subject to all indebtedness, liabilities and other obligations of the Controlled Company Parties outstanding at such time), (b) with respect any Membership Interest, the product of (i) the Fair Market Value of the Company at such time, determined in accordance with clause (a) above multiplied by (ii) the Capital Percentage represented by the Capital Units being valued, and (c) with respect to any other asset, contract, property or security, the cash price in an arms-length transaction in which a willing seller under no compulsion to sell would sell, and a willing buyer under no compulsion to purchase would purchase, such asset, contract, property or security.
“FERC” has the meaning set forth in the Definitions Agreement.
“FERC Authorization” has the meaning set forth in the Definitions Agreement.
“FERC Remand” means the remand to FERC of the FERC Authorization by the U.S. Court of Appeals for the District of Columbia Circuit pursuant to the August 2024 opinion of U.S. Court of Appeals for the District of Columbia Circuit, as modified on rehearing in March 2025.
“FERC Remand Condition” means the issuance by FERC of the FERC Remand Order and such FERC Remand Order being final and non-appealable to FERC (which shall be deemed to occur upon the earliest of (a) expiration of the rehearing period for the FERC Remand Order without any requests for rehearing being filed, (b) denial of rehearing of the FERC Remand Order by operation of law (with respect to any rehearing request that may have been filed), and (c) the issuance of an order denying rehearing of the FERC Remand Order on substantive grounds (with respect to any rehearing request that may have been filed)).
“FERC Remand Order” means an order by FERC maintaining its Section 3 authorization of the Rio Grande Facility following its preparation of the supplemental environmental impact statement in Docket Nos. CP16-454, CP16-455, and CP20-481 to address the issues identified by the August 2024 opinion of U.S. Court of Appeals for the District of Columbia Circuit, as modified on rehearing in March 2025.
“FI Committed Amount” means, with respect to each FI Member Owner, the total amount of Equity Contributions such FI Member Owner has committed to contribute indirectly (through its direct or indirect ownership of the FI Member) to the Company in cash and reflected on Annex B set forth opposite such FI Member Owner’s name under the heading “FI Committed Amount”, on the terms and subject to the conditions of this Agreement (including Section 3.1 and Section 3.2).
“FI Member” means GIP V Velocity Aggregator T4, L.P., a limited partnership organized under the laws of Delaware.
“FI Member Owner’s Cap” has the meaning set forth in Section 16.18(a).

20

“FI Member Owner Binding Provisions” means the proviso to Section 2.12(j), Sections 3.10(f), 3.11, 4.5, 11.2, 11.3, 11.4, 11.6, 12.1, 12.2, 12.3, 12.5 and 12.6 and Articles XIII, XV and XVI (including, for the avoidance of doubt, Section 16.18 in respect of the guarantee of the obligations under Section 3.2(b)).
“FI Member Owners” means each of (and collectively, as applicable) GIP, Devonshire, and MIC and their respective successors and permitted transferees and assigns, in each case, for so long as such Person holds (directly or indirectly through the T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker or otherwise) limited partnership interests of the FI Member.
“FI Member Subscription Agreement” means that certain Subscription Agreement, dated as of August 7, 2025, by and among the FI Member, the Company, Sponsor, NextDecade Member and, solely for the purposes specified therein, the FI Member Owners and NextDecade Parent.
“FI Organizational Documents” means, collectively, (a) the organizational documents of the FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker and T4 Co-Invest 1 Feeder, and (b) the organizational documents of any Qualifying Affiliate.
“FI Ownership Percentage” has the meaning set forth in Section 4.5(a).
“FI Remaining Committed Amount” means, at the time of determination, with respect to any FI Member Owner, such FI Member Owner’s FI Committed Amount, less all cash Equity Contributions (including, for the avoidance of doubt, any deemed Equity Contribution of Pre-Completion Revenues by the FI Member that is allocated to such FI Member Owner in accordance with Section 3.3(c)) and Defaulting Holder Loans made indirectly by such FI Member Owner or under the Equity Credit Support provided or caused to be provided by such FI Member Owner, or deemed made indirectly in accordance with the terms of this Agreement, by such FI Member Owner prior to such time; provided, that (a) any deemed Equity Contribution made pursuant to Section 13.3(c) at any time prior to repayment of the relevant Defaulting Holder Loan shall not reduce the FI Remaining Committed Amount of such FI Member Owner and (b) with respect to any Defaulting Holder Loan, if the Payment Defaulting Holder that received or was deemed to receive such Defaulting Holder Loan timely repays the amount of such Defaulting Holder Loan in accordance with Section 13.3, then the FI Remaining Committed amount of such FI Member Owner shall be increased by the principal amount of such repayment and the Remaining Committed amount or FI Remaining Committed Amount, as applicable, of such Payment Defaulting Holder shall be decreased by the amount of such repayment.
“Filing Transaction” has the meaning set forth in Section 15.4(b).
“FIMO Guaranteed Obligations” has the meaning set forth in Section 16.18(a).
“FIMO Supplemental Coverage Amount” means, with respect to each FI Member Owner that has posted a Fund Guaranty, as of any given Equity Contribution Date, the Supplemental Coverage Amount required from Holdings with respect to such Fund Guaranty as of such Equity Contribution Date in accordance with Section 2.2(b) of the Equity Contribution Agreement.
“Final Qualified Upstairs Vehicle Organizational Documents” has the meaning set forth in Section 12.3(i).

21

“Financial Institution” means a bank, financial institution, private debt fund, or other entity that is regularly engaged in or established for the purpose of making, purchasing, or investing in loans, securities, or other debt or debt-like financial assets.
“Financing Documents” means the loan agreements, indentures, notes and related security documents, and the other instruments and agreements related thereto, to be entered into on the date hereof and any other financing documents entered into by any Controlled Company Party in connection with the incurrence of indebtedness for borrowed money.
“Fiscal Quarter” has the meaning set forth in Section 2.10.
“Fiscal Year” has the meaning set forth in Section 2.10.
“Five-Year Business Plan” means the rolling five-year business plan of the Company and its subsidiaries (excluding the RG Facility Subsidiaries except to the extent of the Company’s and its subsidiaries’ interest therein as reflected by the Annual Facility Plan), as approved or otherwise in effect as provided in Section 8.2(c).
“Flip Event” means (a) the receipt by FI Member of that portion of the final distribution to be made in accordance with Section 6.1(c) (as determined in accordance with Section 6.2(b)) or that portion of the redemption to be made in accordance with Section 6.5(a) (as determined in accordance with Section 6.5(b)) (in each case, in respect of its Class B-1 Units) that, when taken together with all distributions and redemptions previously received by the FI Member (in each case, in respect of its Class B-1 Units), results in the FI Member achieving the Specified IRR or (b) receipt by the Company of a written notice duly executed by the NextDecade Member and the FI Member stipulating that the Flip Event has otherwise occurred; provided, that the NextDecade Member and the FI Member shall not provide such notice unless they have both first given the TTE Member at least thirty days’ advance written notice specifying the date that the stipulated Flip Event will occur.
“Flipped-Up Owner” has the meaning set forth in Section 16.2(d).
“Force Majeure” has the meaning set forth in the Definitions Agreement.
“Forced Disposition Provisions” means provisions legally binding on a Passive Investor or the application of Government Rules or that result from the absence of blocking rights whereby such Passive Investor may be required or compelled to Transfer its direct or indirect Membership Interests in a transaction that involves the Change in Control of the relevant Member or FI Member Owner, including, the ability of the Ultimate Parent of the relevant Member or FI Member Owner to (a) Transfer direct or indirect interests of an entity that is a direct or indirect subsidiary of the entity through which such Passive Investor holds its indirect interest in the Company without the consent of the Passive Investor, (b) effect a merger of the entity through which such Passive Investor holds its indirect interest in the Company without the consent of the Passive Investor in a transaction where such entity is not the surviving entity (commonly referred to as a “reverse triangular merger”), or (c) drag such Passive Investor into a sale by such Ultimate Parent (directly or indirectly) of the entity through which such Passive Investor holds its indirect interest in the Company without the consent of the Passive Investor.
“Founding FI Member Owner” means any FI Member Owner indirectly holding (as determined pursuant to Section 4.4) Class B-2 Units equal to at least [***]% of the Class B-2 Units that such FI Member Owner indirectly held as of the date of this Agreement, without duplication of any Class B-2 Units held by any other FI Member Owner.

22

“Founding Member” means (a) any Member holding at least [***]% of the Voting Units that such Member directly held as of the date of this Agreement (it being acknowledged and agreed that any Member that exchanges a Class B-1 Unit issued as of the date of this Agreement for a Class B-3 Unit shall be deemed to continue to hold the same Voting Unit), and (b) the FI Member, for so long as (i) the FI Member is directly or indirectly owned by at least two FI Member Owners and (ii) at least one of the FI Member Owners is a Founding FI Member Owner.
“FPAA” has the meaning set forth in Section 5.8(f).
“Fraud” means intentional and knowing common law fraud under Delaware law. “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment, or any torts (including fraud) or other claim based on negligence or recklessness (including based on constructive knowledge or negligent misrepresentation).
“Fund” means any limited partnership, general partnership, share trust, investment trust, sovereign wealth fund, investment company, or other collective investment scheme, pension fund, insurance company, or any corporate body or other entity or fund or separate managed account (including, in each case, any alternative investment vehicle, coinvestment vehicle, parallel fund or feeder fund thereof or related thereto), in each case, that is primarily engaged in the business of investing third-party capital by a Fund Manager or a Fund Advisor or, in the case of a sovereign wealth fund, pension fund or insurance company, capital by a Fund Manager or a Fund Advisor. For the elimination of doubt, entities managed for purposes of investment of capital by Mubadala Investment Company PJSC or any of its Controlled Affiliates or by GIC Private Limited or any of its Controlled Affiliates (including GIC Private Limited itself) shall constitute a “Fund” for all purposes under this Agreement.
“Fund Advisor” means, with respect to any Fund that does not have a Fund Manager, the primary or principal entity that provides investment advice to such Fund and, in the case of any such Fund that is not a sovereign wealth fund, pension fund or insurance company, in consideration of advisory fees, carried interests, and other similar third-party compensation.
“Fund Guaranty” has the meaning set forth in the Equity Contribution Agreement.
“Fund Manager” means, with respect to any Fund, any general partner, trustee, responsible entity, manager or other entity performing a similar function with respect to such Fund and, in the case of any such Fund that is not a sovereign wealth fund, pension fund or insurance company, in consideration of management fees, carried interests, and other similar third-party compensation. For the elimination of doubt, each of (a) Mubadala Investment Company PJSC or any of its Controlled Affiliates or (b) GIC Private Limited or any of its Controlled Affiliates, shall constitute a “Fund Manager” for all purposes under this Agreement in respect of their respective Funds.
“Fund Member” means any Member that is, or is Controlled by, a Fund.
“Funding Percentage” means:
(a)    prior to the time at which the Aggregate Accelerated Funding Amount has been funded to the T4 Liquefaction Owner and the balance on deposit in the Accelerated Cash Collateral Account is $0.00, (i) with respect to any Committed Member (other than the NextDecade Member), 0%, (ii) with respect to any FI Member Owner (for the benefit of the FI Member), 0% and (iii) with respect to the NextDecade Member, 100%;

23

(b)    on or after the time at which the Aggregate Accelerated Funding Amount has been funded to the T4 Liquefaction Owner and the balance on deposit in the Accelerated Cash Collateral Account is $0.00, but prior to the date on which Rebalancing has been achieved, (i) with respect to any Committed Member (other than the NextDecade Member), its Class B Funding Percentage at such time, (ii) with respect to any FI Member Owner (for the benefit of the FI Member), its Base Funding Percentage at such time multiplied by the Class B Funding Percentage of the FI Member at such time, and (iii) with respect to NextDecade Member, 0%; and
(c)    on or after the time at which the Rebalancing has been achieved, (i) with respect to any Committed Member, its Base Funding Percentage at such time and (ii) with respect to any FI Member Owner (for the benefit of the FI Member), its Base Funding Percentage at such time multiplied by the Base Funding Percentage of the FI Member at such time.
“GAAP” means the generally accepted accounting principles in effect from time to time in the U.S. and that, in the case of the Company and its subsidiaries, are applied for all periods after the date of this Agreement in a consistent manner.
“Gas” has the meaning set forth in the Definitions Agreement.
“GIP” means, GIP V Velocity Acquisition Partners T4, L.P., a limited partnership organized under the laws of the State of Delaware, and GIM Participation Velocity, L.P., a limited partnership organized under the laws of the State of Delaware.
“GIP Holdings” has the meaning set forth in Section 12.3(l).
“Governance Documents” means this Agreement, the Holdings LLCA, the T4 LLCA, the Facility Subsidiary Documents, any side letter entered into by any Company Party and any Member or FI Member Owner on or after the date hereof, and any other corporate organizational documents of the Company Parties.
“Governance ROFO Transaction” means any indirect Transfer of any Membership Interests in the Company that, upon the completion of such Transfer and admission of the relevant transferee would result in such Person being granted or being entitled to exercise any Expanded Governance Rights (it being understood that any Governance ROFO Transaction shall be effected through the direct Transfer of an equity interest in a Qualified Upstairs Vehicle to a QUV Transferee).
“Government Rule” has the meaning set forth in the Definitions Agreement.
“Governmental Authority” has the meaning set forth in the Definitions Agreement.
“Holdings” has the meaning set forth in the Recitals.
“Holdings LLCA” means the limited liability company agreement of Holdings.
“Home Country” means, with respect to any Member or FI Member Owner, the nation state (as recognized by the United Nations and excluding for the avoidance of doubt any supra-national entity) of the Ultimate Parent of such Member or FI Member Owner or, if such Member is a Fund Member, the Fund Manager or Fund Advisor of the Fund that is or directly or indirectly owns such Fund Member.

24

“HSR Act” means the Hart Scott-Rodino Antitrust Improvements Act of 1976.
“HSSE Policies” has the meaning set forth in the Definitions Agreement.
“ICC” has the meaning set forth in Section 16.6.
“Initial Monthly JVCo Contribution Request” has the meaning set forth in Section 3.2(c).
“InsuranceCo” means Rio Grande LNG InsuranceCo, LLC, a limited liability company organized under the laws of the State of Delaware.
“Interested Holder” means any Member (other than FI Member for so long as it is directly or indirectly owned by two or more FI Member Owners) or FI Member Owner that is proposed to enter into any Related Party Transaction.
“Interested Manager” means any Manager that is proposed to enter into any Related Party Transaction or that is appointed by any Member or, in the case of the FI Member Owner, by the FI Member at the direction of such FI Member Owner (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) that is proposed to enter into any Related Party Transaction. Notwithstanding the foregoing, in the event that (a) a Manager is a “Interested Manager” for purposes hereof based on the actions of any Affiliate of any FI Member Owner and (b) any other Manager appointed by the FI Member is not a director, officer, employee, or other representative of any such Affiliate of such FI Member Owner (each such other Manager contemplated in this clause (b), an “Exempt Manager”), then such Exempt Manager shall not be an “Interested Manager” with respect to such Related Party Transaction.
“International Human Rights Standards” means all standards set out in the following: (a) the Universal Declaration on Human Rights; (b) the United Nations Guiding Principles on Business and Human Rights (UNGP); (c) the Voluntary Principles on Security and Human Rights; and (d) the International Labour Organization’s Core Conventions Relating to Equal Remuneration, Minimum Age and Worst Forms of Child Labour, and Discrimination.
“JVCo Contribution Date” means the date set forth in the relevant JVCo Contribution Request.
“JVCo Contribution Request” has the meaning set forth in Section 3.2(c).
“Land Agreements” has the meaning set forth in the Definitions Agreement.
“LandCo” means Rio Grande LNG LandCo, LLC, a limited liability company organized under the laws of the State of Delaware.
“Lien” has the meaning set forth in the Definitions Agreement.
“Liquefaction Owner” has the meaning set forth in the Definitions Agreement.
“LNG” has the meaning set forth in the Definitions Agreement.
“LNG Marketing Agreement” has the meaning set forth in the Definitions Agreement.

25

“LNG Sales Agreement” has the meaning set forth in the LNG Marketing Agreement.
“Manager” has the meaning set forth in Section 7.1(a).
“Mandatory Critical Funding Issue” means any Deadlock with respect to the decision to request that the Members make additional Equity Contributions pursuant to Section 3.5 that, if not resolved within five Business Days, would cause either (a) a Default or Event of Default to occur and be continuing under (and as defined in) the Financing Documents or (b) T4 Liquefaction Owner to become a Defaulting Owner under (and as defined in) the CFAA.
“Material Breach Critical Funding Issue” means any Deadlock with respect to the decision to request that the Members make additional Equity Contributions pursuant to Section 3.5 that, if not resolved within five Business Days, would result in a material breach of a material agreement other than the Financing Documents or the CFAA (but including, for the elimination of doubt, all of the RG Facility Agreements other than the CFAA).
“Material T4 EPC Contract Amendment” means [***].
“Member Loan” has the meaning set forth in Section 3.6(a).
“Member Nonrecourse Debt” has the meaning ascribed to partner nonrecourse debt in Regulations Section 1.704-2(b)(4).
“Members” means each Person that directly holds Units pursuant to the terms and subject to the conditions herein.
“Membership Interest” has the meaning set forth in Section 4.1(a).
“MIC” means MIC TI Holding Company 2 RSC Limited, an ADGM Restricted Scope Company.
“Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Regulations Section 1.704-2(i)(3), (4), and (5).
“Natural Gas Act” means the Natural Gas Act of 1938.
“Net Income” and “Net Loss” mean, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other taxable period, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments (without duplication):
(a)    any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

26

(c)    in the event the Book Value of any Company asset is adjusted pursuant to clause (b), (c) or (d) of the definition of such term, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;
(d)    if the Book Value of any Company asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a sale or other disposition of such asset shall be calculated with reference to such Book Value;
(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period; and
(f)    notwithstanding any other provision of this definition, any items which are allocated under Section 5.3 shall not be taken into account in the computation of “Net Income” or “Net Loss.”
The amount of such Company items of income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3 shall be determined by applying rules analogous to those set forth in clauses (a) through (e) above.
“New Debt Security” means any securities of any Controlled Company Party other than (a) the Units, (b) any security constituting a New Equity Security, or (c) any security evidencing indebtedness of any Controlled Company Party or any such security that is issued to a Financial Institution (including, for the elimination of doubt, all indebtedness of T4 Liquefaction Owner that is subject to the Common Terms Agreement and any indebtedness-for-borrowed money incurred by T4 Liquefaction Owner in accordance therewith or by any other Controlled Company Party upon the approval of the Board in accordance herewith).
“New Equity Security” means any Additional Interests, any equity securities of any Controlled Company Party (other than the RG Facility Subsidiaries) and any security of any Controlled Company Party (other than the RG Facility Subsidiaries) that may be exchanged for or converted into equity securities of such Controlled Company Party.
“NextDecade Controlled Votes” means any votes of Delegates that the NextDecade Member (or any of its Affiliates) have the right, directly or indirectly, to Control (as a Liquefaction Owner, as a direct or indirect owner of a Liquefaction Owner or any other Represented Party, or otherwise), excluding, for the avoidance of doubt, any votes of Delegates that any other Member (or any of their respective Affiliates) have the right, directly or indirectly, to Control.
“NextDecade Member” means Rio Grande LNG Phase 2 Intermediate Super Holdings, LLC, a Delaware limited liability company, for so long as such Person holds Membership Interests.
“NextDecade Parent” means NextDecade Corporation, a corporation organized under the laws of the State of Delaware.
“NextDecade Subscription Agreement” means that certain Subscription Agreement, dated as of August 7, 2025, by and among the NextDecade Member, the Sponsor, and the Company.

27

“Non-Defaulting FI Member Owner” means each Non-Defaulting Holder that is an FI Member Owner.
“Non-Defaulting Holder” has the meaning set forth in Section 13.3(a).
“Non-Strategic Class B Manager” means each Class B Manager that is not a Strategic Class B Manager.
“Non-Transferring Holders” has the meaning set forth in Section 12.3(a).
“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).
“O&M Costs” has the meaning set forth in the Definitions Agreement.
“OFAC” means Office of Foreign Assets Control of the U.S. Department of the Treasury.
“OFAC Laws” means any laws, regulations and executive orders relating to the economic sanctions program administered by OFAC, including International Emergency Economic Powers Act, 50 U.S.C. section 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 50 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specifically Designated Nationals” and “Blocked Persons” maintained by OFAC.
“Officers” has the meaning set forth in Section 7.8.
“Offtake Conflict” means, with respect to any Strategic Owner, any discussion or approval that relates to the pricing and contracting of Excess Volumes that will be made available or marketed by the Company or its subsidiaries, regardless of whether such Strategic Owner or its Affiliates is considering acquiring such Excess Volumes, or the potential execution of any LNG offtake contract with such Strategic Owner or its Affiliates.
“Operating Costs” has the meaning set forth in the Definitions Agreement.
“Operating Credits” has the meaning set forth in the Definitions Agreement.
“Operator” has the meaning set forth in the Definitions Agreement.
“Opt-Out ROFO Transaction” means an indirect Transfer of Membership Interests by a Member or FI Member Owner pursuant to which the third-party transferee will not agree to be legally bound by an Upstairs ROFO.
“Original LLCA” has the meaning set forth in the Recitals.
“Other Business” has the meaning set forth in Section 2.11(c).
“Owners’ Costs” has the meaning set forth in the Definitions Agreement.

28

“P1 Liquefaction Owner” means Rio Grande LNG, LLC, a limited liability company organized under the laws of the State of Texas and owner of the first, second and third natural gas liquefaction trains of the Rio Grande Facility.
“Participation Undersubscription Amount” has the meaning set forth in Section 3.8(e).
“Partnership Audit Payments” has the meaning set forth in Section 5.8(g).
“Passive Investor” means (a)(i) any Person that is eligible to be an Exempt Transferee or (ii) any other Person who holds passive ownership interests in any Fund that holds directly or indirectly equity interests in or Controls any Member or FI Member Owner and (b) is subject to a Forced Disposition Provision.
“Payment Default” has the meaning set forth in Section 13.3(a).
“Payment Default Notice” has the meaning set forth in Section 13.3(a).
“Payment Defaulting Holder” has the meaning set forth in Section 13.3(a).
“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution or any other entity or government, political subdivision, agency or instrumentality of any government.
“Project Excess Volumes” means Excess Volumes produced from the Train 4 Project.
“Pre-Completion Revenues” means all cash flows, revenues and other amounts received by the Controlled Company Parties prior to the Project Completion Date pursuant to any Customer Agreement.
“Preemptive End Date” has the meaning set forth in Section 3.8(f).
“Preemptive Exercise Deadline” has the meaning set forth in Section 3.8(d).
“Preemptive Exercise Notice” has the meaning set forth in Section 3.8(d).
“Preemptive Right” has the meaning set forth in Section 3.8(a).
“Prohibited Person” means any Person that: (a) is a Competitor, (b) is (or whose Affiliates are) in any material litigation with any Company Party or (so long as any of the Administrator, Coordinator, and Operator is an Affiliate of the Class A Member) the Class A Member or any of its Affiliates, other than (i) to the extent consented to by the Class A Member, (ii) litigation by a Class B Member against the Class A Member or its Affiliates in respect of the Subscription Agreement entered into by such Class B Member or any side letter entered into by the Class A Member and such Class B Member (or any of their respective Affiliates) on or after the date hereof, or (iii) litigation by a party to any Project Document against any Appointed Person, the T4 CASA Advisor or their respective Affiliates in respect of such Project Document or (c) is a Sanctioned Person.
“Project Completion Date” has the meaning set forth in the Common Terms Agreement.

29

“Project Director” has the meaning set forth in the T4 CASA.
“Project Document” means each agreement (other than the Financing Documents and the Governance Documents) entered into or acceded to by the Controlled Company Subsidiaries relating to the Train 4 Project, including: (a) the T4 EPC Contracts and the related affiliate guarantees thereof; (b) the Customer Agreements; (c) the RG Facility Agreements; (d) the Time Charters; (e) the T4 CASA; (f) the Land Agreements; (g) the Capacity Contracting Agreement; and (h) any agreement in substitution or replacement for any of the foregoing agreements.
“Project Management Team” has the meaning set forth in the T4 CASA.
“PUA Members” has the meaning set forth in Section 3.8(e).
“Public Official” means (a) an elected or appointed official, (b) any Person employed or used as an agent of any Governmental Authority or any company in which a Governmental Authority owns, directly or indirectly, a majority or other Controlling interest (other than, with respect to Devonshire and MIC, Persons employed by their respective Ultimate Parent or its Affiliates), (c) an official of a political party, (d) a candidate for public office, or (e) any official, employee or agent of any public international organization.
“Push-Out Election” has the meaning set forth in Section 5.8(f).
“Qualified Capital Costs” has the meaning set forth in the Definitions Agreement.
“Qualified Direct Costs” has the meaning set forth in the Definitions Agreement.
“Qualified Exempt Upstairs Vehicle” means a Qualified Upstairs Vehicle that (a) contains an Upstairs ROFO (other than with respect to any equity interests in such Qualified Upstairs Vehicle acquired through the declination by the Members and FI Member Owners in an Opt-Out ROFO Transaction) and (b) does not provide any equityholder in such vehicle with Expanded Governance Rights (other than Expanded Governance Rights acquired through the declination by the Members and FI Member Owners in a Governance ROFO Transaction). The Ultimate Parent of the FI Member Owner that is or Controls or is under common Control with such Qualified Exempt Upstairs Vehicle may Control the voting of such FI Member Owner pursuant hereto. For the avoidance of doubt, a Qualified Exempt Upstairs Vehicle shall be permitted to undertake Exempt Transactions and have Passive Investors and still be considered a Qualified Exempt Upstairs Vehicle.
“Qualified Majority Matters” means each of the matters set forth on Annex E.
“Qualified Upstairs Vehicle” means an entity established by an indirect owner of a Member or an FI Member Owner to indirectly own Membership Interests, (a) that is not owned by any Prohibited Persons, (b) that owns its Membership Interests in the Company directly or indirectly through Wholly-Owned Affiliates or Qualifying Affiliates (and, with respect to an FI Member Owner, T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker, T4 Co-Invest 2 Blocker or T4 Co-Invest 2 Feeder (or such other entity formed directly or indirectly by any FI Member Owner as a subsidiary to indirectly own Membership Interests in the Company) (as applicable)), (c) that has no material assets other than (i) its indirect Membership Interests and Member Loans (if applicable), (ii) cash and (iii) its interests in the Wholly-Owned Affiliates or Qualifying Affiliates (and, with respect to an FI Member Owner, T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker, T4 Co-Invest 2 Feeder or T4 Co-Invest 2 Blocker (or such other entity formed directly or indirectly by any FI Member Owner as a subsidiary to indirectly own

30

Membership Interests in the Company) (as applicable)) described in the foregoing clause (b), (d) that will conduct its affairs in a manner that satisfies Section 7.9(c) (other than requiring standalone financial statements, including balance sheets), (d), (e), (f), (h), (i), (k) (except in connection with effecting any holdco, back-leverage or other financing incurred by such entity or its subsidiaries in connection with such entity’s indirect investment in the Company), (m), (o), (p) and (q) (in each case, as modified for the applicable entity), (e) with the purpose of, and the nature of the business to be conducted and promoted by such entity is: (i) indirectly owning and holding Membership Interests in the Company and (ii) engaging in any activities necessary or incidental to the foregoing, (f) that does not have any employees (provided, that it may have directors, managers and officers), and (g) is classified as a partnership or a disregarded entity for U.S. federal income tax purposes. For the avoidance of doubt, a Qualified Upstairs Vehicle shall be permitted to undertake Exempt Transactions and have Passive Investors and still be considered a Qualified Upstairs Vehicle.
“Qualifying Affiliate” means, with respect to any Member or FI Member Owner, (a) any Wholly-Owned Affiliate of such Member or FI Member Owner, (b) any Qualified Upstairs Vehicle of such Member or FI Member Owner or (c) any other Affiliate of such Member or FI Member Owner to the extent that any equity interests held by Persons that are not Wholly-Owned Affiliates of the Ultimate Parent of such Affiliate are subject to one or more Forced Disposition Provisions.
“QUV Transferee” means any Person that obtains an interest in a Qualified Upstairs Vehicle.
“Rebalancing” means the first time after Closing on which each Committed Member has made Equity Contributions that cause (a) the aggregate Equity Contributions of such Committed Member divided by (b) the aggregate Equity Contributions of all Committed Members, to equal its Capital Percentage.
“Registration Statement” means any registration statement which covers any Units, and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein.
“Regulations” means the “Treasury Regulations,” including “Temporary Regulations,” promulgated under the Code.
“Regulatory Allocations” has the meaning set forth in Section 5.3(h).
“Regulatory Approval” has the meaning set forth in Section 15.4(b)(i).
“Related Party Excluded Transaction” means any: (a) agreement or transaction between or among the Members or FI Member Owners to which any Company Party is not a party and does not obligate or otherwise impose additional liability on a Company Party; (b) exercise of rights by any Member or FI Member Owner under this Agreement, the Subscription Agreements or any side letter entered into between NextDecade Member or its Affiliates with any Member or FI Member Owner in connection herewith or therewith; (c) modification or amendment to this Agreement in accordance herewith; and (d) agreement or transaction between any Company Party, on one hand, and any Related Person of a Member or FI Member Owner that is a direct or indirect portfolio company of, in the case of a Member (other than the FI Member), such Member’s Ultimate Parent or, in the case of an FI Member Owner, the Funds advised or managed by the Ultimate Parent of such FI Member Owner or any of its Affiliates, to the extent such agreement or transaction is on arms’-length terms.

31

“Related Party Transaction” means (a) any transaction or agreement between any Company Party, on one hand, and any Member, FI Member Owner or any of their respective Related Persons, on the other hand and (b) any transaction or agreement between any Company Party, on one hand, and any Manager appointed by any Member, on the other hand. Notwithstanding the foregoing, a “Related Party Transaction” shall not include any Related Party Excluded Transaction.
“Related Person” means, in relation to a Member or FI Member Owner, any Person (a) in respect of which such Member, FI Member Owner or one of its respective Affiliates has the power, directly or indirectly, to direct or cause the direction of its management and policies or of which such Member, FI Member Owner or one of its respective Affiliates owns, directly or indirectly, 25.0% or more of the equity interests (but excluding the Company), (b) which has the power, directly or indirectly, to direct or cause the direction of the management and policies of such Member or FI Member Owner or which owns, directly or indirectly, 25.0% or more of the equity interests of such Member or FI Member Owner or (c) that is an employee, officer, director, manager or family member of any of the foregoing, but excluding, with respect to any Fund Member or FI Member Owner, any direct or indirect portfolio company of the Funds advised or managed by the Ultimate Parent of such Fund Member or FI Member Owner (or any of its Affiliates).
“Relevering Debt” has the meaning set forth in the Financing Documents.
“Remaining Committed Amount” means, at the time of determination, with respect to any Member, such Member’s Committed Amount, less all cash Equity Contributions (including, for the avoidance of doubt, any deemed Equity Contribution of Pre-Completion Revenues that is allocated to such Member in accordance with Section 3.3(c)) and Defaulting Holder Loans made by such Member (including, in the case of the FI Member, any Defaulting Holder Loans made by any FI Member Owner), or, in each case, deemed made as a result of a drawing under the Equity Credit Support provided or caused to be provided by such Member (including, in the case of the FI Member, by any FI Member Owner), or deemed made by such Member prior to such time; provided, that (a) any deemed Equity Contribution by such Member pursuant to Section 13.3(c) at any time prior to repayment of the relevant Defaulting Holder Loan shall not reduce the Remaining Committed Amount of such Member and (b) with respect to any Defaulting Holder Loan, if the Payment Defaulting Holder that received or was deemed to receive such Defaulting Holder Loan timely repays the amount of such Defaulting Holder Loan in accordance with Section 13.3, then the Remaining Committed Amount of such Member shall be increased by the principal amount of such repayment and the Remaining Committed Amount or FI Remaining Committed Amount, as applicable, of such Payment Defaulting Holder shall be decreased by the amount of such repayment.
“Replacement Debt” has the meaning set forth in the Financing Documents.
“Represented Parties” has the meaning set forth in the Definitions Agreement.
[***].
“Restoration Plan” has the meaning set forth in the Definitions Agreement.
“Restore” has the meaning set forth in the Definitions Agreement.
“Restricted Person” means a Person that is: (a) the target of Sanctions Regulations; (b) a Canada Blocked Person; (c) a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; (d) a Person located, organized, or ordinarily resident in a country, territory, or region that is, or

32

whose government is, the target of country-wide or territory-wide comprehensive Sanctions Regulations (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) but excluding, for the elimination of doubt, the United States; or (e) a Person owned more than 50% by or otherwise Controlled by a Person or Persons, country, territory or region in clauses (a) through (d).
“Resultant LNG” has the meaning set forth on Annex M.
“Resultant LNG Revenues” has the meaning set forth on Annex M.
“RG Facility Agreements” has the meaning set forth in the Definitions Agreement.
“RG Facility Subsidiaries” has the meaning set forth in the Definitions Agreement.
“Rio Grande Facility” has the meaning set forth in the Definitions Agreement.
“ROFO Interests” has the meaning set forth in Section 12.3.
“ROFO Notice” has the meaning set forth in Section 12.3(a).
“ROFO Offer” has the meaning set forth in Section 12.3(b).
“ROFO Offer End Date” has the meaning set forth in Section 12.3(b).
“ROFO Offer Price” has the meaning set forth in Section 12.3(a).
“ROFO Offeree” has the meaning set forth in Section 12.3(b).
“ROFO Share” has the meaning set forth in Section 12.3(b).
“Rules” has the meaning set forth in Section 16.6(a).
“Sanctioned Person” means (a) any Person that is subject to (or will cause the Controlled Company Parties or any Member to become subject to) counterterrorism, money laundering, corruption, fraud, bribery, influence peddling, criminal actions, civil complaints predicated on fraud or securities laws violations, or laws or proceedings similar to the foregoing, and (b) any Restricted Person.
“Sanctions Authorities” means (a) the United States; (b) the United Nations (acting through the United Nations Security Council as a whole and not each individual member or member state); (c) the European Union (as a whole and not each member state); (d) the United Kingdom; (e) Canada; (f) Germany; (g) the Home Country of any Member or FI Member Owner; or (h) the respective governmental institutions and agencies of any of the foregoing, including OFAC, the United States Department of State, and HMT.
“Sanctions Event” has the meaning set forth in Section 11.4(c).
“Sanctions List” means the OFAC SDN List, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, the Consolidated Canadian Autonomous Sanctions List, or any similar list maintained by, or public announcement of a designation

33

under Sanctions Regulations made by, any Sanctions Authority, but excluding, in all cases, to the extent such list is made by any Sanctions Authority and targeted against the United States or Persons in or connected to the United States.
“Sanctions Regulations” means the applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities, including the OFAC Laws but excluding, in all cases, to the extent administered, enacted or enforced by any other Sanctions Authority against the United States.
“Section 6226 Statement” has the meaning set forth in Section 5.8(f).
“Securities Act” means the United States Securities Act of 1933.
“Services Budget” has the meaning set forth in the T4 CASA.
“Sole Costs” has the meaning set forth in the Definitions Agreement.
“Specific License” has the meaning set forth in Section 11.4(b).
“Specified IRR” means a [***]% actual annual pre-Tax rate of return on the Equity Contributions of FI Member in respect of its Class B-1 Units made pursuant to Article III prior to the Flip Event, taking into account all pro rata distributions thereupon (including that portion of the final distribution to be made in accordance with Section 6.1, as determined in accordance with Section 6.2(b), if applicable) and pro rata redemptions thereof (including that portion of the redemption to be made in accordance with Section 6.5(a), as determined in accordance with Section 6.5(b), if applicable) received by the FI Member in respect of the Class B-1 Units; provided, that in calculating the annual pre-Tax rate of return pursuant to this definition: (a) all Equity Contributions shall be considered to have been made on the date actually received by the Company; (b) all distributions and redemptions shall be considered to have been made on the date actually paid by the Company or the Class A Member (as applicable); and (c) the annual pre-Tax rate of return shall be calculated using the XIRR function in the most recent version of Microsoft Excel.
“Sponsor” means NextDecade LNG, LLC, a limited liability company organized under the laws of the State of Delaware.
“Start Date” has the meaning set forth in the Definitions Agreement.
“Staying FI Member Owner” has the meaning set forth in Section 12.5(g).
“Stipulated ROFO Offer Price” means [***]% of the Fair Market Value of the Units indirectly held by the Person that has suffered a Change in Control, as determined by a valuation expert of national recognition that is selected by the Board and that has not provided services to the Administrator (or its Affiliates) or the Company or any other Company Party in the preceding 36 months. Such Fair Market Value shall be determined with reference to the implied value of the Units based on the transaction comprising the Change in Control.
“Stipulated Terms” means, with respect to any Transfer of ROFO Interests, Change in Control Interests or Change in Control FIMO Interests, as applicable, by a Transferor to a Non-Transferring Holder pursuant to Section 12.3, Section 12.4 or Section 12.5, as applicable, the following terms and conditions:

34

(a)    the purchase price for such Transfer shall be an upfront payment in cash (on a debt-free and cash-free basis) unless agreed by the Transferor and the prospective transferee of such ROFO Interests, Change in Control Interests or Change in Control FIMO Interests, as applicable;
(b)    the completion of the Transfer shall occur promptly following the obtaining or waiving of all material consents, clearances or approvals required by applicable Government Rule or from any Governmental Authority in order that the ROFO Interests, Change in Control Interests or Change in Control FIMO Interests, as applicable, may be transferred without the Members, any prospective transferee of the relevant ROFO Interests, Change in Control Interests or Change in Control FIMO Interests, as applicable, or the Company or any other Company Party having failed to comply with any applicable Government Rule or being in breach of any Government Rule, subject to the satisfaction of the conditions precedent set forth in paragraph (d) of this definition;
(c)    the obligations of the Transferor and Non-Transferring Holder to consummate such Transfer shall terminate on the earliest of (i) the date that is [***] days after the date of the Transferor’s acceptance of the ROFO Offer(s) (which date shall be automatically extended for up to an additional [***] days in the event that one or more applicable consents or approvals from Governmental Authorities has not been obtained by such date and all other conditions precedent to such Transfer have been met or are susceptible of being met on such date), and (ii) an unappealable order of a Governmental Authority enjoining or otherwise prohibiting such Transfer;
(d)    the sole conditions precedent shall be (i) the satisfaction of the conditions set forth in paragraph (b) of this definition, (ii) compliance with the covenants set forth in paragraph (e) of this definition and (iii) the truth and accuracy of the warranties set forth in paragraph (f) of this definition;
(e)    (i) the Transferor and the Non-Transferring Holder shall covenant to use reasonable best efforts to satisfy the conditions precedent of the Transfer from Transferor to the Non-Transferring Holder and (ii) the Transferor shall agree not to approve any action hereunder without the prior written consent of the Non-Transferring Holder (not to be unreasonably withheld, conditioned or delayed), in each case, during the period commencing on the date the Transferor and the Non-Transferring Holder become bound to complete the Transfer and ending on the earlier of termination and completion of the Transfer from Transferor to the Non-Transferring Holder;
(f)    the sole representations and warranties of the Transferor to the Non-Transferring Holder shall be customary fundamental representations with respect to due organization of the Transferor and the Non-Transferring Holder, the due authorization and approval of the Transfer, the obtaining of all governmental approvals, no violation of applicable Government Rule resulting from the Transfer, and ownership of the ROFO Interests, Change in Control Interests or Change in Control FIMO Interests, as applicable, free and clear of liens (other than liens under organizational documents, including this Agreement, or liens arising under applicable securities laws); and
(g)    no broker’s, finder’s or similar fee or commission in connection the Transfer will be payable in connection with the completion of the Transfer except for such fees or commissions

35

that will not be payable by the ROFO Offerees (directly or indirectly through their ownership of the ROFO Interests, Change in Control Interests or Change in Control FIMO Interests, as applicable).
“Strategic Class B Managers” means, collectively, (a) any Class B Manager appointed by a Strategic Member and (b) any Class B Manager appointed by the FI Member at the direction of a Strategic Owner.
“Strategic Owner” means a direct or indirect equityholder of the FI Member who (or whose Affiliates) purchases LNG from the Rio Grande Facility or contracts for liquefaction services at the Rio Grande Facility (excluding, for the elimination of doubt, any such Affiliate that is a Liquefaction Owner receiving such liquefaction services under the RG Facility Agreements).
“Strategic Member” means a Member who (or whose Affiliates) purchases LNG from the Rio Grande Facility or contracts for liquefaction services at the Rio Grande Facility (excluding, for the elimination of doubt, any such Affiliate that is a Liquefaction Owner receiving such liquefaction services under the RG Facility Agreements).
“Subject Securities” has the meaning set forth in Section 3.8(a).
“Subject Securities Notice” has the meaning set forth in Section 3.8(c).
“Subscription Agreements” means, collectively, (a) the FI Member Subscription Agreement, (b) the TTE Subscription Agreement, and the NextDecade Subscription Agreement.
“Subsequent Train Facility” has the meaning set forth in the Definitions Agreement.
“Substantial FI Member Owner” means any FI Member Owner indirectly holding (as determined pursuant to Section 4.4) a Voting Percentage of at least the Substantial Member Threshold, without duplication of any Voting Units held by any other FI Member Owner.
“Substantial Member” means (a) for so long as the NextDecade Member is or is an Affiliate of each of the Administrator, Coordinator, and Operator, the NextDecade Member, (b) for so long as (i) the FI Member is directly or indirectly owned by at least two FI Member Owners and (ii) at least one of the FI Member Owners is a Substantial FI Member Owner, the FI Member (in each case, to the extent acting at the direction of such Substantial FI Member Owner, including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable), and (c) without limiting clause (a) of this definition, any Member (other than the FI Member, solely for so long as the FI Member is directly or indirectly owned by at least two FI Member Owners) holding a Voting Percentage of at least the Substantial Member Threshold.
“Substantial Member Threshold” means a Voting Percentage of [***]%.
“Supermajority Matters” means each of the matters set forth on Annex F.
“Supplemental Coverage Amount” has the meaning set forth in the Equity Contribution Agreement.
“Supplemental Debt” has the meaning set forth in the Financing Documents.

36

“Supplemental LC” has the meaning set forth in the Equity Contribution Agreement.
“T4 CASA” means the CASA entered into among Sponsor, Holdings and T4 Liquefaction Owner on August 7, 2025.
“T4 CASA Advisor” means Sponsor, as CASA Advisor.
“T4 Co-Invest 1 Blocker” means GIP V Co-Invest Holding (Velocity) T4, LLC, a limited liability company organized under the laws of Delaware.
“T4 Co-Invest 1 Feeder” means GIP V Velocity Co-Invest T4, L.P., a limited partnership organized under the laws of Delaware.
“T4 Co-Invest 2 Blocker” means GIP V Co-Invest Holding 2 (Velocity) T4, LLC, a limited liability company organized under the laws of Delaware.
“T4 Co-Invest 2 Feeder” means GIP V Velocity Co-Invest T4 2, L.P., a limited partnership organized under the laws of Delaware.
“T4 Collateral Agent” has the meaning set forth in the Common Terms Agreement.
“T4 EPC Contract” means that certain Amended and Restated Fixed Price Turnkey Agreement for the Engineering, Procurement and Construction of Train 4 of the Rio Grande Natural Gas Liquefaction Facility, dated as of June 7, 2025, entered into by T4 Liquefaction Owner and the T4 EPC Contractor.
“T4 EPC Contractor” means Bechtel Energy, Inc.
“T4 Liquefaction Owner” has the meaning set forth in the Recitals.
“T4 LLCA” means the limited liability company agreement of T4 Liquefaction Owner.
“T4 Project Costs” has the meaning set forth in the Accounts Agreement.
“Tax Matters Person” has the meaning set forth in Section 5.8(a).
“Taxes” means any and all customs, taxes, impositions, payments required in lieu of taxes, royalties, excises, fees, duties, levies, sales and use taxes and value added taxes, charges and all other assessments, which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, including income, franchise, profits, gross receipts, alternative or add-on minimum, ad valorem, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, severance, excise, stamp, environmental, unclaimed property, escheat, services and real or personal property taxes, and any interest, penalties, and additional amounts imposed with respect thereto.
“Train 4 Project” has the meaning set forth in the Recitals.
“Train Facility” has the meaning set forth in the Definitions Agreement.

37

“Transaction Documents” means the Governance Documents, the Project Documents, and the Financing Documents.
“Transfer” means, with respect to any Membership Interests or other asset or interest, to voluntarily or involuntarily sell (including by merger or consolidation), transfer, assign, convey, exchange, bequest, devise, gift, pledge, collaterally assign, encumber or otherwise dispose of any rights, interests or obligations with respect to all or any portion of such Membership Interests or other asset or interest (whether for consideration or not), other than, in the case of any Membership Interests or Member Loans held by any Member, any grant of a security interest by such Member pursuant to Section 12.2(e). Notwithstanding anything in this Agreement to the contrary, a “Transfer” shall not include, and Article XII or Section 16.2(d) shall not apply to or in any way limit, prohibit or restrict, any Exempt Transaction (except to the extent expressly provided in the proviso of Section 12.2(b)).
“Transferor” has the meaning set forth in Section 12.3.
“True-Up Payment” has the meaning set forth in the Definitions Agreement.
“TTE Member” means Global LNG North America Corp., a corporation organized under the laws of the State of Delaware.
“TTE Subscription Agreement” means that certain Subscription Agreement, dated as of August 7, 2025, by and among the TTE Member, the Company, Sponsor, NextDecade Member and, solely for the purposes specified therein, NextDecade Parent.
“Ultimate Controlling Party” means, with respect to any Person that (x) directly acquires Membership Interests or Member Loans and is admitted as a Member after the date hereof, or (y) indirectly acquires Membership Interests or Member Loans from an FI Member Owner pursuant to a permitted Transfer, (a) the Person that Controls such first Person, as applicable, and is not Controlled by any other Person, (b) if more than one Person that is not Controlled by any other Person Controls such first Person, as applicable, such Persons collectively, or (c) if no Person or Persons that is not Controlled by any other Person Control such first Person, as applicable, the smallest number of Persons (collectively) that are not Controlled by any other Person and that collectively hold indirectly more than 50% of the equity interests in such Member or FI Member Owner; provided, that for purposes of this definition any Person whose common stock is traded on a national securities exchange in the United States and whose common stock is not 50% or more owned by a single Person and its Affiliates shall be deemed to be its own Ultimate Controlling Party.
“Ultimate Parent” means (a) with respect to GIP, BlackRock, Inc., (b) with respect to Devonshire, GIC Private Limited, (c) with respect to MIC, Mubadala Investment Company PJSC, (d) with respect to the TTE Member, TotalEnergies SE, (e) with respect to the NextDecade Member, NextDecade Parent, and (f) with respect to FI Member on and after the date FI Member ceases to be directly or indirectly owned by two or more FI Member Owners or with respect to any other Member, the Ultimate Controlling Party of such Member.
“Unanimous Matters” means each of the matters set forth on Annex G.
“Unavailable Loans” has the meaning set forth in Section 3.9.
“Unit” has the meaning set forth in Section 4.1(a).

38

“Unit Price” means, with respect to any Unit, the price per Unit paid to the Company in consideration of the issuance of such Unit.
“Upstairs ROFO” means rights of first offer over the direct or indirect equity interests in the relevant Qualified Upstairs Vehicle that (a) are triggered upon Transfers in such Qualified Upstairs Vehicle (direct or indirect, as applicable) under the same circumstances, to the same extent, and at the same times as Transfers in the Company (direct or indirect, as applicable) trigger the application of Section 12.3 and (if applicable) Section 12.4 or Section 12.5 (i.e., a right of first offer shall be triggered in connection with a Governance ROFO Transaction, an Opt-Out ROFO Transaction, a Change in Control of such QUV Transferee and a direct Transfer of equity in the Qualified Upstairs Vehicle) and (b) upon being triggered are the same as the terms and conditions set forth in Section 12.3 or Section 12.5 of this Agreement (including related definitions necessary for the interpretation thereof, with such modifications required to reflect a QUV Transferee holding an equity interest in the Qualified Upstairs Vehicle, instead of holding a Membership Interest in the Company) as if the relevant QUV Transferee were a party to this Agreement as an FI Member Owner under the organizational documents of the applicable Qualified Upstairs Vehicle.
“Voting Percentage” has the meaning set forth in Section 4.1(a).
“Voting Units” means the Class A-1 Units, the Class B-1 Units, the Class B-2 Units, and the Class B-3 Units (and shall exclude the Class A-3 Units).
“Wholly-Owned Affiliate” means, with respect to any Person, any other Person that (i) is, directly or indirectly wholly-owned by such first Person, (ii) directly or indirectly, wholly-owns such first Person, or (iii) is, directly or indirectly, wholly-owned by a Person that directly or indirectly, wholly-owns such first Person.
“Wholly-Owned Affiliate Transferee” means, with respect to any Person, any Wholly-Owned Affiliate whose assets are solely composed of (i) direct or indirect Membership Interests and Member Loans (if applicable), (ii) cash, and (iii) its interests in other Wholly-Owned Affiliates or Qualifying Affiliates.
Section 1.2    Rules of Interpretation. In this Agreement, unless the context otherwise requires:
(a)    words importing the singular also include the plural, and references to one gender include all genders;
(b)    the headings in this Agreement are inserted for convenience only and do not affect the construction of this Agreement and shall not be taken into consideration in its interpretation;
(c)    all references to Articles, Sections, and Annexes are references to Articles, Sections, and Annexes of this Agreement and not to those in any other document attached or incorporated by them unless expressly referenced herein;
(d)    the Annexes form part of this Agreement for all purposes, and references to this Agreement shall include such Annexes;

39

(e)    the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(f)    the words “include”, “includes,” and “including” shall be deemed to be followed by the phrase “without limitation” and the word “or” is not exclusive and has the inclusive meaning conveyed by the phrase “and/or”;
(g)    all financial statement accounting terms not defined in this Agreement shall have the meanings determined by GAAP;
(h)    unless otherwise expressly provided in this Agreement, (i) any agreement (including this Agreement) or instrument defined or referred to herein, means such agreement or instrument as from time to time amended, modified, supplanted or supplemented in accordance with the terms thereof, including by waiver or consent and (ii) Government Rule, proclamation or decree defined or referred to herein, Government Rule, statute, proclamation or decree by succession of comparable successor Government Rules, proclamations or decrees;
(i)    references to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body, in any jurisdiction shall include any successor to such entity;
(j)    if a word or phrase is defined, its other grammatical forms have a corresponding meaning and a defined term has its defined meaning throughout this Agreement and each Annex and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(k)    “shall” and “will” have equal meaning force and effect and connotes an obligation and an imperative and not a futurity;
(l)    the phrase “to the extent” means the degree to which the subject or matter thereof extends or applies, and such phrase does not mean simply “if”;
(m)    unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question;
(n)    all references to “day” or “days” means calendar days unless specified as a “Business Day;”
(o)    time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends (or, if such day is not a Business Day, on the next succeeding Business Day);
(p)    references to “$” or to “dollars” means the lawful currency of the United States of America; and
(q)    references to any Person shall be deemed to include a reference to its successors and permitted transferees and permitted assigns.

40

ARTICLE II.

FORMATION AND PURPOSES OF THE COMPANY
Section 2.1    Name of the Company. The name of the Company shall be “Rio Grande LNG Train 4 Intermediate Holdings, LLC”. The business of the Company shall be conducted under such name or such other trade or fictitious names as the Board may from time to time determine (for the avoidance of doubt and notwithstanding Section 16.2, without the consent of any Member or FI Member Owner to amend this Agreement as may be required to facilitate or implement such name change).
Section 2.2    Formation of the Company. The Certificate of Formation of the Company, attached hereto as Annex A (the “Certificate of Formation”), was filed on July 1, 2024 by an “authorized person” within the meaning of the Act (an “Authorized Person”) with the Secretary of State of the State of Delaware (such filing being hereby approved and ratified by each Member in all respects). The Members desire to continue the Company for the purpose and upon the terms and conditions set forth herein and the Original LLCA is amended and restated in its entirety by this Agreement. Following the filing of the Certificate of Formation, the powers of the Authorized Person as an “authorized person” ceased and any person designated by the Board as an “authorized person” within the meaning of the Act, may execute, deliver and file any certificates, notices or documents and, notwithstanding Section 16.2, any and all amendments thereto and restatements thereof necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The Company was formed as a limited liability company pursuant to the Act. This Agreement is adopted and agreed to by the Members to set forth their agreement with respect to the Company’s business, and the rights, duties, and liabilities of the Members and the administration and termination of the Company shall be governed by this Agreement and, except as otherwise expressly provided herein (including any waiver of applicable provisions), the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of § 18-101(7) of the Act. To the extent that this Agreement is inconsistent in any respect with any optional provision of the Act, this Agreement shall control.
Section 2.3    Purpose of the Company. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is: (a) owning and holding 100% of the limited liability company interests in Holdings; (b) causing Holdings to pledge its membership interests in T4 Liquefaction Owner in connection with the Financing Documents; (c) causing the T4 Liquefaction Owner to undertake the Train 4 Project; and (d) engaging in any activities necessary or incidental to the foregoing. In furtherance of its purpose, (x) the Company shall possess and may exercise all of the powers and privileges now or hereafter conferred by Government Rule of the State of Delaware on limited liability companies formed under the Act and (y) the Company shall have the power to do all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company, in each case, subject to the express terms and conditions herein, including Article VII.
Section 2.4    Term. The Company began as of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall have perpetual existence unless the Company is dissolved and terminated in accordance with the terms, conditions, and procedures set forth in this Agreement and the Act.
Section 2.5    Registered Agent and Office; Principal Place of Business. The Company’s registered agent and registered office in the State of Delaware shall be Capitol Services, Inc., 108 Lakeland Ave., Dover, Delaware 19901. The Company’s initial office and principal place of business

41

shall be 1000 Louisiana Street, Suite 3300, Houston, Texas 77002. The Board may change such registered agent, registered office, or principal place of business from time to time. The Company may from time to time have such other place or places of business as may be determined by the Board. The Members acknowledge and agree that this Agreement may be amended, notwithstanding Section 16.2, without the consent of any Member or FI Member Owner to facilitate or implement the foregoing.
Section 2.6    Filings. The Board shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary to maintain the status of the Company as a limited liability company under the laws of the State of Delaware. Subject to the immediately succeeding sentence, the Board shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in the State of Texas and any other jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. Notwithstanding anything contained herein to the contrary, the Company shall not do business in any such other jurisdiction that would knowingly jeopardize the limitation on liability afforded to the Members under the Act or this Agreement.
Section 2.7    Ownership of Property. The Membership Interest of each Member shall be personal property for all purposes. All property of the Company whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and, insofar as permitted by Government Rule, no Member, individually, shall have any direct ownership interest in such property in its individual name or right.
Section 2.8    Admission of Members.
(a)    NextDecade Member was admitted to the Company as a Member in accordance with the Original LLCA.
(b)    Each of the other Members set forth on Annex B (as in effect on the date hereof) is hereby admitted as a Member of the Company as of the date hereof.
(c)    Subject to the other terms and conditions of this Agreement (including Section 3.8), the Company may admit additional Members and determine the Equity Contributions of such additional Members in accordance with a resolution of the Board in accordance with Section 7.2.
(d)    With respect to any transferee that acquires Membership Interests in compliance with Article XII, the Company shall admit such transferee as an additional Member in accordance with Section 12.7.
Section 2.9    No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or FI Member Owner shall be an agent, partner or joint venturer of any other Member or FI Member Owner for any purposes other than (a) the Company being a partnership and (b) the Members being partners in such partnership, in each case, for U.S. federal and state income or franchise tax purposes, and this Agreement shall not be construed to suggest otherwise. For the avoidance of doubt, in no event shall any FI Member Owner be considered a partner in such partnership.
Section 2.10    Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year unless, for federal income tax purposes, another Fiscal Year is required. The Company shall have the same Fiscal Year for federal income tax purposes and for accounting purposes. A fiscal

42

quarter of the Company (a “Fiscal Quarter”) shall constitute each successive three-month period of each Fiscal Year.
Section 2.11    Liability of the Members, FI Member Owners, Managers and Delegates.
(a)    To the fullest extent permitted by Government Rule, and except as otherwise expressly set forth herein, solely by reason of being a Member of the Company, no Member shall have any liability for the obligations or liabilities of any Company Party; provided, for the avoidance of doubt, in no event shall any FI Member Owner have any liability for the obligations or liabilities of any Company Party. No Member shall be obligated to contribute capital or furnish guarantees or provide any other financial support to any Company Party at any time except to the extent expressly set forth in Section 3.1, Section 3.2, in connection with the funding of any Discretionary Capital Improvements or Preemptive Rights (to the extent such Member or FI Member Owner elects to participate in such funding), or Section 3.11 or expressly agreed in a separate written instrument after the date of this Agreement (including in accordance with Section 9.3) or expressly required in the Act. No FI Member Owner shall be obligated to contribute capital, furnish guarantees or provide any other financial support to any Company Party at any time except to the extent expressly set forth in Section 16.18 or expressly agreed in a separate written instrument after the date of this Agreement (including in accordance with Section 9.3). The Company, each Member and each other Person bound by this Agreement (including the FI Member Owners) hereby agrees that, to the fullest extent permitted by Government Rule and except for such duties as are expressly set forth in this Agreement or in any Transaction Document, (a) no Member or any Delegate, Manager or Alternate Manager appointed (or caused to be appointed) by a Member or FI Member Owner nor any FI Member Owner shall owe any fiduciary or similar duty or obligation whatsoever, whether at law or in equity, to any Company Party, to another Member, Delegate, Manager, Alternate Manager or FI Member Owner, or to another Person that is party to or is otherwise bound by this Agreement except to the minimum extent required by any provision of applicable Government Rule that cannot be waived and any duties (including fiduciary duties) to any Company Party, any Member, Manager, FI Member Owner or any other Person, pursuant to applicable Government Rule are hereby waived and limited or eliminated (as applicable) to the fullest extent permitted by Government Rule and (b) no Member or any Delegate, Manager or Alternate Manager appointed (or caused to be appointed) by a Member or FI Member Owner nor any FI Member Owner shall have any liability to any Company Party, to another Member, Delegate, Manager, Alternate Manager or FI Member Owner, or to another Person that is party to or is otherwise bound by this Agreement for such Member’s, Delegate’s, Manager’s, Alternate Manager’s or FI Member Owner’s good faith reliance on the provisions of this Agreement.
(b)    Notwithstanding anything to the contrary set forth in this Agreement or under the Act (or other applicable Government Rule), the Members and, in the case of the FI Member, the FI Member Owners, and the Members’ and FI Member Owners’ respective Affiliates, as applicable (including, with respect to any Fund Member or FI Member Owner, one or more associated Funds of such Fund Member or FI Member Owner, direct or indirect equityholders or portfolio companies thereof, including any portfolio companies of any Fund that Controls any FI Member Owner) may, during the term of the Company, engage in and possess an interest for their respective accounts in other business ventures of every nature and description, independently or with others, and neither the Company, nor any other Company Party or other Company Party nor any other Member or FI Member Owner (nor any of their respective Affiliates) shall have any rights in or to said independent ventures or any income or profits derived from said independent ventures and, unless any such Person expressly agrees otherwise in this Agreement or another written agreement, no such Person or any director, officer, manager or employee of such Person who may serve as a director, officer, manager or employee of the Company or

43

of any other Company Party shall be liable to the Company or other Company Party by virtue of being a Member, FI Member Owner or an Affiliate of a Member or FI Member Owner by reason of activity undertaken by such Person or by any other Person in which such Person may have an investment or other financial interest which is in competition with the Company or other Company Party.
(c)    The Members, the FI Member Owners and their respective Affiliates and representatives (including, with respect to any Fund Member or FI Member Owner, one or more associated Funds of such Fund Member or FI Member Owner, direct or indirect equityholders or portfolio companies thereof, including any portfolio companies of any Fund that Controls any FI Member Owner) shall have the right: (i) to directly or indirectly engage in any business permitted by applicable Government Rule (including financial or investment advisory services, investment management or any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company Parties (including the ownership of other Liquefaction Owners and the development of Subsequent Train Facilities and related Common Facilities) (an “Other Business”)) and receive compensation or derive profits therefrom; (ii) to directly or indirectly do business with any client or customer of the Company or any other Company Party; (iii) to develop a strategic relationship with an Other Business; and (iv) not to present potential transactions, matters or business opportunities relating to an Other Business to the Company or any other Company Party, and to pursue, directly or indirectly, any such opportunity for themselves (and their agents, partners or Affiliates), and to direct any such opportunity to another Person. The other Members, FI Member Owners and their respective Affiliates will not acquire or be entitled to any interest or participation in any Other Business (except as expressly agreed otherwise by any such Person in this Agreement, the Transaction Documents or another written agreement) as a result of the participation in any Other Business by any Member, FI Member Owner or any of their respective Affiliates. The involvement of the Members, the FI Member Owners or any of their respective Affiliates in any Other Business (except as expressly provided in any written agreement with the Company or any other Company Party) will not constitute a conflict of interest by such Persons with respect to the Company or the Members, the FI Member Owners or any of their respective Affiliates.
(d)    None of the Members, the FI Member Owners or their respective Affiliates or representatives (including any Manager, Alternate Manager or Delegate appointed by such Member or FI Member Owner, as applicable, pursuant to this Agreement, but that is not also an officer or employee of the Company or any other Company Party) shall have any duty (fiduciary, contractual or otherwise) to communicate or present any corporate opportunities or Other Business to the Company or any other Company Party or any of their respective Affiliates or equityholders or to refrain from any actions specified in this Section 2.11, and the Company, on its own behalf and on behalf of its Affiliates and equityholders, hereby irrevocably waives any right to require the Members, the FI Member Owners or any of their respective Affiliates or representatives (that is not also an officer or employee of the Company or any other Company Party) to act in a manner inconsistent with the provisions of this Section 2.11(d), in each case, except as expressly agreed otherwise by any such Person in this Agreement, the Transaction Documents or another written agreement. None of the Members, the FI Member Owners or their respective Affiliates or representatives (including any Manager, Alternate Manager or Delegate appointed by such Member or FI Member Owner, as applicable, pursuant to this Agreement, but that is not also an officer or employee of the Company or any other Company Party) shall be liable to the Company or any of its Affiliates or equityholders for breach of any duty (fiduciary, contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 2.11, or of any such Person’s participation therein, except as expressly agreed otherwise by any such Person in this Agreement, the Transaction Documents or another written agreement.

44

(e)    For the avoidance of doubt, nothing in this Section 2.11 is meant to limit the confidentiality undertakings of the Members and FI Member Owners described in Section 15.1.
Section 2.12    Access; Reporting.
(a)    In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which a “member” of a limited liability company is entitled to have access pursuant to the Act and applicable Government Rule.
(b)    The Company shall keep and maintain at the principal place of business of the Company or at such other place located in the contiguous United States as the Board shall determine, all books and records of accounts, taxes, financial information and any other matters pertaining to the Company Parties and all other information required to be maintained pursuant to any Government Rule; provided, that notwithstanding Section 16.2, without the consent of any Member or FI Member Owner, the Board may amend this Agreement as may be required to facilitate or implement the foregoing. All such books and records shall be available for review and copying by each Member and FI Member Owner in person or by its representatives at such place during regular business hours within a reasonable time after receipt of a request therefor subject, in each case, to (i) compliance with applicable antitrust Government Rules, (ii) reasonable safeguards to protect against the improper use of competitively sensitive information, if applicable (including the provision of such competitively sensitive information to a Member’s or FI Member Owner’s respective representatives who have a legitimate non-competitive need to receive and review such competitively sensitive information and a fiduciary or binding contractual obligation to segregate such competitively sensitive information in a manner reasonably designed to prevent such improper use) and (iii) and such information being maintained, as applicable, in accordance with Section 15.1. All such books and records shall also be available for review by representatives or agents of any Governmental Authority or self-regulatory organization having supervisory authority over any Member or FI Member Owner. Any expense for any review (including any copying of such books and records) shall be borne by the Member or FI Member Owner causing such review to be conducted. Any demand under this Section 2.12(b) shall be in writing and shall state the purpose of such demand.
(c)    Each Member shall, subject to the Project Documents, have the right (i) to consult from time to time with the officers and the independent accountants of the Company or any other Company Party at their respective place of businesses regarding their businesses and affairs, including legal, ownership, operational and financial matters, and (ii) to visit and inspect any of the properties, facilities and assets of the Company or any other Company Party, in each case, so long as the exercise of such rights does not unreasonably interfere with the business and operations of such Persons.
(d)    The NextDecade Member shall, and shall cause its Affiliates (in their respective capacities as Appointed Persons) to, provide the other Members and FI Member Owners with any information relating to the Rio Grande Facility, the Controlled Company Subsidiaries, the T4 CASA and the RG Facility Agreements that is reasonably requested by any such Member or FI Member Owner, including all information necessary for any such Member to make informed decisions with respect to the Rio Grande Facility and the decisions of the Board and the Delegates on the Rio Grande Facility committees (including the Executive Committee and the Facility Committee) and compliance with reporting and other obligations of such Member to their respective direct and indirect equityholders or pursuant to any Government Rules, subject, in each case, to (i) compliance with applicable antitrust Government Rules and (ii) reasonable safeguards to protect against the improper use of competitively sensitive information (including the provision of such competitively sensitive information to a Member’s

45

or FI Member Owner’s respective representatives who have a legitimate non-competitive need to receive and review such competitively sensitive information and a fiduciary or binding contractual obligation to segregate such competitively sensitive information in a manner reasonably designed to prevent such improper use). Any such requested information shall be provided by the NextDecade Member or its applicable Affiliates as promptly as reasonably practicable after the request therefor.
(e)    The Company shall deliver to each Member, FI Member Owner or their respective designated representative copies of unaudited financial statements of the Controlled Company Parties within 45 days after the end of each Fiscal Quarter and copies of annual audited financial statements of the Controlled Company Parties within 90 days after the end of each Fiscal Year, or in each case, if later, as soon thereafter as is practicable. Each of the unaudited financial statements and annual audited financial statements will include income statements, balance sheets, statements of cash flows, and statements of changes in members’ equity, shall be prepared in accordance with GAAP and shall be certified by an authorized officer of the Company (in the case of unaudited quarterly statements), or by the Company’s independent auditor (in the case of audited annual statements).
(f)    Not later than 30 days after the end of each calendar month, the Company shall provide to each Member and FI Member Owner an operational report of the Controlled Company Subsidiaries in the form attached hereto as Annex N, which report shall include a comparison of performance to the Annual Budget for the relevant monthly periods. Such operational report shall summarize all material developments in respect of any Company Party and a counterparty to any of the Project Documents that is not in the ordinary course of business.
(g)    No later than September 1 of the calendar year immediately prior to each Fiscal Year (or, if later, ten days after receipt of the Annual Facility Plan), the Company shall deliver to each Member, FI Member Owner or their respective designated representative a consolidated plan and financial forecast for such Fiscal Year, including (i) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of the Controlled Company Parties for such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of the Controlled Company Parties for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based.
(h)    The Company shall deliver to each Member, FI Member Owner or their respective designated representative (i) copies of all reports submitted to the Company or any other Controlled Company Party by independent certified public auditors in connection with each annual, interim or special audit of the financial statements of the Company and each other Controlled Company Party made by such auditors, including any comment letter submitted by such auditors to management in connection with their annual audit, (ii) copies of all material notices and any reports or certifications to or from and material correspondence with any of the Company’s or any other Controlled Company Party’s Debt Financiers, the T4 EPC Contractor, any customer from time to time of T4 Liquefaction Owner (or the customer’s affiliates) or any Governmental Authority, and (iii) copies of all reports and materials provided to the Board and minutes of any meeting of the Board.
(i)    The Company shall conduct any reasonable financial or non-financial audit at the cost and written request of a Founding Member or Substantial Member and must provide or procure reasonable access and cooperation for such audit. The Company shall make the result of any such audit available to each Member, FI Member Owner or their respective designated representative; provided, that such Members and FI Member Owners shall reimburse the requesting Founding Member or Substantial

46

Member (as applicable) for such Member’s or FI Member Owner’s, as applicable, pro rata portion (based on such Member’s or FI Member Owner’s direct or indirect Capital Percentage) of the costs of such audit. Any such audit will be deemed “Confidential Information” for purposes of this Agreement.
(j)    Each Member and FI Member Owner, by written notice to the Company and each other Member and FI Member Owner, shall have the right to request additional information that is reasonably necessary to perform a third party valuation of the Units held by such Member or indirectly held by such FI Member Owner and any “agreed upon procedures” accounting review of (or any similar request with respect to) the annual financial results in advance of the audit of the annual financial statements; provided, that in the absence of an event which materially affects the value of the Train 4 Project, no Member or FI Member Owner shall have the right to request such additional information as of any date other than December 31st of any calendar year if another Member or FI Member Owner has requested such information since the previous December 31st and such information was made available at that time in accordance with the next sentence. Upon receiving such written notice, each other Member and FI Member Owner shall have the right, by written notice to the Company and each other Member and FI Member Owner, to elect to receive a copy of all additional information provided by the Company or its advisors. The aggregate costs and expenses incurred by the Company in producing information pursuant to this clause (j) shall be shared equally among all Members that receive a copy of such information (and, in the case of the FI Member, such costs will be shared among the FI Member Owners, or, if applicable, the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker (which portion of such costs will be shared among the FI Member Owners in the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as the case may be), that receive a copy of such information).
(k)    Notwithstanding anything to the contrary herein, each Member and FI Member Owner shall have the right (i) to request that the Company, and upon such request the Company shall, and shall cause the Controlled Company Subsidiaries to, exercise any rights of the Controlled Company Parties or, to the extent permitted, the RG Facilities Subsidiaries, under the Project Documents (or any other agreements to which the Controlled Company Parties or the RG Facilities Subsidiaries is party) with respect to the audit or inspection of, or access to, books, records, accounts, properties, facilities, assets or personnel relating to the ownership and operation of the Rio Grande Facility, including with respect to HSSE Policies, operational, governance and internal control matters (collectively, the “Audit and Inspection Rights”), including in connection with a Member’s or FI Member Owner’s exercise of rights under Section 12.8, (ii) to direct, participate in and review the results of such audits, inspections and access, and (iii) to request that the Company, and upon such request the Company shall, and shall cause the Controlled Company Subsidiaries or the RG Facilities Subsidiaries to, exercise such rights to the extent relating to the implementation of any corrective measures or other remedies relating thereto. In furtherance of and without limiting the foregoing, but subject to the limitations set forth in the applicable Project Document, each Member and FI Member Owner shall have the right to cause the Company to cause the Controlled Company Subsidiaries, at reasonable times during business hours, to audit the books, records, and accounts of another party, to the extent that the Controlled Company Parties have access to such books, records and accounts (provided, that the Company shall use commercially reasonable efforts to obtain such access, as applicable), that are relevant to the determination and allocation of the rights and obligations of the respective parties, including power costs incurred at the Rio Grande Facility, Owners’ Costs, Operating Costs, Operating Credits, O&M Costs, EPC CAPEX, Qualified Capital Costs, Qualified Direct Costs, Common Administration Costs, Sole Costs and other assessments, any True-Up Payment and gas and LNG receipts and deliveries to and from the Rio Grande Facility, within the 36-month period following the issuance of the monthly statement containing such allocation, in accordance with Section 13.7 of the CFAA, and to participate in the HSSE Policies audit and other third party audits in accordance with the relevant sections of the RG Facility Agreements and the T4 CASA. In furtherance of the

47

foregoing, the Company shall, and shall cause the other Controlled Company Parties to, facilitate any Member’s or and FI Member Owner’s exercise of the Audit and Inspection rights and all other rights set forth in this Section 2.12(k).
(l)    The Company shall deliver to each Member or its designated representative such Member’s estimated Schedule K-1 within 45 days after the end of each Fiscal Year and a final Schedule K-1 within 120 days after the end of each Fiscal Year. The Tax Matters Person shall (and shall cause the Company to) provide the Members with any information relating to Taxes that is reasonably requested by any such Member, including all information necessary for any such Member to prepare its own Tax returns.
ARTICLE III.

CAPITAL; UNITS
Section 3.1    Commitments; Committed Amounts.
(a)    Prior to the Project Completion Date, in further consideration of the Units issued to each Member hereunder, each Committed Member hereby agrees to satisfy its Commitment by funding Equity Contributions (and, if applicable, any Defaulting Holder Loans made or deemed made by such Member prior to such time) in an aggregate amount equal to its Committed Amount in accordance with Section 3.2.
(b)    Notwithstanding anything to the contrary herein, (i) no Member shall be obligated to fund any amounts hereunder that exceed, in the aggregate, such Member’s Committed Amount or that would exceed as of the time of such request (and taking into account the Equity Contribution so requested) such Member’s then-applicable Remaining Committed Amount; (ii) no FI Member Owner shall be obligated under Section 16.18 or otherwise with respect to the funding by the FI Member of its Remaining Committed Amount or with respect to such FI Member Owner’s FI Remaining Committed Amount; and (iii) the FI Member’s Remaining Committed Amount shall at all times be equal to the sum of the FI Member Owners’ aggregate FI Remaining Committed Amounts.
(c)    To the extent the Company receives any Equity Contribution or other amount from the FI Member, or the FI Member makes or is deemed to have made any Defaulting Holder Loan, the Company shall keep a record of which FI Member Owner directly or indirectly (including through T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker or through T4 Co-Invest 1 Feeder and T4 Co-Invest 1 Blocker, as applicable) contributed or otherwise provided the funds for such Equity Contribution or other amount or such Defaulting Holder Loan (including any Defaulting Holder Loan deemed to be made by the FI Member as a result of a drawing under any Equity Credit Support provided by or on behalf of the FI Member as a result of the failure by another Member to fund its Committed Amount (or FI Committed Amount, as applicable)). Promptly following any such Equity Contribution or other funding, or the making or deemed making of any Defaulting Holder Loan by or on behalf of the FI Member that was funded by or on behalf of any FI Member Owner, and at the direction of T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, the FI Member shall provide the Company with the details of which FI Member Owner provided such funds in sufficient detail to enable the Company to determine each FI Member Owner’s FI Remaining Committed Amount.

48

Section 3.2    Committed Contributions.
(a)    FNTP Contributions. Concurrently with the execution of this Agreement, each Member shall make the initial Equity Contribution set forth opposite such Member’s name on Annex B under the heading “FNTP Contribution”, if any (and, with respect to the FI Member’s initial Equity Contribution, the portion thereof indirectly contributed by each FI Member Owner is set forth opposite such FI Member Owner’s name on Annex B under the heading “FI FNTP Contribution”), it being acknowledged and agreed that none of the Members other than the NextDecade Member shall be obligated to make any Equity Contribution under this Agreement prior to the date on which the Aggregate Accelerated Funding Amount has been funded to the T4 Liquefaction Owner and the balance on deposit in the Accelerated Cash Collateral Account is $0.00.
(b)    Subsequent Contributions. Subject to Section 3.1(b) and Section 3.1(c), the Committed Members shall make Equity Contributions (but in the aggregate, together with all Equity Contributions made or deemed made after the initial contributions contemplated by Section 3.2(a), not to exceed the Committed Amounts) on each JVCo Contribution Date occurring after the date hereof as follows:
(i)    prior to the funding in full of the Aggregate Accelerated Funding Amount by the Class A Member, the Class A Member shall make an Equity Contribution in cash in an amount equal to the amount set forth in the JVCo Contribution Request for such JVCo Contribution Date (it being acknowledged and agreed that none of the other Committed Members shall be obligated to make any Equity Contribution under this Agreement prior to the date on which the Aggregate Accelerated Funding Amount has been funded to the T4 Liquefaction Owner and the balance on deposit in the Accelerated Cash Collateral Account is $0.00); and
(ii)    on and after the funding in full of the Aggregate Accelerated Funding Amount by the Class A Member, each of the Committed Members shall make an Equity Contribution in cash in an amount equal to its Funding Percentage of (A) the Aggregate Equity Contributions as of such JVCo Contribution Date less (B) any portion of Aggregate Accelerated Funding Amount contributed on such date pursuant to Section 3.2(b)(i); provided, that no Committed Member shall have any obligation to fund any Equity Contribution to the extent that the Board decides to fund 100% of the T4 Project Costs which are then due and payable (or are reasonably anticipated to become due and payable prior to the next projected JVCo Contribution Date) with respect to such JVCo Contribution Date with a borrowing under the T4 Financing Agreements.
(c)    The Committed Members shall fund Equity Contributions required pursuant to Section 3.2(b) on each applicable JVCo Contribution Date so long as such Equity Contribution is requested by delivery of an equity contribution request in the form attached hereto as Annex H from the Company (each, an “JVCo Contribution Request”) that (i) is made in accordance with Section 3.9, (ii) is duly executed by a Class A Manager whose name appears on the incumbency certificate duly provided in accordance with Section 3.2(e), (iii) is received by the Committed Members on a Business Day that is on or prior to the tenth calendar day of the calendar month in which such JVCo Contribution Date occurs and (iv) provides that the JVCo Contribution Date for such Equity Contribution shall be the second Business Day immediately preceding the Equity Contribution Date occurring during such month under the Equity Contribution Agreement (each such JVCo Contribution Request, an “Initial Monthly JVCo Contribution Request”).

49

(d)    For any calendar month prior to the Project Completion Date, the Company may request, subject to Section 3.2(b), Equity Contributions from the Committed Members in addition to the Initial Monthly JVCo Contribution Request for such calendar month, solely to the extent that the amount requested pursuant to such Initial Monthly JVCo Contribution Request, together with all amounts previously funded to the Company, is insufficient to fund the T4 Project Costs reasonably expected to be due prior to the next succeeding Equity Contribution Date (including as a result of an Emergency). Each Committed Member shall notify the Company whether, in its sole discretion, such Committed Member will fund such Equity Contribution on the requested JVCo Contribution Date (all such amounts, collectively, “Discretionary Funded Amounts”). If more than one Committed Member determines to fund such additional Equity Contribution on the requested JVCo Contribution Date, then each such Committed Member shall fund its pro rata share (based on the number of Committed Members electing to fund such additional Equity Contribution) of the Equity Contribution requested pursuant to such JVCo Contribution Request. If less than all of the Committed Members elect to fund such additional Equity Contribution on the requested JVCo Contribution Date, then the Company shall adjust the amounts requested of each Committed Member in the next succeeding JVCo Contribution Request that is made in accordance with Section 3.2(c) such that, in the aggregate, taking into account the Discretionary Funded Amounts and the Equity Contributions required pursuant to such next succeeding JVCo Contribution Request, each of the Members shall have funded the amount it would have in the aggregate been required to fund if the Discretionary Funded Amounts were requested to be funded pursuant to a JVCo Contribution Request made in accordance with Section 3.2(c).
(e)    The Company shall provide each Member and FI Member Owner with a duly executed incumbency certificate in the form attached hereto as Annex O with respect to all of the Class A Managers authorized to execute a JVCo Contribution Request prior to the date such JVCo Contribution Request is made. In the event that any changes to the information on a previously delivered incumbency certificate require update, a new duly executed incumbency certificate shall be delivered by an “Authorized Manager” (as described in Annex O) in the form attached hereto as Annex O. As of the date hereof, the initial incumbency certificate has been delivered by the Company to each Member and FI Member Owner.
(f)    All initial Equity Contributions required to be paid in cash pursuant to this Section 3.2 shall be funded to the account designated in Annex O.
Section 3.3    Pre-Completion Revenues.
(a)    Unless otherwise determined by the Board, all Pre-Completion Revenues, automatically and without any further action by any Person, shall be applied to the payment of T4 Project Costs.
(b)    All Pre-Completion Revenues that are applied to the payment of T4 Project Costs shall be deemed for all purposes hereunder to have been distributed to the Members pursuant to Section 6.1 and reinvested as Equity Contributions by the applicable Members that would have received such distributions pursuant to Section 6.1.
(c)    Pre-Completion Revenues that have been deemed to be reinvested by the Members as Equity Contributions pursuant to Section 3.3(b) shall reduce, automatically and with no further action by any Person, the Remaining Committed Amount of each Committed Member on the first date that such Pre-Completion Revenues could have been distributed by T4 Liquefaction Owner to Holdings pursuant to the terms of the Financing Documents as if the Committed Members had made

50

Equity Contributions on such date in accordance with Section 3.2. Upon any such reduction, the FI Remaining Committed Amount of each FI Member Owner shall also be reduced, automatically and with no further action by any Person, by an amount equal to the product of (i) the aggregate amount by which the Remaining Committed Amount of the FI Member was reduced in accordance with the preceding sentence and (ii) such FI Member Owner’s FI Ownership Percentage.
Section 3.4    Overrun Contributions.
(a)    If (i) Equity Contributions in excess of the amounts required to be made in accordance with Section 3.2 are necessary in order to achieve the Project Completion Date or (ii) Equity Contributions are necessary in order to achieve the Project Completion Date due to a Committed Member or FI Member Owner having failed to fund the full amount of its Committed Amount or FI Committed Amount and the Remaining Committed Amount and FI Remaining Committed Amount of the Non-Defaulting Holders is equal to $0.00 (each, a “Cost Overrun Contribution”), then the Board may request such Cost Overrun Contributions (in exchange for newly issued Units) in the amounts necessary, from time-to-time, as determined in the discretion of the Board to achieve the Project Completion Date prior to the Drop Dead Date in accordance with this Section 3.4.
(b)    If the Board determines that Cost Overrun Contributions are necessary, then the Board shall first offer to issue Capital Units to the Members in accordance with this Section 3.4(b). Each Member will have the right to fund its Capital Percentage of the aggregate Cost Overrun Contributions requested by the Board in accordance with Section 3.4(a) in consideration of the issuance to such Member of new Capital Units in each relevant subclass of Capital Units (as provided in Section 3.7) then-held by such Member pro rata among such relevant subclasses at the Base Unit Price. The Capital Units to be offered to the Members in accordance with this Section 3.4(b) shall otherwise be offered in accordance with Section 3.5 and Section 3.8.
(c)    If the Members do not elect to acquire all the Capital Units offered pursuant to Section 3.4(b) in accordance with the procedures set forth in Section 3.5 and Section 3.8 (including in respect of a Participation Undersubscription Amount as specified in Section 3.8(e)), then the Board may re-offer (i) Class A-1 Units to the Class A Member and (ii) Class B-1 Units and Class B-2 Units to the Class B Members, in each case, pro rata based on the number and subclass (if applicable) of such Capital Units then-held by such Members in accordance with Section 3.5 and Section 3.8 and at a price per Unit determined by the Board.
(d)    If the Members do not elect to acquire all such Capital Units offered in accordance with Section 3.4(c), then the Company may issue the remaining such Capital Units as Class B-2 Units to Persons who are not Members at the price per Unit determined by the Board in accordance with Section 3.4(c) and in accordance with the procedures set forth in Section 3.5 and Section 3.8 and subject to the remaining provisions of this Agreement.
Section 3.5    Additional Capital Contributions.
(a)    Subject to the provisions of this Agreement (including Section 3.8 and Section 7.2), if the Board determines in its discretion that additional Equity Contributions are necessary, then following the requisite approval of the Board, the Board shall have the right to cause the Company to issue or sell to any Person who is not a Prohibited Person any of the following (collectively, “Additional Interests”): (i) additional Capital Units having the same rights and obligations as the same class of Capital Units as of the date hereof; (ii) obligations, evidences of indebtedness or other securities or interests

51

convertible into or exchangeable for Capital Units; and (iii) rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Capital Units or securities exercisable for or convertible or exchangeable into Capital Units, whether at the time of issuance or upon the passage of time or the occurrence of some future event. The terms and conditions governing the issuance of such Additional Interests, including the number and designation of such Additional Interests and any required Equity Contributions in connection therewith, shall, subject to Section 3.8 (and, if applicable, Section 3.4), be determined by resolution of the Board in accordance with Section 7.2.
(b)    Additional Interests issued to the Members (including, for the avoidance of doubt, Units determined to be issued by a Member or Members (as applicable) in accordance with Section 10.4(d)) shall be issued in accordance with Section 3.8 and shall be or be convertible into the class of Capital Unit specified in the applicable Subject Securities Notice (as determined, if applicable, in accordance with Section 3.4). Additional Interests issued to a Person who is not a Member shall be or be convertible into Class B-2 Units. Any Person to whom Additional Interests are issued that is not a Member shall (A) agree to be bound by the terms of this Agreement pursuant to an instrument reasonably approved by the Company, (B) represent and warrant, severally but not jointly, to the other Members and the Company as to itself the representations and warranties set forth in Article XI as of the date such Person becomes a Member and (C) comply with applicable foreign, U.S. federal and state securities laws, including the Securities Act, the Act and any filings or Consents required pursuant to any United States or foreign antitrust, competition or trade regulation laws (including the HSR Act), or other applicable Government Rules (including with respect to CFIUS, “foreign direct investment” laws or any requirements arising from the Natural Gas Act and the orders and regulations issued thereunder). Notwithstanding the foregoing, in no event will any Excluded Interests be considered Additional Interests that are subject to the terms of Section 3.8 and all such Excluded Interests shall be exempt from Section 3.8. Unless otherwise agreed by the Board, the additional Equity Contributions in connection with the issuance of Additional Interests shall be made in cash. Unless otherwise approved by the Board or as provided in Section 3.4, the Additional Interests shall be issued at the lesser of (1) the Base Unit Price and (2) Fair Market Value; provided, that Additional Interests issued in respect of a Critical Funding Issue may only be issued at the lesser of (1) the Base Unit Price and (2) Fair Market Value, and the Board shall not be entitled to approve the issuance of Additional Interests in respect of a Critical Funding Issue at a higher price.
(c)    Upon the issuance of any Additional Interests permitted pursuant to this Section 3.5, notwithstanding Section 16.2 but subject to Section 3.8, the Board may (i) amend any provision of this Agreement or the Certificate of Formation; (ii) add any new provision to this Agreement or the Certificate of Formation; and (iii) execute, swear to, acknowledge, deliver, file and record an amended Certificate of Formation and whatever other documents may be required in connection with such issuance, as shall be necessary or desirable to reflect the issuance of such class or series of Membership Interests and the relative rights and preferences of such class or series of Membership Interests as to the matters set forth in the preceding sentence.
Section 3.6    Member Loans.
(a)    If and to the extent the Board determines, in its discretion, to seek loans from the Members (or, to the extent requested in connection with an Emergency, from the Members and FI Member Owners pursuant to Section 3.10), it may offer such loans pursuant to Section 3.8 or, to the extent requested in connection with an Emergency, Section 3.10, which loans shall be evidenced by a loan in substantially the form attached hereto as Annex C with an applicable interest rate and tenor as

52

approved by the Board (any such loan, a “Member Loan”) and shall be repayable out of the Company’s cash and shall bear interest at the rate agreed to by the Board. Member Loans shall be made and repaid on identical terms (other than in respect of the lender thereunder and the principal amount thereof) as of the date such Member Loan is made (relative to the other Member Loans made on such date). A Member Loan shall not be deemed to constitute an Equity Contribution to the Company but shall be a debt due from the Company. If any Member Transfers any portion of its Membership Interest hereunder, then such Member concurrently shall Transfer a proportionate principal amount of the Member Loans owing to such Member such that, after giving effect to such Transfer, the percentage of Member Loans held by such Member and the new Member acquiring such Membership Interests is the same as the percentage yielded by dividing (x) the outstanding principal amount of Member Loans owed to the relevant Member by (y) the outstanding principal amount of all Member Loans owed to all Members.
(b)    For the avoidance of doubt, this Section 3.6 shall not apply to the funding of any Committed Member’s Committed Amount in accordance with Section 3.1 and Section 3.2.
(c)    The Company confirms that it will not withhold any payments under any loan (including any Member Loan and any Defaulting Holder Loan) made by an FI Member Owner to the Company provided that the Company has received from the relevant FI Member Owner a properly completed IRS Form W-8EXP certifying as to the relevant FI Member Owner’s status as a foreign government prior to the time the Company would otherwise have to withhold on any such payment.
(d)    To the extent any FI Member Owner has directly made any loan (including any Member Loan or any Defaulting Holder Loan), then, notwithstanding any other provision of this Agreement, prior to the conversion of any such loan to Capital Units or forfeiture of any Capital Units in respect of such loan, the applicable loan held by such FI Member Owner may be contributed to the FI Member (indirectly through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) or to any other entity to which such FI Member Owner is permitted to transfer and assign such loan.
Section 3.7    Sub-Classes of Units.
(a)    For purposes solely of this Section 3.7, Section 3.8, Section 4.1(c), Article VI, and Article XIV, and related definitions in Article I, the Class A Units shall be segregated into the following sub-classes:
(i)    the “Class A-1 Units”, which comprise (A) the Class A Units issued on the date hereof that are so-designated on Annex B and (B) Class A Units issued in respect of pro rata cash funding in accordance with Section 3.8 made in respect of a Class A-1 Unit, other than in respect of a Discretionary Capital Improvement;
(ii)    the “Class A-3 Units”, which shall be issued solely in accordance with Section 4.1(c); and
(iii)    the “Class A Tracking Units”, which will be issued (if at all) in respect of the cash funding by the Class A Member of Discretionary Capital Improvements in accordance with Annex M.
(b)    For purposes solely of this Section 3.7, Section 4.1(c), and Section 3.8, Article VI, Article XIV and related definitions in Article I, the Class B Units shall be segregated into the following sub-classes:

53

(i)    the “Class B-1 Units”, which comprise (A) the Class B Units issued on the date hereof that are so-designated on Annex B and (B) Class B Units issued in respect of pro rata cash funding in accordance with Section 3.8 made in respect of a Class B-1 Unit, other than in respect of a Discretionary Capital Improvement;
(ii)    the “Class B-2 Units”, which comprise (A) the Class B Units issued on the date hereof that are so-designated on Annex B, (B) Class B Units issued in respect of pro rata cash funding in accordance with Section 3.8 made in respect of a Class B-2 Unit, and (C) each other Class B Unit issued after the date hereof that is not otherwise designated a Class B-1 Unit or a Class B Tracking Unit;
(iii)    the “Class B-3 Units”, which shall be issued solely in accordance with Section 4.1(c); and
(iv)    the “Class B Tracking Units”, which will be issued (if at all) in respect of the cash funding by Class B Members of Discretionary Capital Improvements in accordance with Annex M.
(c)    As used in this Section 3.7, pro rata cash funding shall mean pro rata in accordance with the number of Capital Units held by such Member at the time of determination.
Section 3.8    Preemptive Rights.
(a)    Subject to and without limiting other applicable provisions of this Agreement (including Section 3.5), the Company hereby grants to each Member, and each Member shall have, the right (hereinafter referred to as the “Preemptive Right”) to purchase, in accordance with the procedures set forth in this Section 3.8 (and, if applicable, Section 3.4), any New Equity Securities or New Debt Securities (including Class A Tracking Units and Class B Tracking Units), that are issued or sold by the Company or any other Controlled Company Party from time to time other than in accordance with Sections 3.1, 3.2, 4.1(c), 3.10, 13.4(e), 13.5(b) and 13.6(b) (as applicable, “Subject Securities”).
(b)    The Preemptive Right shall be offered pro rata among the Members (based on each such Member’s Capital Percentage); provided, that for so long as the FI Member is directly or indirectly owned by at least two FI Member Owners, the amount offered to the FI Member and capable of acceptance by the FI Member shall be limited by Section 3.8(g) if applicable.
(c)    If the Company or any other Controlled Company Party proposes to issue and sell Subject Securities, the Company shall notify each Member in writing with respect to the proposed Subject Securities to be issued or sold (the “Subject Securities Notice”). Each Subject Securities Notice shall set forth: (i) the number and purchase price of Subject Securities proposed to be issued or sold by the Company or any other Controlled Company Party (as determined by the Board (subject to the last sentence of Section 3.5(b) and, if applicable, Section 3.4)); (ii) such Member’s allocable portion of the Subject Securities; and (iii) any other material term, including any applicable regulatory requirements and, if known, the expected date of consummation of the purchase and sale of the Subject Securities.
(d)    Each Member shall be entitled to exercise its Preemptive Right to purchase such Subject Securities by delivering an irrevocable written notice to the Company (the “Preemptive Exercise Notice”) within 20 Business Days from the date of receipt of any such Subject Securities Notice (the “Preemptive Exercise Deadline”) specifying the number of Subject Securities to be subscribed, which in any event can be no greater than such Member’s Capital Percentage of such Subject Securities (and if

54

applicable, as limited, with respect to FI Member, in accordance with Section 3.8(g)), at the price and on the terms and conditions determined by the Board and specified in the Subject Securities Notice.
(e)    If one or more Members do not elect to purchase their entire allocable portion of the Subject Securities in accordance with Section 3.8(d) (such aggregate shortfall, the “Participation Undersubscription Amount”), then such Participation Undersubscription Amount shall be offered to (x) the Members electing to purchase their entire allocable portion of the Subject Securities (in the relevant subclasses specified in Section 3.4(b), if applicable, irrespective of the subclasses held by the Member that does not elect to purchase its entire allocable portion of the Subject Securities) and (y) if Section 3.8(g) is applicable, unless the FI Member elected not to purchase any of its allocable portion of the Subject Securities, the FI Member (the Members in (x) and (y), the “PUA Members”) and each PUA Member shall have the right to purchase the Subject Securities comprising the Participation Undersubscription Amount on a pro rata basis, determined as (x) the Applicable PUA Amount divided by (y) the aggregate number of all Subject Securities that all PUA Members elected to purchase. The Company shall continue to offer Subject Securities comprising the Participation Undersubscription Amount in accordance with the immediately preceding sentence (mutatis mutandis) until Subject Securities proposed to be issued are fully subscribed for by the PUA Members or there are no PUA Members that wish to purchase additional Subject Securities comprising the Participation Undersubscription Amount. If a PUA Member does not elect to participate in the purchase of the Participation Undersubscription Amount within ten Business Days following the date on which it was offered, then such PUA Member shall be deemed to have irrevocably waived its rights under this Section 3.8(e) with respect to the Participation Undersubscription Amount.
(f)    If and to the extent that the Members do not elect to exercise their respective Preemptive Rights by the later of the Preemptive Exercise Deadline and the last Business Day of the last ten Business Day period set forth in Section 3.8(e) (the “Preemptive End Date”) with respect to the Subject Securities proposed to be sold by the Company, the Company shall have 90 days following the Preemptive End Date to consummate the sale of such unsubscribed Subject Securities proposed to be sold by the Company to Persons that are not Members, at a price and on terms no more favorable to the purchaser than those offered to the Members in the Subject Securities Notice (in accordance with Section 3.4(d) if applicable).
(g)    Notwithstanding anything to the contrary in this Section 3.8, for so long as the FI Member is directly or indirectly owned by at least two FI Member Owners:
(i)    each FI Member Owner shall be entitled to cause (either directly or indirectly through the T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker, T4 Co-Invest 2 Feeder or T4 Co-Invest 2 Blocker) the FI Member to exercise the FI Member’s Preemptive Right in respect of up to (but not in excess of) the number of Subject Securities determined by multiplying (x) the number of Subject Securities offered to the FI Member in accordance with Section 3.8(c) by (y) the FI Ownership Percentage of such FI Member Owner;
(ii)    the FI Member may only exercise its Preemptive Right in accordance with Section 3.8(d) to the extent of the aggregate Subject Securities that the FI Member Owners elected to cause (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) the FI Member to exercise in accordance with Section 3.8(g)(iii);
(iii)    in exercising its Preemptive Right in accordance with Section 3.8(d), the FI Member shall identify in the Preemptive Exercise Notice each electing FI Member Owner and the

55

number of Subject Securities that the FI Member is electing to purchase at the direction of each such FI Member Owner (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable); and
(iv)    if a Participation Undersubscription Amount occurs in accordance with Section 3.8(e), then (A) in each round of election set forth in Section 3.8(e), each FI Member Owner that elected to cause (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) the FI Member to exercise the FI Member’s Preemptive Right in accordance with Section 3.8(g)(i) in respect of such FI Member Owner’s full indirect share of Subject Securities in the first and all subsequent prior rounds shall have the right to cause (either directly or indirectly through the T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker or such other entity formed directly or indirectly by any FI Member Owner as a subsidiary to indirectly own Membership Interests in the Company, as applicable) the FI Member to exercise the FI Member’s Preemptive Right in respect of up to (but not in excess of) the number of Subject Securities determined by dividing (x) such electing FI Member Owner’s FI Ownership Percentage by (y) the FI Ownership Percentage of the other electing FI Member Owners that caused (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) the FI Member to exercise such FI Member Owner’s full share of the FI Member’s allocated portion of the Participation Undersubscription Amount in the first and all subsequent prior rounds in accordance with this Section 3.8(g)(iv) and multiplying the resulting percentage by the number of Subject Securities offered to the FI Member in accordance with Section 3.8(e), (B) the FI Member shall only exercise its rights under Section 3.8(e) in each round of elections to the extent of the aggregate Subject Securities that the FI Member Owners elected to cause (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) the FI Member to exercise in accordance with subpart (A) of this Section 3.8(g)(iv) in such round, and (C) each notice delivered in accordance with Section 3.8(e) shall identify each electing FI Member Owner and the number of Subject Securities the FI Member is electing to purchase at the direction of each such FI Member Owner (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) in accordance with Section 3.8(e).
(h)    If New Equity Securities of the Company are issued and sold, any Person to whom New Equity Securities are issued that is not a Member shall agree to be bound by the terms of this Agreement pursuant to an instrument reasonably approved by the Company and shall represent and warrant, severally but not jointly, to the other Members and the Company as to itself the representations and warranties set forth in Article XI as of the date such Person becomes a Member.
Section 3.9    Calls for Equity Contributions. For the elimination of doubt, JVCo Contribution Requests made in respect of the Committed Members’ respective Committed Amounts shall be made commensurately and concurrently with Equity Contribution Requests (as defined in the Equity Contribution Agreement), which shall in each case be in an amount determined by the Board (subject to Section 3.2), and delivered to Holdings in accordance with the terms of the Equity Contribution Agreement; provided, that, unless otherwise agreed as a Supermajority Matter, (x) to the extent that the Construction Loans are available to be drawn pursuant to and in accordance with the terms of the Financing Documents (as determined by the Board) (“Available Loans”) and unless the Board has determined that it is not in the Company’s best interest to draw on such Available Loans (Available Loans subject to such a determination, the “Unavailable Loans”), no Equity Contribution Requests shall be made prior to the time that the D:E Ratio first equals 75:25, (y) from and after the time that the D:E Ratio first equals 75:25 until the Equity Funding Adjustment Date and for so long as the Construction Loans constitute Available Loans and do not constitute Unavailable Loans, Equity Contribution Requests will

56

request equity contributions in an amount that is no greater than the amount necessary to satisfy the pro rata funding requirements under the Financing Documents, taking into account any Construction Loan borrowing being made substantially concurrently with such equity contributions, and (z) at all times after the Equity Funding Adjustment Date or on any JVCo Contribution Date that the Construction Loans are not Available Loans, Equity Contribution Requests will request equity contributions in the amount that is required to enable the T4 Liquefaction Owner to pay any T4 Project Costs which are then due and payable or are reasonably anticipated to become due and payable prior to the next projected Equity Contribution Date. All other requests for Equity Contributions shall, if authorized to be made pursuant to the express terms of this Agreement, be made upon the request of the Board in accordance with this Agreement (including at the direction of a Member in accordance with Section 10.4(d)), and no Member shall otherwise have the right to make JVCo Contribution Requests hereunder. No Member shall have any right to make Equity Contributions to the Company other than as expressly provided in this Agreement; provided that, for the purposes of this Section 3.9, the determination that Construction Loans are Available Loans and/or Unavailable Loans shall not be based primarily on cost or other economic terms of such Construction Loans.
Section 3.10    Emergency Funding.
(a)    If, after the Project Completion Date, the Administrator determines that cash is necessary to address an Emergency on an expedited basis in accordance with Section 13.3.5 of the CFAA, then the Board may request Member Loans in accordance with Section 3.6 by delivering written notice to all Members and FI Member Owners (each, an “Emergency Funding Request”).
(b)    Each Emergency Funding Request shall set forth: (i) the aggregate amount requested by T4 Liquefaction Owner in accordance with Section 13.3.5 of the CFAA; (ii) each Member’s allocable portion of such aggregate amount as determined in accordance with Section 3.2 or Section 3.8; (iii) each FI Member Owner’s allocable portion of the FI Member’s allocable portion of such aggregate amount as determined in accordance with Section 3.2 or Section 3.8; and (iv) the date by which cash has been requested of T4 Liquefaction Owner in accordance with Section 13.3.5 of the CFAA.
(c)    Each of the Members and FI Member Owners that is not a Defaulting Holder may elect to make (or cause to be made through a contribution to FI Member (indirectly through T4 Co-Invest 2 Feeder or T4 Co-Invest 1 Blocker, as applicable)) a Member Loan (or, with respect to an FI Member Owner, a Member Loan by the FI Member Owner to the Company) up to its allocable share of the aggregate amount requested by such Emergency Funding Request (the “Emergency Funding Amount”) on the proposed expedited timeline.
(d)    If less than all of the Members elect to fund their respective allocable portion of the Emergency Funding Amount (the difference between the aggregate Emergency Funding Request and the amount elected to be contributed by the Members, the “Emergency Funding Deficit”), then each of the Members and FI Member Owners that elected to fund, directly or indirectly, its allocable share of the Emergency Funding Amount (the “Emergency Funding Holder”) may elect to fund, directly or indirectly, all or any portion of the Emergency Funding Deficit.
(e)    Notwithstanding Section 12.1, each Member or FI Member Owner that did not elect to fund its respective allocable portion of the Emergency Funding Amount (each, an “Emergency Non-Funding Holder”) shall be entitled (without the prior consent of the Board or any Member or FI Member Owner) within 60 days of the Emergency Funding Request to acquire from the Emergency Funding Holders (on a pro rata basis) up to such Emergency Non-Funding Holder’s allocable share of all

57

of the Member Loans extended in accordance with this Section 3.10, in exchange for payment of an amount equal to the outstanding principal amount and accrued and unpaid interest thereon at the time of such acquisition.
(f)    If, by the 60th day to occur after the date of an Emergency Funding Request, all Members and FI Member Owners have made or acquired Member Loans in an aggregate amount equal to the amount set forth in such Emergency Funding Request (with each Member and FI Member Owner having made or acquired its respective allocable portion of the Emergency Funding Amount), then (i) the Member Loans held by the FI Member Owners shall be contributed to the FI Member (including indirectly through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) and (ii) immediately following the contribution contemplated in the foregoing clause (i), then the Member Loans shall convert to Capital Units at the Base Unit Price. If, by the 60th day to occur after the date of an Emergency Funding Request, less than all Members and FI Member Owners have made or acquired Member Loans in an aggregate amount equal to the amount set forth in such Emergency Funding Request, then such Member Loans shall remain outstanding and shall be repaid prior to the making of distributions in accordance with Article VI. Notwithstanding the foregoing, any Member Loans issued in connection with a Critical Funding Issue shall convert to Capital Units at the Base Unit Price on the 60th day to occur after the date of the Emergency Funding Request in connection with such Critical Funding Issue.
(g)    For the avoidance of doubt, each Member Loan extended in accordance with this Section 3.10 shall be repaid prior to the making of distributions in accordance with Article VI.
Section 3.11    Credit Support.
(a)    Each Member (other than the FI Member) (i) has provided or caused to be provided pursuant to its respective Subscription Agreement, Equity Credit Support with an initial stated amount equal to the amount set forth opposite such Member’s name under the heading “Equity Credit Support” on Annex B and (ii) shall at all times after the date hereof until the Cash Contribution End Date maintain Equity Credit Support in an amount equal to its Remaining Committed Amount (provided that, prior to the satisfaction of the FERC Remand Condition, NextDecade Member shall only be required to deposit into the Accelerated Cash Collateral Account (as defined in the Equity Contribution Agreement) any portion of the Aggregate Accelerated Funding Amount that has not yet been contributed to the T4 Liquefaction Owner in cash), it being acknowledged and agreed that one Member may provide additional Equity Credit Support on behalf of another Member, but any failure to provide such additional Equity Credit Support shall be a breach of such other Member, not the Member providing such additional Equity Credit Support.
(b)    With respect to the FI Member, each FI Member Owner (i) has provided or caused to be provided pursuant to the FI Member Subscription Agreement, Equity Credit Support with an initial stated amount equal to the amount set forth opposite such FI Member Owner’s name under the heading “FI Equity Credit Support” on Annex B and (ii) shall at all times after the date hereof until the Cash Contribution End Date, maintain or cause to be maintain Equity Credit Support in an amount equal to its FI Remaining Committed Amount; provided that, if such FI Member Owner has provided a Fund Guaranty in accordance with the Equity Contribution Agreement, on each Equity Contribution Date, such FI Member Owner shall provide Equity Credit Support in the form of a Supplemental LC in an amount equal to its respective FIMO Supplemental Coverage Amount in satisfaction of the obligations of Holdings under Section 2.2(b) of the Equity Contribution Agreement, it being acknowledged and agreed that one FI Member Owner may provide additional Equity Credit Support on behalf of another FI

58

Member Owner, but any failure to provide such additional Equity Credit Support shall be a breach of such other FI Member Owner and the FI Member, not the FI Member Owner providing such additional Equity Credit Support. If any FI Member Owner has provided a Fund Guaranty, on each Equity Contribution Date the Company agrees that it will instruct Holdings to deliver a SECS Certificate (as defined in the Equity Contribution Agreement), in form and substance compliant with the Equity Contribution Agreement and reflecting T4 Project Costs approved by Board, together with any Supplemental LC delivered by such FI Member Owner under this Section 3.11(b).
(c)    The obligation of each Member and FI Member Owner to maintain Equity Credit Support in accordance with this Section 3.11 shall terminate automatically and without the further action of any Person upon the earlier of (i) the Project Completion Date and (ii) (A) with respect to any Member (other than the FI Member), the date on which the Committed Amount of such Member is equal to $0.00, (B) with respect to the FI Member, the date on which the FI Committed Amount of each FI Member Owner is equal to $0.00 or (C) with respect to any FI Member Owner, the date on which the FI Committed Amount of such FI Member Owner is equal to $0.00; provided, that for purposes of determining the termination of GIP’s obligation to maintain Equity Credit Support in accordance with this Section 3.11, GIP’s FI Committed Amount shall be deemed to exclude the total amount of Equity Contributions that GIM Participation Velocity, L.P. has committed to contribute indirectly (through its direct or indirect ownership of the FI Member) to the Company as provided in Annex B.
(d)    Upon Holdings making any Equity Payment (as defined in the Equity Contribution Agreement) under the Equity Contribution Agreement, the Company shall cause Holdings to deliver (i) an ECS Reduction Certificate pursuant to Section 2.2(f) of the Equity Contribution Agreement reducing the amount of the Equity Credit Support provided by each Member or FI Member Owner that has funded an Equity Contribution (other than by way of a drawing on Equity Credit Support provided by such Member or FI Member Owner at its direction) or Defaulting Holder Loan on or prior to such Equity Contribution Date to thereby cause the available amount of such Member’s or FI Member Owner’s Equity Credit Support as of such date to equal, in the case of a Member, such Member’s Remaining Committed Amount or, in the case of an FI Member Owner, such FI Member Owner’s FI Remaining Committed Amount, as of such Equity Contribution Date and (ii) a revised ECS Allocation Schedule that reflects such reductions. For the elimination of doubt, the Company shall not, and shall ensure that Holdings shall not, reduce the Remaining Committed Amount (or, in the case of an FI Member Owner, FI Remaining Committed Amount) and the Equity Credit Support of any Defaulting Holder in respect of its deemed Equity Contribution in the amount of any outstanding Defaulting Holder Loan extended to such Defaulting Holder.
(e)    If any Payment Defaulting Holder repays a Defaulting Holder Loan in accordance with Section 13.3, the applicable Curing Holder (or Curing Guarantor on its behalf) shall promptly deliver to Holdings Equity Credit Support in the amount necessary to satisfy its obligations pursuant to Section 3.11(a) or Section 3.11(b), as applicable, taking into account such repayment and, upon receipt of such additional Equity Credit Support from the applicable Curing Holder (or Curing Guarantor on its behalf), the Company shall (i) cause Holdings to deliver such additional Equity Credit Support to the T4 Collateral Agent and (ii) deliver an ECS Reduction Certificate and a revised ECS Allocation Schedule that reflects the additional Equity Credit Support of the Curing Holder (or Curing Guarantor on its behalf) and a reduction of the Equity Credit Support provided by or on behalf of such Defaulting Holder in the amount of such repayment to the extent that such Equity Credit Support exceeds its Remaining Committed Amount or FI Remaining Committed Amount, as applicable.

59

(f)    The Company shall promptly, and in any event within two Business Days following the request of any Member or FI Member Owner, deliver new Equity Credit Support provided by or on behalf of such Member or FI Member Owner to the T4 Collateral Agent in exchange for return of any existing Equity Credit Support provided by or on behalf of such Member or FI Member Owner. Notwithstanding anything to the contrary herein and unless otherwise directed by the applicable FI Member or FI Member Owner, if any FI Member or FI Member Owner has delivered multiple Equity Credit Support instruments to the Company, the Company shall make any requests for drawing on such Equity Credit Support instruments a pro rata basis.
(g)    Within one Business Day following the request of any Member or FI Member Owner that has provided Equity Credit Support to make a drawing under such Equity Credit Support in lieu of an Equity Contribution pursuant to Section 3.2(b), the Company shall, and shall cause its applicable subsidiaries to, cause Holdings to deliver a written notice to the T4 Collateral Agent, with a copy to T4 Liquefaction Owner and the Collateral and Intercreditor Agent, directing the T4 Collateral Agent to make a draw on such Equity Credit Support in the amount of such Equity Contribution (which notice shall specify the amount to be drawn), in accordance with Section 2.1(c) of the Equity Contribution Agreement.
(h)    If any Member (other than the FI Member) fails to honor its obligation to make Equity Contributions in accordance with Section 3.2, then the Company shall cause Holdings to deliver a written notice to the T4 Collateral Agent, with a copy to T4 Liquefaction Owner and the Collateral and Intercreditor Agent, directing the T4 Collateral Agent to make a draw on the Equity Credit Support provided by such failing Member in the amount of such Equity Contribution (which notice shall specify the amount to be drawn), in accordance with Section 2.1(c) of the Equity Contribution Agreement; provided, that if the issuer of such Member’s Equity Credit Support previously has failed to honor its obligations under such Equity Credit Support instrument and such failure has not been cured before the date on which such notice is provided to the T4 Collateral Agent, then the Company shall direct the T4 Collateral Agent to make a draw on the Equity Credit Support provided by the other Members and FI Member Owners, pro rata based on their respective Equity Credit Support Percentages. If the FI Member fails to honor its obligation to make Equity Contributions in accordance with Section 3.2, then the Company shall determine which FI Member Owner is responsible for such failure (and, to the extent the Company is unable to make such determination, the FI Member shall inform the Company promptly thereof), and the Company shall cause its applicable subsidiaries to cause Holdings to deliver a written notice to the T4 Collateral Agent, with a copy to T4 Liquefaction Owner and the Collateral and Intercreditor Agent, directing the T4 Collateral Agent to make a draw on the Equity Credit Support provided by such responsible FI Member Owner in the amount of such Equity Contribution (which notice shall specify the amount to be drawn), in accordance with Section 2.1(c) of the Equity Contribution Agreement; provided, that if the issuer of such FI Member Owner’s Equity Credit Support previously has failed to honor its obligations under such Equity Credit Support instrument and such failure has not been cured before the date on which such notice is provided to the T4 Collateral Agent, then the Company shall direct the T4 Collateral Agent to make a draw on the Equity Credit Support provided by the other Members and FI Member Owners, pro rata based on their respective Equity Credit Support Percentages.
(i)    The Company shall cause Holdings to deliver an updated ECS Allocation Schedule pursuant to Section 2.2(f) of the Equity Contribution Agreement promptly, and in any case within two Business Days, of: (i) the date any Equity Credit Support provided by or on behalf of any Member is drawn to pay the obligations of any other Member; (ii) the date of any conversion to equity of any Covering Equity Loan that was funded with the proceeds of a drawing of any Equity Credit Support; (iii) the date of any Transfer of Equity Credit Support in connection with the replacement of any

60

Membership Interests in the Company or commitments to the Company in accordance with Section 13.3(a)(iii) or otherwise and (iv) the aggregate amount of the Equity Credit Support exceeding the Remaining Committed Amount, and in such case such updated ECS Allocation Schedule shall provide for reduction of each Equity Credit Support instrument that exceeds the applicable Member’s Remaining Committed Amount or applicable FI Member Owner’s FI Remaining Committed Amount, in accordance with the instructions of the applicable FI Member or FI Member Owner; provided that such instructions may not request a reduction, taking into account Equity Credit Support instruments delivered by the applicable FI Member or FI Member Owner, to an amount that is less than the applicable Member’s Remaining Committed Amount or applicable FI Member Owner’s FI Remaining Committed Amount. The Company shall ensure that Holdings shall not request an update to the ECS Allocation Schedule pursuant to Section 2.2(f) of the Equity Contribution Agreement except as expressly set forth in this Section 3.11.
(j)    Prior to the satisfaction of the FERC Remand Condition, notwithstanding anything herein or in any Financing Document to the contrary, the Company shall not cause or permit the T4 Liquefaction Owner to incur any indebtedness under the Financing Documents if as a result of incurring such indebtedness, the Credit Exposure Percentage of the TTE Member or the FI Member will be greater than the Base Funding Percentage of such Member or the Credit Exposure Percentage of any FI Member Owner will be greater than its Base Funding Percentage of the FI Member’s Base Funding Percentage.
ARTICLE IV.

MEMBERSHIP INTERESTS AND CAPITAL ACCOUNTS
Section 4.1    Membership Interests; Units; Capital Percentages; Voting Percentages.
(a)    A Member’s “Membership Interest” shall mean the entire limited liability company ownership interest of such Member in the Company, including any and all rights, powers, and benefits accorded a Member under this Agreement and the duties and obligations of such Member hereunder. The Membership Interest of each Member in the Company shall be represented by the units in the Company held by such Member (each, a “Unit”). As of the date hereof, the Units of the Company shall consist of two classes: the “Class A Units” and the “Class B Units”, with subclasses thereunder as set forth in Section 3.7 for the limited purposes described therein. The “Capital Percentage” of each Member in the Company from time to time shall be (x) the number of Capital Units held by such Member at the time of determination divided by (y) the number of then-issued and outstanding Capital Units held by all Members at such time of determination. The “Voting Percentage” of each Member in the Company from time to time shall be (x) the number of Voting Units held by such Member at the time of determination divided by (y) the number of then-issued and outstanding Voting Units held by all Members at such time of determination.
(b)    On the date hereof, each Member shall be deemed to have received the Units set forth on Annex B in consideration of the corresponding Committed Amount set forth on Annex B, as applicable.
(c)    Upon the occurrence of the Flip Event, the Company shall provide prompt written notice thereof to the Members and automatically and without the further action of any Person, (i) each of the then-outstanding Class B-1 Units shall be redeemed (and shall be deemed to have been redeemed) by the Company in consideration of one Class B-3 Unit and (ii) the Class A Member shall

61

receive (and the Company shall be deemed to have issued) one Class A-3 Unit for each Class B-1 Unit so-redeemed without the need to provide further consideration. The Company shall update Annex B in accordance with Section 16.2(e) on or promptly following the date of the Flip Event. For the avoidance of doubt, after the occurrence of the Flip Event, in no event shall the Company issue additional Class B-1 Units, Class B-3 Units, or Class A-3 Units to any Member for any purpose under this Agreement.
Section 4.2    Capital Accounts. A separate capital account (a “Capital Account”) shall be maintained for each Member. The Capital Account of each Member shall be established and maintained in accordance with the following:
(a)    Each Member’s Capital Account shall be increased by (i) the amount of cash and the initial Book Value of property (net of liabilities that the Company is considered to assume or take subject to) transferred by such Member to the Company as Equity Contributions, (ii) the amount of all income or gain (or items thereof) allocated to such Member pursuant to Article V, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
(b)    Each Member’s Capital Account shall be decreased by (i) the amount of cash and the Book Value of any property distributed to such Member pursuant to any provision of this Agreement, (ii) any items in the nature of expenses or losses which are allocated to such Member pursuant to Article V, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
(c)    In determining the amount of any liability for purposes of this definition of Capital Account, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
(d)    In the event Membership Interests are directly Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interests so Transferred.
(e)    Any other Company item which is required or authorized under Code Section 704(b) to be reflected in the Capital Accounts shall be so reflected. The Capital Account established for each Member shall at all times during the term of the Company be maintained in accordance with this Section 4.2 and the capital accounting rules set forth in Regulations Section 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. If at any time during the term of the Company the Capital Accounts shall not have so been maintained, the Capital Accounts shall be retroactively adjusted to conform to such requirements to the greatest extent possible.
(f)    The Capital Accounts of the Members shall be increased or decreased in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the property of the Company on the Company’s books in accordance with the definition of “Book Value” herein.
Section 4.3    Certificates; Registered Holders.
(a)    Certificates. Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Board.

62

(b)    Registered Holders. The Company shall be entitled to recognize the exclusive right of a Person registered on its books and records as the direct owner of the indicated Membership Interests and shall not be bound to recognize any equitable or other claim to or interest in such Membership Interests on the part of any Person other than such registered owner, whether or not it shall have express or other notice of any equitable or other claim to or interest in such Membership Interest on the part of any Person other than such registered owner, except (i) as otherwise provided by Government Rule or (ii) in the case of the FI Member, the FI Member Owners in accordance with Section 16.3.
(c)    Security. For purposes of providing for the Transfer of, perfecting a security interest in, and other relevant matters related to, a Membership Interest, the Membership Interest will be deemed to be a “security” subject to the provisions of Articles 8 and 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by the State of New York or any other relevant jurisdiction.
Section 4.4    Certain Determinations as to Ownership and Interpretation
(a)    In the event of any stock split, subdivision or combination of (or similar transaction with respect to) the Capital Units, Voting Units or other Membership Interests, any thresholds set forth in this Agreement shall be determined after adjusting the number of Capital Units, Voting Units or other Membership Interests held (as of the date of this Agreement or otherwise, as applicable) to reflect such stock split, subdivision or combination (or similar transaction), as the case may be.
(b)    All Class B Units or other Membership Interests (as applicable) indirectly held by an FI Member Owner or any Affiliate thereof shall be aggregated for purposes of measuring indirect ownership of Class B Units or other Membership Interests (as applicable) of such FI Member Owner against ownership thresholds set forth in this Agreement, including for determining the governance rights set forth in Article VII, the identity of a Founding Member or Substantial Member, and any consent rights with respect to Qualified Majority Matters, Supermajority Matters or Unanimous Matters; provided, that any Class B Units or other Membership Interests (as applicable) held indirectly by (i) MIC, Devonshire or their respective Affiliates through a third-party discretionary investment fund through which MIC, Devonshire or their respective Affiliates invests, including through GIP, shall be disregarded and not aggregated with the ownership of MIC or Devonshire, as applicable, for purposes of this Section 4.4(b) or (ii) GIP or its syndicated investors through any coinvestment vehicle that established to hold all or a portion of the indirect interests of or in the T4 Co-Invest 2 Blocker shall be disregarded and not aggregated with the ownership of Devonshire for purposes of this Section 4.4(b).
(c)    Any Member or FI Member Owner may assign its rights to (i) acquire Additional Interests under Sections 3.4, 3.5 and 3.8, (ii) make a Member Loan, or (iii) fund, in whole or in part, its allocable share of the Emergency Funding Amount (including any amount of the Emergency Funding Deficit such Member or FI Member Owner has also elected to fund) that such Member or FI Member Owner has elected to fund under Section 3.10, to, and such rights may be exercised on behalf of such Member or FI Member Owner by, (A) any Person to whom such Member or FI Member Owner would have been permitted to Transfer such Additional Interests pursuant to a direct or indirect Transfer permitted under Section 12.2(a) or (B) any Person eligible to be an Exempt Transferee, in each case, immediately following such Member or FI Member Owner’s acquisition thereof.

63

Section 4.5    FI Member Owners.
(a)    As of the date hereof, each FI Member Owner’s direct or indirect ownership percentage of the FI Member is set forth on Annex B (such percentage, the “FI Ownership Percentage”).
(b)    Notwithstanding anything in this Agreement to the contrary, the Members acknowledge and agree: (i) the FI Member Owners are not, and shall not be considered, “Members” of the Company for purposes of this Agreement and the Act and are parties to this Agreement for the limited purposes of (A) guaranteeing performance by the FI Member of its obligations under Section 3.1 and Section 3.2 in accordance with Section 16.18 (solely with respect to such FI Member Owner’s FI Remaining Committed Amount), (B) maintaining its Equity Credit Support in accordance with Section 3.11, and (C) agreeing to be bound by the terms and provisions of the FI Member Owner Binding Provisions, (ii) the obligations of each FI Member Owner and liability for any breach hereof by such FI Member Owner of the FI Member Owner Binding Provisions are several and not joint and several, and (iii) other than in connection with a failure to fund, a failure to maintain Equity Credit Support or a breach of the FI Member Owner Binding Provisions, in no event shall any Member have any right of recourse hereunder or under any documents or instruments delivered in connection herewith (including the other Transaction Documents) against an FI Member Owner. In furtherance of the foregoing, the Members further acknowledge and agree that, in the event of any actual or threatened breach of this Agreement by any FI Member Owner, (1) the Members’ and other FI Member Owners’ sole recourse shall be against such breaching FI Member Owner and not the FI Member or such other FI Member Owners and (2) no action, suit or proceeding may be brought against FI Member or such other FI Member Owners.
Section 4.6    Springing Governance. Notwithstanding anything herein to the contrary, if at any time the Class A Member is not an Affiliate of each of the Administrator, Coordinator, and Operator, then Annex R shall apply immediately thereupon and without the necessity of the taking of any action by any Person.
ARTICLE V.

ALLOCATIONS
Section 5.1    Allocation of Net Income and Net Loss. Except as otherwise provided in this Article V, Net Income and Net Loss (and, to the extent determined appropriate by the Board, each item of gross income, gain, loss and deduction for such period) shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 6.1, Section 6.2, Section 6.3, and Section 6.4 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Book Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 6.1, Section 6.2, Section 6.3, and Section 6.4 to the Members immediately after making such allocation minus (ii) such Member’s share of Company Minimum Gain and Minimum Gain Attributable to Member Nonrecourse Debt, computed immediately prior to the hypothetical sale of assets, and the amount such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.
Section 5.2    Limitation on Loss Allocation. Net Losses allocated to a Member pursuant to Section 5.1 shall not exceed the maximum amount of losses that can be allocated without

64

causing a Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses pursuant to Section 5.1, losses shall be allocated to such Member only in an amount that will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in proportion to their relative Capital Percentages to the extent that such allocations would not cause such Members to have an Adjusted Capital Account Deficit. Any allocation of items of loss pursuant to this Section 5.2 shall be taken into account in computing subsequent allocations pursuant to Section 5.1, and prior to any allocation of items in such Section so that the net amount of any items allocated to each Member pursuant to Section 5.1 and this Section 5.2 shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Section 5.1 and this Section 5.2 if such allocation under this Section 5.2 had not occurred.
Section 5.3    Special Allocations. Notwithstanding any of the provisions set forth above in this Article V to the contrary, the following special allocations shall be made in the following order:
(a)    Company Minimum Gain. Except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g), which, for the avoidance of doubt, shall be pro rata in accordance with the negative Capital Accounts of the Members (where applicable). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. This Section 5.3(a) is intended to comply with the chargeback of items of income and gain requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Minimum Gain Attributable to Member Nonrecourse Debt. Except as otherwise provided in Regulations Section 1.704-2(i)(4), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year, each Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in proportion to, and to the extent of, an amount equal to the portion of such Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Regulations 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the chargeback of items of income and gain requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)    Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, that an allocation pursuant to this Section 5.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement. The foregoing provision is intended to comply with

65

Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Regulations.
(d)    Gross Income Allocation. In the event that any Member has a deficit balance in its Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount (if any) such Member is obligated to restore to the Company pursuant to this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), then each such Member shall be specially allocated items of Company income and gain as quickly as possible; provided, that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Member would have a deficit in its Capital Account after all other allocations provided for in this Article V have been tentatively made as if Section 5.3(c) and this Section 5.3(d) were not in this Agreement.
(e)    Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated among the Members in proportion to their aggregate Equity Contributions as of such Fiscal Year (but, for the avoidance of doubt, ignoring distributions for such Fiscal Year).
(f)    Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.
(g)    Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.
(h)    Curative Allocations. The allocations set forth in Section 5.2 and the foregoing provisions of Section 5.3(a) through Section 5.3(g) (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). It is the intent of the Members that such Regulatory Allocations will be offset with allocations of other items of Company income, gain, loss and deduction pursuant to this Section 5.3(h). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Tax Matters Person shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Tax Matters Person determines to be appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement; provided, that to the extent an offsetting special allocation under this Section 5.3(h) could adversely affect a Founding Member or Substantial Member (but, for the avoidance of doubt, excluding Founding FI Member Owners, individually), the Tax Matters Person shall provide each Founding Member and Substantial Member (or, if the FI Member is a Substantial Member, the FI Member, Founding FI Member Owners, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker or T4 Co-Invest 1

66

Feeder, as applicable) with the prior opportunity to review such proposed special allocation and contest whether such proposed special allocation reasonably satisfies the purposes of this Section 5.3(h).
Section 5.4    Tax Incidents. It is intended that the Company will be treated as a pass-through entity for tax purposes. Subject to Section 704(c) of the Code, for U.S. federal, state and local income tax purposes, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss or deduction was allocated pursuant to the preceding sections of this Article V.
Section 5.5    Tax Allocations.
(a)    In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company by a Member or revalued pursuant to Regulation Section 1.704-1(b)(2)(iv)(f) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value (computed in accordance with the definition of “Book Value”) as required by Section 704(c) of the Code and Regulation Section 1.704-1(b)(4)(i) using any reasonable method under Section 704(c) of the Code and the Regulations thereunder (including the traditional method or the remedial method) selected by the Tax Matters Person with the approval of the Board; provided, that the default method with respect to assets contributed (or deemed contributed) by the NextDecade Member or the periods beginning prior to the Cash Contribution End Date shall be the remedial method.
(b)    If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x).
(c)    Notwithstanding the foregoing, allocations under Section 5.1 may be adjusted as reasonably deemed necessary by the Board, acting in good faith, to give economic effect to the provisions of this Agreement.
Section 5.6    Changes in Capital Percentage. Notwithstanding the foregoing, in the event a Member’s Capital Percentage changes during the Fiscal Year for any reason, including the Transfer of any interest in the Company or any adjustment of the Member’s Capital Percentage hereunder, the allocations under this Article V shall be adjusted as necessary to reflect the varying interests of the Members during such year using an interim closing of the books method as of the date of such change or such other method as is approved by the Tax Matters Person (in consultation with, including with respect to the reasonableness thereof, and solely with respect to changes in Capital Percentage effective on or before the Cash Contribution End Date, with the prior approval of, each affected Founding Member and each affected Substantial Member, such approval not to be unreasonably withheld).
Section 5.7    Books and Records. The books and records of account of the Company shall be maintained in accordance with GAAP. The books and records shall be maintained at the Company’s principal office or at another location designated by the Board.

67

Section 5.8    Tax Matters.
(a)    NextDecade Member (or such other Person as the Board may designate from time to time) is hereby designated as the designated “partnership representative” (within the meaning of Code Section 6223 (the “Tax Matters Person”)) with all of the rights, duties and powers provided for in Sections 6221 through 6234, inclusive, of the Code. For each Fiscal Year, as applicable, the Company shall designate on its U.S. federal income tax return an individual selected by the Tax Matters Person to be the sole individual through whom the Tax Matters Person will act for all purposes under subchapter C of chapter 63 of the Code (the “Designated Individual”). The Tax Matters Person is hereby directed and authorized to take whatever steps the Tax Matters Person, in its reasonable discretion deems necessary or desirable to perfect the designations of the Tax Matters Person and Designated Individual, including filing any forms or documents with the Internal Revenue Service, taking such other action as may from time to time be required under the Regulations and directing the Board to take any of the foregoing actions. Except as otherwise provided in this Agreement or directed by the Board, all elections required or permitted to be made by the Company Parties under the Code or state tax law shall be timely determined and made by the Tax Matters Person. Notwithstanding anything to the contrary in this Section 5.8(a), the Tax Matters Person shall not (i) enter into any settlement agreement that is binding upon the Members with respect to the determination of Company items of income, gain, loss or deduction at the Company level, (ii) appeal any administrative or judicial decision with respect to any Company tax item, (iii) commence an administrative or judicial action with respect to a federal or state income or franchise Tax matter, (iv) make any filing contemplated in, or by Sections 6221 or 6225 through 6234 of the Code, (v) enter into an agreement extending the period of limitations in respect of a tax with respect to, or relating to, the Company, or (vi) take, or fail to take, any action required to obtain and retain the benefits of any applicable credit and incentive program, including the already-contracted tax abatements, in each case, unless approved by the Board. The Company shall at no time be without a Tax Matters Person or Designated Individual, as applicable, and, as such, if NextDecade Member ceases to be the Tax Matters Person, then a replacement Tax Matters Person or Designated Individual, as applicable, shall be immediately appointed by the Board.
(b)    The Members intend that the Company shall be treated as a partnership for U.S. federal, state and local income and franchise tax purposes, and each Member hereby represents, covenants and warrants that it shall not maintain a position inconsistent with such treatment. Each Member agrees that, except as otherwise required by Government Rule, it (i) will not cause or permit the Company to elect (A) to be excluded from the provisions of subchapter K of the Code, or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes and (ii) has not taken, and will not take, any action that would be inconsistent with the treatment of the Company as a partnership for such purposes.
(c)    No Member shall file or authorize any Person to file any election with any Governmental Authority such that the Company would not be treated as a partnership for U.S. federal, state and local income and franchise tax purposes.
(d)    The Company shall indemnify, defend and hold harmless the Tax Matters Person from and against any claim resulting from its action or failure to take any action as the “partnership representative” of the Company; provided, that the Company shall not be obligated to indemnify, defend and hold harmless the Tax Matters Person with respect to any claims for breach of fiduciary duty, bad faith, fraud, gross negligence or willful misconduct, or knowing violation of this Agreement or any Government Rule of the Tax Matters Person, except to the extent that the actions (or failures to act) of the Tax Matters Person alleged to constitute such breach of fiduciary duty, bad faith, fraud, gross negligence

68

or willful misconduct, or knowing violation of any Government Rule were at the direction of or approved by the Board. Expenses (including attorneys’ fees) incurred by the Tax Matters Person in connection with any such claim shall be paid by the Company in advance of the final disposition of such claim; provided, that if the Tax Matters Person is advanced such expenses and it is later determined that the Tax Matters Person was not entitled to indemnification with respect to such claim, then the Tax Matters Person shall promptly reimburse the Company for such advances.
(e)    In addition to the duties described in this Agreement, the Tax Matters Person shall manage audits of the Company conducted by the Internal Revenue Service or any other taxing authority pursuant to the audit procedures under the Code and the Regulations promulgated thereunder or other applicable Government Rules. During any Company income or franchise tax audit or other income or franchise tax controversy with any Governmental Authority, the Tax Matters Person shall keep the other Members informed of all material facts and developments on a reasonably prompt basis and permit each Founding Member and Substantial Member to participate in, but not control, such audit or controversy at their own expense. All reasonable and documented out-of-pocket expenses incurred by the Tax Matters Person with respect to any tax matter that does or may affect the Company, including expenses incurred by the Tax Matters Person in connection with the preparation of Company tax returns and Company level administrative or judicial tax proceedings, shall be paid for out of Company assets and shall be treated as Company expense; provided, that the Company shall not be obligated to pay any such expenses incurred as a result of the breach of fiduciary duty, bad faith, fraud, gross negligence or willful misconduct, or knowing violation of this Agreement or any Government Rule of the Tax Matters Person, except to the extent that the actions (or failures to act) of the Tax Matters Person alleged to constitute such breach of fiduciary duty, bad faith, fraud, gross negligence or willful misconduct, or knowing violation of this Agreement or any Government Rule were at the direction of or approved by the Board. Prompt notice shall be given to the Members upon receipt of advice that the Internal Revenue Service or other taxing authority intends to examine any income or franchise tax return or records or books of the Company. The cost of any adjustments to any Member and the cost of any resulting audits or adjustments with respect to such Member will be borne solely by such Member without reimbursement by the Company. The Tax Matters Person may not take any material action with respect to any Company tax audit or other income or franchise tax controversy with any Governmental Authority in its capacity as Tax Matters Person without the prior written consent of the Board.
(f)    With respect to any audit of the Company, the Tax Matters Person shall not cause the Company to make a timely election under Section 6226(a)(1) of the Code (a “Push-Out Election”) with respect to any imputed underpayment for the reviewed year or years unless otherwise approved by the Board. If a Push-Out Election is approved and made, the Company shall timely furnish to the Internal Revenue Service and each Person that was a Member of the Company during the reviewed year to which such underpayment relates a statement (the “Section 6226 Statement”) of such Member’s share of any adjustment to income, gain, loss, deduction or credit for the reviewed year, as determined in any final partnership administrative adjustment (the “FPAA”). To the extent the Members’ respective shares of such adjustments are not determined in the FPAA, the Board shall determine such shares based on the allocations described in Article V for the reviewed year, which determination shall be made in the reasonable discretion of the Board. Each Member receiving a Section 6226 Statement with respect to a reviewed year shall timely report and pay such Member’s tax liability imposed by the Code for the Member’s taxable year that includes the date on which the Section 6226 Statement was furnished to the Member, which tax liability shall include the “correction amounts” described in Section 6226(b)(2) of the Code, including interest determined in the manner and at the underpayment rate specified in Section 6226(c)(2) of the Code and any applicable penalties and additions to tax (which are determined at the Company level under Sections 6221(a) and 6226(c)(1) of the Code but imposed on the Members). Each

69

such Member shall timely provide to the Company such evidence as the Board shall reasonably require to establish the Member’s compliance with the requirements of Section 6226 of the Code.
(g)    If for any reason the Company is liable for any tax, imputed underpayment, interest or penalty as a result of any audit under Section 6225 of the Code (collectively, “Partnership Audit Payments”), then:
(i)    Each Person who was a Member during any portion of the reviewed year (including former Members) shall indemnify and pay the Company an amount equal to such Person’s proportionate share of such liability, based on the amount each such Person should have borne (computed at the tax rate used to compute Company’s liability) had the Company’s tax return for such taxable year reflected the audit adjustment, and the expense for the Company’s payment of such Partnership Audit Payments shall be specially allocated to such Persons (or their successors) in such proportions. Notwithstanding the foregoing, such apportionment of liability shall also take into account the extent to which the Company’s imputed underpayment was modified by adjustments under Section 6225(c) of the Code (to the extent approved by the Internal Revenue Service) and attributable to (A) a particular Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar factors, (B) the Member’s filing of an amended return for the Member’s taxable year that includes the end of the Company’s reviewed year and payment of required tax liability in a manner that complies with Section 6225(c)(2) of the Code or (C) the application of the alternative procedure in Regulation Section 301.6225-2(d)(2)(x). To the extent an imputed underpayment results from the reallocation of the distributive share of any Company tax item from one Member to another, the Member whose shares of any item of income or gain are increased, or whose shares of any item of loss, deduction or credit are decreased, shall be treated as bearing the economic burden of such imputed underpayment.
(ii)    The Board shall, in consultation with the Company’s accountants, determine a tentative apportionment of the Partnership Audit Payments among the Members and former Members and shall notify such Persons as soon as reasonably practicable of its determination and the facts and analysis supporting such determination. Each such Member or former Member shall have 30 days to object to such apportionment and propose an alternative basis of apportionment or adjustment thereto and the basis therefor. The Board shall then determine a final apportionment in its reasonable discretion (taking into account comments received from the Members and former Members) and shall, as soon as reasonably practicable thereafter, deliver a notice to all applicable Persons of such determination after which each such Person shall remit any amounts due to the Company within 15 days thereafter.
(iii)    The Company shall apply any distributions, fees or other amounts payable under this Agreement to any Member to offset any payments due to the Company from such Member pursuant to this Section 5.8.
(h)    The provisions of this Section 5.8 shall survive the termination or dissolution of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long of a period of time as is necessary to resolve with any taxing authorities any and all matters regarding the United States federal income tax matters of the Company, its Members or former Members.

70

Section 5.9    Tax Returns and Withholding.
(a)    The Tax Matters Person shall prepare or cause to be prepared and timely file (taking into account extensions) all income tax returns and related information returns of the Controlled Company Parties required by Government Rule. The Tax Matters Person shall provide the Members with a copy of all income tax returns and related information returns to be filed by the Tax Matters Person under this Section 5.9 within at least 30 Business Days prior to the date such returns are required to be filed (including extensions) for the review and consultation of each Member, such consultation to be conducted in good faith by the Tax Matters Person, and shall incorporate any reasonable comments received by a Member prior to the due date of such returns until such returns are actually filed. Without the approval of the Board, the Tax Matters Person shall not, and shall not allow the Company to, file any amended U.S. federal income tax return of the Company.
(b)    The Company is hereby authorized and directed by each Member to withhold from distributions payable to such Member hereunder such amount or amounts as shall be required by the Code, the Regulations, or any other applicable provisions of U.S. federal, state or local tax law and to remit such amount or amounts to the Internal Revenue Service or such other applicable state or local taxing authority at such time or times as may from time to time be required by the relevant taxing authority. Any amount so withheld shall be treated for purposes of this Agreement as a distribution by the Company to such Member. The Company will provide the Members 15 Business Days’ notice before withholding any amounts. If the relevant tax authority offers a waiver or exemption from such withholding upon receipt by the Company or the relevant tax authority of a certificate or similar instrument from the Members, then the Company will use commercially reasonable efforts to provide the Members a form of such certificate or similar instrument in a reasonable amount of time prior to withholding any such amounts. If at any time the amount required to be withheld with respect to any Member exceeds the amount distributable (or other amount payable) to such Member at such time, (i) such Member shall as promptly as possible make a cash contribution (or payment) to the Company equal to the amount of such excess or (ii) at the reasonable discretion of the Company (taking into account available cash on hand and in consultation with such Member), the Company shall cause such excess to be repaid by such Member by reducing the amount of subsequent distributions which would otherwise have been made to such Member, and in either case, the Company shall timely remit the required amount to the relevant taxing authority or authorities. The repayment of any amounts owed under this Section 5.9(b) will not be treated as an Equity Contribution. Each Member shall indemnify and hold harmless the Company and all other Members from and against any and all liabilities, obligations, damages, deficiencies and expenses resulting from any tax liability incurred by any Member attributable to the failure of the Company to withhold taxes on distributions or allocations to such Member, unless such failure to withhold was the result of bad faith, fraud, willful malfeasance or gross negligence on the part of the Company.
ARTICLE VI.

DISTRIBUTIONS
Section 6.1    Distributions.
(a)    Except as otherwise provided in this Section 6.1 or Section 14.3, no Member shall be entitled to receive distributions from the Company.

71

(b)    Except as otherwise provided in Article XIV, to the extent permitted by the Act, other Government Rule, and the Financing Documents and subject to (i) the establishment of adequate reserves and adequate provision for working capital and planned but unfunded capital expenditures for the applicable fiscal year as set forth in the then-current approved Five-Year Business Plan, as determined by the Board, (ii) the establishment of accruals for liabilities, as determined by the Board, and (iii) the prior repayment or prepayment in full of all Member Loans, the Company shall cause the Controlled Company Subsidiaries to distribute to the Company on a monthly basis and the Company shall thereafter distribute to the Members promptly after the end of each month (or more frequently as determined by the Board) and in a manner that is intended to maximize cash distributions to the Members all cash (including all cash proceeds received by the Company from the Controlled Company Subsidiaries as distributions or otherwise in accordance with the Financing Documents, sales of assets by the Company, interest income on cash held in deposit by the Company or for investment and all other proceeds) but excluding in all cases DCI Available Cash and any cash attributable to DCI CF Cost Optimization Adjustments, to the Members in accordance with Section 6.1(c).
(c)    Subject to the foregoing and Section 6.2, all distributions of cash shall be made to the holders of Capital Units on a pro rata basis (based on each such holder’s Capital Percentage).
Section 6.2    Special Distribution Adjustments.
(a)    In connection with any distribution to be made pursuant to Section 6.1, any Member shall have the right (but not the obligation) to cause the Company to distribute to any other Member all or any portion of the distribution to which such first Member is otherwise entitled to receive pursuant to Section 6.1 by providing written notice thereof to the other Members and so-directing the Company in writing not less than two Business Days prior to such distribution.
(b)    In the event that the distribution for a given month would exceed the amount necessary to cause the occurrence of the Flip Event, such distribution shall be bifurcated such that (i) the amount necessary to cause the occurrence of the Flip Event shall be distributed pursuant to Section 6.1 (and, if applicable, Section 6.2(a)) based on the Capital Percentages of the Members prior to the Flip Event, and (ii) the remainder of such distribution shall be distributed pursuant to Section 6.1 based on the Capital Percentages of the Members following the Flip Event after giving effect to Section 4.1(c).
Section 6.3    Distributions of DCI Available Cash. All DCI Available Cash and any cash attributable to DCI CF Cost Optimization Adjustments shall be distributed to the holders of the Class A Tracking Units and Class B Tracking Units in accordance with Annex M.
Section 6.4    Distributions in Kind. The Company shall not distribute any assets in kind unless approved by the Board or as specified in Article XIV. Such property distributions shall be distributed based on their Fair Market Value in the same proportions as if cash were distributed. If cash and such property are to be distributed simultaneously, the distribution of such cash and property in kind shall be made in the same proportion to each Member, unless otherwise agreed by unanimous approval of the Board or as specified in Article XIV.
Section 6.5    Redemptions.
(a)    Upon any redemption by CFCo to T4 Liquefaction Owner with the proceeds of any True-Up Payment, (i) the Company shall cause the Controlled Company Subsidiaries to use the net available amount of such proceeds to promptly make redemptions up to and including to the Company and (ii) the Company shall thereupon use such net proceeds to promptly redeem the Capital Units at their

72

respective Unit Price, pro rata in accordance with the Members’ respective Capital Percentages and in respect of their respective subclasses of Units (provided, that to the extent that the True-Up Payment is made in respect of Discretionary Capital Improvements to the Common Facilities, such net proceeds will be allocated equitably among the Members who have funded such Discretionary Capital Improvements and in light of the amount contributed in respect of such Discretionary Capital Improvements to the Common Facilities as compared to the amount contributed in respect of all other Common Facilities and the allocable portion thereof shall be applied to redeem the Class A Tracking Units and Class B Tracking Units).
(b)    In the event that the redemption of Class B-1 Units contemplated by this Section 6.5 would exceed the amount necessary to cause the occurrence of the Flip Event, such redemption shall be bifurcated, with the first of such redemptions based the Capital Percentages of the Members prior to the Flip Event, and a subsequent redemption of the Member being based on the Capital Percentages of the Members following the Flip Event after giving effect to Section 4.1(c).
(c)    In connection with any redemption to be made pursuant to this Section 6.5, any Member shall have the right (but not the obligation) to cause the Company to distribute to any other Member all or any portion of the redemption to which such first Member is otherwise entitled to receive pursuant to this Section 6.5 by providing written notice thereof to the other Members and so-directing the Company in writing not less than two Business Days prior to such redemption.
ARTICLE VII.

GOVERNANCE OF THE COMPANY
Section 7.1    Managers and Board.
(a)    Except as otherwise expressly set forth in this Agreement (including Section 7.10(d)), the business and affairs of the Company shall be managed by a board of managers (the “Board”) appointed and acting in accordance with this Agreement. A member of the Board shall be referred to as a “Manager”. The Board shall direct, manage, and control the business, property and affairs of the Company and, except as expressly provided in this Agreement (including Section 7.10(d)) or the Act to the contrary, the Board shall have full and complete authority, power, and discretion to make any decisions and to perform any acts and activities customary or incident thereto that the Board shall deem to be required or appropriate in light of the Company’s business and objectives in its discretion. Any Person dealing with the Company may rely on the authority of the Board in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Except as otherwise expressly provided in this Agreement (including Section 7.10(d) and Section 16.2(a)), each Member hereby (i) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company and its subsidiaries and (ii) waives its right to bind the Company and its subsidiaries in its capacity as a Member, in each case as, and to the extent, permitted by the Act.
(b)    The Board shall consist of two classes of Managers: (i) the Managers appointed by the Class A Member (the “Class A Managers”) and (ii) the Managers appointed by the Class B Members (the “Class B Managers”). For so long as the Class A Member or any of its Affiliates serves as Administrator, Coordinator and Operator, the Class A Member shall be entitled (but, subject to Section 7.1(c), shall not be required) to appoint up to four Class A Managers. Each Class B Member shall be entitled (but, subject to Section 7.1(c), shall not be required) to appoint one Class B Manager for each full

73

7.0% Class B Voting Percentage that such Class B Member holds; provided, that for so long as the FI Member is directly or indirectly owned by two or more FI Member Owners, the FI Member shall, at the direction of the FI Member Owners (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable), be entitled to appoint a number of Class B Managers equal to (and not in excess of regardless of the Class B Voting Percentage of the FI Member) the sum of the number of Class B Managers that each FI Member Owner would have been entitled to appoint (if any) if such FI Member Owner were a Member hereunder on the date of determination based on such FI Member Owner’s indirect Class B Voting Percentage; provided, further, that for the avoidance of doubt, in the event that no FI Member Owner’s indirect Class B Voting Percentage is 7.0% or greater, the FI Member shall not be entitled to appoint any Class B Managers.
(c)    The Class A Member shall ensure that there are always at least two Class A Managers appointed to the Board for so long as the Class A Member or any of its Affiliates serves as Administrator, Coordinator and Operator. The Class B Members shall ensure that there is always at least one Class B Manager appointed to the Board for so long as at least (i) one FI Member Owner’s indirect Class B Voting Percentage is 7.0% or greater or (ii) one Class B Member other than the FI Member (for so long as it is directly or indirectly owned by two or more FI Member Owners) holds a 7.0% or greater Class B Voting Percentage. Unless otherwise provided in this Agreement (including Section 7.1(b)), no Member or other Person shall be entitled to appoint a Manager to the Board.
(d)    Each Member shall have the right, by written notice to the Company (and subject to execution of a joinder to this Agreement contemplated by Section 7.1(m) or customary confidentiality agreement), to appoint one alternate Manager for each Manager that such Member is entitled to appoint (each, an “Alternate Manager”); provided, that for so long as the FI Member is directly or indirectly owned by two or more FI Member Owners, the FI Member shall, at the direction of the FI Member Owners (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable), be entitled to appoint one Alternate Manager for each Class B Manager that each FI Member Owner would have been entitled to appoint if such FI Member Owner were a Member hereunder on the date of determination based on such FI Member Owner’s indirect Class B Voting Percentage (and not in excess of such number regardless of the Class B Voting Percentage of the FI Member).
(e)    Alternate Managers shall be entitled to attend meetings of the Board and receive Board materials in the place of the principal Manager.
(f)    Each Member shall be entitled to remove and replace any Manager or Alternate Manager appointed by such Member (and, in the case of the FI Member, the FI Member shall be entitled to remove and replace any Manager or Alternate Manager appointed by it solely at the written direction of the FI Member Owner that directed (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) the appointment of such Manager or Alternate Manager) at any time upon written notice to the Company and the other Members (attaching, in the case of the FI Member, the written direction of the relevant FI Member Owner). A Manager or Alternate Manager may only be removed or replaced by the Member that appointed such Manager or Alternate Manager (or, if applicable, the FI Member Owner that directed (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) the appointment of such Manager or Alternate Manager); provided, that (i) if a Manager or Alternate Manager shall fail to satisfy the requirements of Section 7.1(g) at any time, or (ii) if a Member and its Affiliates no longer hold the collective Membership Interests that would entitle such Member to appoint a Manager or Alternate Manager, then the Member and its Affiliates that appointed such Manager or Alternate Manager shall immediately cause the resignation of such Manager or Alternate Manager and, in the case of the foregoing clause (i), shall be entitled to appoint a new individual satisfying the

74

requirements of Section 7.1(g) to serve as a Manager or Alternate Manager. Each Manager or Alternate Manager appointed by a Member shall hold office until a successor is selected or until such Manager’s or Alternate Manager’s earlier death, resignation, or removal. Each Manager and, to the extent acting in its capacity as Manager hereunder, each Alternate Manager is hereby designated as a “Manager” of the Company within the meaning of § 18-101(10) of the Act. Any Member entitled to appoint and designate a Manager or Alternate Manager hereunder shall be entitled to delegate such appointment and designation rights to any Person that Controls such Member.
(g)    Each Manager, Alternate Manager, and Board Observer appointed by a Member (i) shall not have been convicted of any crime of moral turpitude or been the subject of any civil liability or administrative censure on analogous grounds or be the subject of any criminal, civil, or administrative investigation with respect to the same or with respect to any other matter relevant to the governance or affairs of the Controlled Company Parties and (ii) shall not be a current employee, officer, director, or contractor of, or currently hold a similar position in or with, or hold a material economic or voting interest in, any Prohibited Person (provided, that notwithstanding anything to the contrary in the foregoing clause (ii), employees, officers, directors, or individuals holding similar positions with an Affiliate of a Member that holds a Competitive Interest may be a Manager, Alternate Manager, and Board Observer to the extent that such employee, officer, director, or individual is subject to customary restrictions that reasonably prevent the exchange of competitively sensitive information of the Company Parties to the relevant Competitor).
(h)    The Board shall nominate and appoint from among the Managers a Chairman (the “Chairman”) in accordance with Section 7.2(a). The Chairman shall preside over all meetings of the Board. If at any meeting of the Board the Chairman is not present, then the Managers shall elect a Manager to act as chairman for that meeting by simple majority approval. The Chairman shall not have any second or casting vote at meetings of the Board.
(i)    The Board shall appoint a secretary (the “Board Secretary”) in accordance with Section 7.2(a). The Board Secretary shall not be a Manager. The Board Secretary shall be in charge of sending notice of meetings, recording all minutes, deliberations and resolutions, and distributing copies of the same to the Managers.
(j)    The Board shall establish the policies, procedures and guidelines for the implementation of the Five-Year Business Plan, compliance with Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, Sanctions Regulations and human rights matters in accordance with Section 11.3, Section 11.4, and Section 11.5, respectively, and the management of the affairs of the Controlled Company Parties in accordance with the Annual Budget, which together with decisions taken by the Board with respect to Controlled Company Parties, shall be implemented by the Controlled Company Parties.
(k)    Each Class B Member that does not have the right to appoint a Manager but holds a Class B Voting Percentage of more than 3.5% will have the right to appoint an observer of the Board (a “Board Observer”); provided, that for so long as the FI Member is directly or indirectly owned by two or more FI Member Owners, the FI Member shall, at the direction of the FI Member Owners (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable), be entitled to appoint a Board Observer in respect of each FI Member Owner that indirectly holds a Class B Voting Percentage of more than 3.5% and that would not have been entitled to appoint a Manager if such FI Member Owner directly held its indirectly held Class B Units. Each Board Observer shall have the right to receive notice of and attend all meetings of the Board (or any committees thereof), participate fully in

75

such meetings (but shall not have a vote on matters before the Board or any committees thereof), and to receive copies of all information and written materials, in each case, at the same time and in the same manner as provided to Managers.
(l)    Notwithstanding anything in this Section 7.1 to the contrary, for the avoidance of doubt, in no event shall a Member have the right to appoint (or an FI Member Owner have the right to direct, or, if applicable, pursuant to the FI Organizational Documents, cause the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker to direct, the appointment of) a Manager or Alternate Manager for so long as such Member or, if applicable, FI Member Owner is a Defaulting Holder; provided, that for the avoidance of doubt, no Non-Defaulting FI Member Owner shall be impacted or lose such right solely as a result of another FI Member Owner being a Defaulting FI Member Owner.
(m)    A Person or group of Persons entitled to appoint (or to direct the appointment of) a Manager hereunder may do so at any time by written notice to the Company. Each Member hereby agrees that it shall vote its Units or execute Consents, as the case may be, and take all other necessary action in order to elect natural persons who have been appointed to serve as Managers, remove Managers and otherwise to ensure that the composition of the Board is at all times consistent with the provisions of this Article VII (as applicable). The Managers as of the date of this Agreement are set forth on Schedule 1, which shall be updated from time to time to reflect the then-current slate of Managers. Following the date of this Agreement (and excluding, for the avoidance of doubt, the Managers on Schedule 1 as of the date of this Agreement that have executed a signature page to this Agreement), in the event a Person is appointed as a Manager in accordance herewith, as a condition to such Person being deemed to be a Manager for purposes hereof, such Person shall execute a signature page or separate joinder, agreeing to Section 15.1 and to be bound by the terms thereof.
(n)    Each Manager may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties. The Board and each Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in good faith reliance upon the opinion of such Persons as to matters that the Manager reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. Neither the Board nor any individual Manager shall be responsible or liable to the Company or any Person for any mistake, action, inaction, misconduct, negligence, fraud or bad faith on the part of any Person delivering such document, advice or opinion as provided in this Section 7.1(n) unless, with respect to an individual Manager only, such Manager had actual knowledge at the time that such Person was acting unlawfully or engaging in fraud or intentional misconduct.
Section 7.2    Voting Rights.
(a)    Except as otherwise provided in Section 8.1(c) or Article IX, all matters before the Board shall be decided by a resolution of the Board adopted with the affirmative vote of:
(i)    a simple majority of the Class A Managers that are duly present and voting at a duly called meeting of the Board; provided, that if the Class A Member is not entitled to appoint any Class A Managers or if none of the Class A Managers are entitled to vote (by reason of an Event of Default or otherwise), then all matters before the Board shall be decided by a resolution

76

of the Board adopted with the affirmative vote of Class B Managers having the right to vote an aggregate Class B Voting Percentage of more than 50.0%; and
(ii)    Class B Managers having the right to vote an aggregate Class B Voting Percentage of more than 50.0%; provided, that if none of the Class B Managers are entitled to vote (by reason of an Event of Default or otherwise in accordance with the express terms of this Agreement), then all matters before the Board shall be adopted with the affirmative vote of a simple majority of the Class A Managers that are duly present and voting at a duly called meeting of the Board.
(b)    For the avoidance of doubt, and notwithstanding anything to the contrary herein (including Section 7.1), approval of the Qualified Majority Matters, Supermajority Matters, and Unanimous Matters are reserved exclusively for the Members (including, in respect of the approval of the FI Member, the FI Member Owners) pursuant to Section 7.10(d), and no Qualified Majority Matter, Supermajority Matter, and Unanimous Matter shall, in any event, be subject to the approval of the Class A Managers or the Class B Managers, in any respect.
(c)    If more than one Class A Manager appointed by the Class A Member is present and voting at a meeting of the Board, then each such Class A Manager will have the right to represent and vote 1/X of such Class A Member’s Voting Percentage, where “X” is the number of such Class A Managers that are present and voting.
(d)    If more than one Class B Manager appointed by a Class B Member (other than the FI Member for so long as the FI Member is directly or indirectly owned by more than one FI Member Owner) is present and voting at a meeting of the Board, then each such Class B Manager will have the right to represent and vote 1/X of the Class B Voting Percentage of such Class B Member, where “X” is the number of such Class B Managers appointed by such Class B Member that are present and voting.
(e)    If more than one Class B Manager appointed by the FI Member at the direction of an FI Member Owner in accordance with Section 7.1(b) is present and voting at a meeting of the Board, then each such Class B Manager will have the right to represent and vote 1/X of the indirect Class B Voting Percentage of such FI Member Owner, where “X” is the number of such Class B Managers appointed by the FI Member at the direction of such FI Member Owner in accordance with Section 7.1(b) that are present and voting.
(f)    At all meetings of the Board, a Manager may vote in person or by written proxy executed by such Manager or by such Manager’s duly authorized attorney-in-fact. Without limiting the generality of the foregoing, any Class B Manager may grant a proxy in accordance with this Section 7.2(f) to another Class B Manager, Alternate Manager or other Person. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eight months from the date of its execution, unless otherwise provided in the proxy.
(g)    Any action required or permitted to be taken by the Board may be taken without a meeting of the Board if a consent in writing, setting forth the action to be taken, is signed by Managers representing not less than the minimum percentage of votes that would be necessary to authorize or take such action at a meeting.
(h)    For the avoidance of doubt, except as otherwise expressly set forth in this Agreement (including Section 7.2(b) and Section 7.10(d)), any action to be taken by or approval required

77

from the Company shall require the approval or authorization of the Board, in accordance with Section 7.2(a).
(i)    In the event that the Board considers and votes on a proposal for the incurrence by the Company of Relevering Debt or, following the prepayment in full of all commercial bank loans incurred as of the date of this Agreement, Replacement Debt and any Manager designated by a Substantial Member or a Founding Member (other than the NextDecade Member) in accordance with Section 7.2(b) votes against such proposal, promptly after such vote by the Board, a Designated Officer of each such Substantial Member or Founding Member and the NextDecade Member shall meet to discuss such proposal, and, as soon as reasonably practical after such discussion, but in no event sooner than seven days following the initial vote thereon, the Board shall reconvene and re-vote on such proposal for the incurrence of Relevering Debt or Replacement Debt. The Board shall be required to reconvene and re-vote only once in respect of any proposal for the incurrence by the Company of Relevering Debt or, following the prepayment in full of all commercial bank loans incurred as of the date of this Agreement, Replacement Debt.
(j)    In the event any Controlled subsidiary of the Company (other than an RG Facility Subsidiary) is or becomes managed by a board of managers or similar governing body, (i) the managers or representatives of such board or governing body, as applicable, shall be elected by the Board and (ii) such board or governing body, as applicable, shall not take any action at such Company subsidiary that would require approval of the Board under this Agreement without first obtaining such approval.
Section 7.3    Meetings of the Board; Notice.
(a)    Ordinary meetings of the Board shall be held quarterly or more frequently as the Board desires and special meetings of the Board may be called upon written request of the Chairman, any Manager, or Members holding an aggregate Voting Percentage of more than 50.0%.
(b)    In the case of any meeting of the Board, notice thereof must be delivered at least two weeks prior to such meeting (or in the case of urgent matters, including pursuant to Section 10.4, such shorter notice as may be practical under the circumstances but in any event no less than 48 hours’ notice). The notice shall contain (i) a reasonably detailed agenda setting forth, among other things, those subjects which any of the Managers (or the Chairman) may have proposed for the discussion or to be voted on at said meeting and (ii) copies of all materials to be presented at such meeting to the extent reasonably available at the time of such notice; provided, that if such materials are unavailable or have not yet been finalized as of the time of such notice, copies thereof shall be provided as promptly as reasonably practicable.
(c)    A quorum for a meeting of the Board will require at least two Class A Managers and one Class B Manager appointed by each Class B Member having the right to appoint a Class B Manager (or FI Member Owner having the right to direct, or, if applicable pursuant to the FI Organizational Documents, cause the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker to direct, the appointment of a Class B Manager); provided, that if a quorum is not met at a properly noticed and convened meeting due to the absence of at least one such Class B Manager of each Class B Member (or each FI Member Owner directing, or, if applicable, pursuant to the FI Organizational Documents, causing the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker to direct, the appointment of such Class B Manager), then such meeting may be adjourned for not less than 24 hours and not more than 48 hours and a quorum will thereafter be met by the presence of at least one Class A Manager and Class B Managers

78

having the right to vote the Class B Voting Percentage needed to pass the matters subject of such meeting. Any Manager (or in his absence an Alternate Manager) may participate in any meeting of the Board by telephone, video conference or by any other similar electronic means through which all participants may communicate simultaneously. Such participation shall constitute presence at such meeting for purposes of this Section 7.3(c). Presence of any Manager at any meeting of the Managers shall be deemed to be an effective waiver of notice with respect thereto (except where such Manager is present solely for the purpose of contesting the adequacy of notice).
(d)    Meetings of the Board shall be held in the United States of America, or such other place as shall be agreed by all Managers.
Section 7.4    Appointment of Delegates.
(a)    If T4 Liquefaction Owner is a party to a RG Facility Agreement, and a committee has been established under and pursuant to such RG Facility Agreement to take action on behalf of T4 Liquefaction Owner, then (i) a majority of the Class A Managers shall have the right to appoint one of the Delegates of T4 Liquefaction Owner to such committee (the “Class A Delegate”) and (ii) Class B Managers having the right to vote an aggregate Class B Voting Percentage of more than 50.0% shall have the right to appoint one of the Delegates of T4 Liquefaction Owner to such committee (the “Class B Delegate”) (provided, that if there are no Class B Managers, then the Class B Members holding an aggregate Class B Voting Percentage of more than 50.0% shall have the right to appoint the Class B Delegate), including, in each case, for the avoidance of doubt, the right to appoint one of the two Delegates to each of the Facility Committee and the Executive Committee, as set forth in Section 4 of the Definitions Agreement. Each Member agrees to (A) cause the Delegates to provide advance notice to each Manager of any meeting of the Facility Committee or the Executive Committee, and (B) facilitate the presence of all Managers at any such meeting.
(b)    The Class B Delegate shall not approve any matter unless instructed to do so by Class B Members holding an aggregate Class B Voting Percentage of at least 87.5% in accordance with Section 7.10.
(c)    Each Delegate (i) shall not have been convicted of any crime of moral turpitude or been the subject of any civil liability or administrative censure on analogous grounds or be the subject of any criminal, civil, or administrative investigation with respect to the same or with respect to any other matter relevant to the governance or affairs of the Rio Grande Facility or the Controlled Company Parties; and (ii) shall not be a current employee, officer, director or contractor of, or currently hold a similar position in or with, or hold a material economic or voting interest in, any Prohibited Person (provided, that notwithstanding anything to the contrary in the foregoing clause (ii), employees, officers, directors, or individuals holding similar positions with an Affiliate of a Member that holds a Competitive Interest may be a Delegate to the extent that such employee, officer, director, or individual is subject to customary restrictions that reasonably prevent the exchange of competitively sensitive information of the Company Parties to the relevant Competitor).
(d)    Subject to the terms and provisions of the RG Facility Agreements, the removal and appointment of Delegates shall be governed in the same manner as the removal and appointment of Managers under Section 7.1(f), mutatis mutandis.
(e)    If T4 Liquefaction Owner is required to approve or make a determination with respect to any matter under the RG Facility Agreements that is not within the purview of the Facility

79

Committee or the Executive Committee as a result of it not requiring the approval of all Liquefaction Owners (or otherwise), then the Company shall not permit T4 Liquefaction Owner to provide such approval or make such determination without the prior approval of the Board in accordance with Section 7.2.
(f)    With respect to any matter that is to be resolved by the vote of all or any portion of the Delegates (or Represented Parties) under the RG Facility Agreements, if (i) the Class B Delegate votes to approve such matter or to disapprove such matter, (ii) the Class A Delegate concurs with such vote, (iii) one or more other NextDecade Controlled Votes are cast contrary to the vote of the Class A Delegate, (iv) each Delegate of each Liquefaction Owner that is not a NextDecade Controlled Vote concurs with the vote of the Class B Delegate, and (v) such matter would, had the Class A Delegate voted contrary to the Class B Delegate, been a Critical Issue, then any Class B Manager shall be entitled to deem such matter a Critical Issue and invoke the Deadlock procedures set forth in Article X with respect thereto, mutatis mutandis.
(g)    If any NextDecade Controlled Votes are made in favor of a Discretionary Capital Improvement to the Common Facilities, then the Class A Managers shall similarly vote in favor of such Discretionary Capital Improvement to the Common Facilities.
(h)    Each Manager has the right to cause T4 Liquefaction Owner to have its Delegate accompanied by any of T4 Liquefaction Owner’s directors, managers, officers or committee members in accordance with Section 4.5 of the Definitions Agreement.
Section 7.5    Execution of Documents. Any instrument, certificate, agreement or other document which has been approved by the Board in accordance with the terms of this Agreement, including Section 7.2(a) and Section 7.2(g), may be executed and delivered on behalf of the Company by an appropriate Manager or Officer in accordance with, and subject to, the Board’s resolutions with respect to such approval, and, unless otherwise determined by the Board, no other signature shall be required for any such instrument, certificate, agreement or other document to be valid, binding, and enforceable against the Company in accordance with its terms. Except as provided in the foregoing sentence and with respect to tax matters, which are handled by the Tax Matters Person pursuant to Article V, or as otherwise directed by the Board, no Manager or Officer shall have any right, power, or authority to take any action for or on behalf of the Company, do any act that would be binding on the Company, or incur any expenditure on behalf of the Company.
Section 7.6    Indemnity; Insurance Coverage; Remuneration.
(a)    Notwithstanding anything to the contrary set forth in this Agreement (but subject to Section 7.6(f)), and to the fullest extent permitted by applicable Government Rule (subject to the limitations expressly provided in this Agreement), each D&O Indemnitee who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of such Person’s capacity as a D&O Indemnitee (and only in such capacity), shall be indemnified by the Company to the extent such proceeding relates to such Person’s capacity as a D&O Indemnitee (and only in such capacity) to the fullest extent permitted by the Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Government Rules permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages),

80

fines, settlements and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by such Person in connection with such proceeding, and indemnification under this Section 7.6 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity under this Agreement for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity. This Section 7.6(a) shall be enforced only to the maximum extent permitted by Government Rule, and no D&O Indemnitee shall be indemnified from any liability for breach of this Agreement, fraud, bad faith, or gross negligence. Notwithstanding the foregoing, if a court of competent jurisdiction has determined, in a final non-appealable judgment, that a D&O Indemnitee’s acts or omissions constituted a breach of this Agreement, fraud or bad faith or gross negligence on the part of such Person (or, with respect to a current or former Officer, such Officer’s breach of their duties (if applicable) pursuant to Section 7.8), such D&O Indemnitee shall not be entitled to indemnification hereunder and shall reimburse the Company for any expenses and losses (and shall repay any expenses advanced to such Person). Any indemnification provided by this Section 7.6(a) shall be made only out of the assets of the Company, it being agreed that no Member, FI Member Owner or any of their respective Affiliates, in their respective capacities as such, shall, in any event, be personally liable for such indemnification nor shall it or they have any obligation to contribute or loan any monies or property to the Company to enable the Company to effectuate such indemnification. With respect to any D&O Indemnitee that is also entitled to rights as contemplated under any other Governance Document, or any Transaction Document to which a Controlled Company Party is a party, the indemnification provided by this Section 7.6(a) shall be secondary, and with respect to any other D&O Indemnitee, the indemnification provided by this Section 7.6(a) shall be primary to any other rights to which a D&O Indemnitee may be entitled as contemplated under any other agreement, as a matter of Government Rule or otherwise.
(b)    Subject to the remaining provisions of this Section 7.6, any right to indemnification conferred in this Article VII shall include a right to be paid and reimbursed by the Company for any and all reasonable expenses as they are incurred by a Person entitled to be indemnified under Section 7.6(a) (or a Person for which the Company has elected to advance expenses pursuant to Section 7.6(c)) who was, is or is threatened, to be made a named defendant or respondent in a proceeding (or applicable part of such proceeding) in advance of the final disposition of the proceeding (or applicable part of such proceeding) and without any determination as to such Person’s ultimate entitlement to indemnification. Any indemnification or advance of expenses under this Article VII shall be made only against a written request therefor submitted by or on behalf of the Person seeking indemnification or advance. Notwithstanding the foregoing, the payment of such expenses incurred by any such Person in advance of final disposition of a proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of their good faith belief that they have met the requirements necessary for indemnification under this Article VII and a written undertaking by or on behalf of such Person to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.
(c)    The Company may indemnify and advance expenses to Persons who are not entitled to indemnification under Section 7.6(a), including current and former employees (if any) or agents of the Company or any other Company Party (to the extent permitted by applicable Government Rule), and those Persons who are or were serving at the request of the Company or any other Company Party as a manager, director, officer, partner, venturer, member, trustee, employee (if any), agent or similar functionary against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of their status as such a Person to the same extent that it may indemnify and advance expenses to a Member under this Section 7.6.

81

(d)    Notwithstanding any other provision of this Article VII, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VII in connection with such Person’s appearance as a witness in a proceeding so long as such Person is not a party or threatened to be made a party to such proceeding.
(e)    The rights granted pursuant to this Section 7.6 shall be deemed contract rights, and no amendment, modification or repeal of this Section 7.6 shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal. IT IS ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE VII COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.
(f)    Notwithstanding anything in this Agreement to the contrary, (i) nothing in this Section 7.6 shall: (A) eliminate, limit or waive the express provisions of this Agreement (including the duties imposed by Section 7.8) or of any Transaction Document or Subscription Agreement; (B) without limitation of the foregoing, modify, alter or relieve liability of any D&O Indemnitee that is an employee or Officer of the Company; (C) modify, alter or relieve liability of any D&O Indemnitee for any breach of this Agreement, any Transaction Document or any Subscription Agreement, or any breach or other liability under or related to any other contract or agreement to which such D&O Indemnitee is a party or bound (including any employment or similar agreement of any D&O Indemnitee who is an Officer of the Company); (D) entitle any D&O Indemnitee to be indemnified or advanced expenses with respect to such a breach; or (E) otherwise limit or waive any claims against, actions, rights to sue, other remedies, or other recourse of any Person may have against any D&O Indemnitee for a breach of contract claim relating to any binding agreement to which such D&O Indemnitee is a party or otherwise bound, including this Agreement, any Transaction Document or any Subscription Agreement; and (ii) without limitation of the foregoing, nothing in this Section 7.6 shall entitle any D&O Indemnitee to indemnification or advancement of expenses under this Agreement with respect to any proceeding initiated by or on behalf of (A) such D&O Indemnitee (other than a proceeding by such D&O Indemnitee (x) to enforce such D&O Indemnitee’s rights under this Agreement or (y) to enforce any other rights of such D&O Indemnitee to indemnification or advancement of expenses from the Company under any other agreement or at Government Rule), including any counterclaims defended by such D&O Indemnitee in connection with any such proceeding, unless the initiation of such proceeding, or making of such claim, shall have been approved by the Board or (B) the Company or any other Company Party against the D&O Indemnitee for breach of any Transaction Document, any Subscription Agreement or any other agreement to which such D&O Indemnitee is a party or otherwise bound.
(g)    The Company, in accordance with the Board’s determination regarding the amount and types of insurance and the beneficiaries thereof, shall promptly after the date hereof purchase directors’ and officers’ liability insurance coverage to the extent available on commercially reasonable terms.
(h)    Except as set forth in Section 7.6(a), no remuneration or reimbursement of out-of-pocket costs or expenses shall be payable in respect of services provided by the Managers or Alternate Managers in their capacities as Managers or Alternate Managers. The right to indemnification conferred in this Section 7.6 shall not be exclusive of any other right which a Person indemnified pursuant to Section 7.6 may have or hereafter acquire under any Government Rules, this Agreement, or any other agreement, or otherwise.

82

(i)    To the extent discretionary to the Company, the Board shall approve or disapprove of indemnification or advancement of expenses under this Article VII. Any indemnification of or advance of expenses to any Person entitled or authorized to be indemnified under this Article VII shall be reported in writing to the Board with or before the notice or waiver of notice of the next Board meeting or with or before the next submission to the Board of a Consent to action without a meeting and, in any case, within the 12-month period immediately following the date the indemnification or advance was made. Notwithstanding the foregoing, no failure to comply with the notification provisions of this Section 7.6 shall operate to deprive a Person of any indemnification or advancement of expenses to which such Person would otherwise be entitled.
(j)    For the purposes of this Article VII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VII shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving entity as they would have if such merger, consolidation or other reorganization never occurred.
(k)    If this Article VII or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by Government Rule.
(l)    Any Person who is not entitled to indemnification under any other Governance Document (due to ineligibility under Section 20 thereof or otherwise) shall not be entitled to indemnification under this Agreement.
Section 7.7    Committees of the Board.
(a)    Creation of Committees. The Board may create one or more committees to consider any matters that the Board shall, from time to time, assign to each such committee; provided, that the Class A Member shall be entitled to appoint at least one individual to serve on each such committee and each Class B Member that holds a full 7.0% Class B Voting Percentage shall be entitled to appoint (x) one individual (or, in the case of the FI Member, each FI Member Owner that indirectly holds a full 7.0% Class B Voting Percentage shall be entitled to cause the FI Member (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) to appoint one individual) to serve on each such committee and (y) one additional individual to serve on each committee for every 10.0% Class B Voting Percentage that such Class B Member holds beyond such 7.0% (or, in the case of the FI Member, for every 10.0% that each FI Member Owner indirectly holds beyond a full 7.0% Class B Voting Percentage (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable)); provided, that for so long as the FI Member is directly or indirectly owned by two or more FI Member Owners, the FI Member shall, at the direction of the FI Member Owners (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker), as applicable, be entitled to appoint one individual to serve on each such committee for each FI Member Owner that would have been entitled to appoint such individual if such FI Member Owner were a Member hereunder on the date of determination based on such FI Member Owner’s indirect Class B Voting Percentage, and shall not be determined based on the Class B Voting Percentage held by the FI Member. The Board additionally may appoint individuals who

83

are not representatives to serve on each such committee. The individuals appointed to each such committee shall serve at the direction of the Board and perform only such tasks and duties as the Board shall delegate to each such committee from time to time; provided, that to the extent any duties are delegated to a committee that include any actions which otherwise require the approval of the Board pursuant to the terms of this Agreement or the Act, the committee shall be advisory only and shall have no authority or power to act on behalf of the Company or the Board. Each member of each committee shall have one vote and each committee shall act by unanimous vote; provided, that for the avoidance of doubt, such committees are advisory in nature and any such vote shall not constitute an act of the Company. Subject to the final sentence of this Section 7.7(a), the membership of a committee member shall terminate on the date of his or her death or voluntary resignation, but the Board may at any time for any reason by an affirmative vote of the Board remove any individual committee member and fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee; provided, that with respect to any committee member appointed by a Member pursuant to the first sentence of this Section 7.7(a), only the relevant Member having the right to appoint such committee member or the relevant FI Member Owner having the right to cause FI Member to appoint such committee member will have the right to remove such committee member and to fill any vacancy created by the death, resignation or removal of such committee member in its sole discretion by providing written notice thereof to the Company. Notwithstanding the foregoing, as of the date hereof, the Company has established the Construction Committee, the Company Economics Committee and the Marketing Committee, which shall be subject to the terms of Annexes J, K and L, respectively, and in the event of any conflict between such Annexes and this Section 7.7, the terms of the applicable Annex shall control.
(b)    Observers. Any member of a committee may invite an additional individual to any meeting of such committee or any workgroup established by such committee; provided, that (i) such individual has specific experience relevant to the matters to be discussed at such meeting, (ii) such individual is restricted to participating in only those portions of a meeting when such individual’s participation is required, and (iii) such individual’s participation is subject to Article XV. Such additional individuals shall be entitled to participate in any discussions but not vote or be present while votes are cast with respect to matters before the relevant committee. Any member of a committee may object, at any time and for any bona fide reason, to the participation of such additional individual.
Section 7.8    Officers. The Board may, from time to time, designate officers of the Company (“Officers”) with such titles as may be designated by the Board to act in the name of the Company with such authority as may be expressly delegated to such Officers by the Board. All Officers shall be subject to the supervision and direction of the Board. The authority, duties, or responsibilities of any Officer may be superseded by the Board with or without cause at any time. Any Officer may be removed, with or without cause, at any time by the Board.
Section 7.9    Separateness. Except as expressly set forth in this Agreement or as otherwise required by the Project Documents or the Financing Documents, the affairs of the Company shall be conducted such that the Company:
(a)    shall be established and maintained as a separate special purpose entity for the purposes set out in Section 2.3 and shall not engage in any business unrelated to the purposes set out in Section 2.3;
(b)    shall not have any assets other than those related to its activities in accordance with clause (a) above;

84

(c)    shall maintain its own full and complete books and records and its own accounts, in each case which are separate and apart from the books and records and accounts of any other individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution or any other entity (including the Members); (provided, that the Company’s assets may be included in a consolidated financial statement of a Member or any direct or indirect parent if inclusion on such consolidated financial statement is required to comply with the requirements of GAAP of the relevant jurisdiction, but only if (i) such consolidated financial statement shall be appropriately footnoted to the effect that the Company’s assets are owned by the Company and that they are being included on the consolidated financial statement of the Member or any direct or indirect parent solely to comply with the requirements of GAAP and (ii) such assets shall be listed on the Company’s own separate balance sheet);
(d)    shall hold itself out as being a Person, separate and apart from any other Person;
(e)    shall not commingle its funds or assets with those of any other Person;
(f)    shall conduct its own business in its own name;
(g)    except as provided in clause (c) above, shall maintain separate financial statements and file its own tax returns (to the extent required by applicable Government Rule);
(h)    shall pay its own debts and liabilities when they become due out of its own funds;
(i)    shall observe all limited liability company formalities and do all things necessary to preserve its existence;
(j)    shall pay the salaries of its own employees, if any, from its own funds, and maintain a sufficient number of employees in light of its contemplated business operations;
(k)    shall not guarantee or otherwise obligate itself with respect to the debts of any other Person, or hold out its credit as being available to satisfy the obligations of any other Person;
(l)    shall not acquire obligations of or securities issued by its Members;
(m)    shall allocate fairly and reasonably shared expenses, including any overhead for shared office space;
(n)    shall use separate stationery, invoices and checks bearing the name of the Company;
(o)    shall promptly correct any known misunderstanding regarding its separate identity;
(p)    shall maintain adequate capital in light of its contemplated business operations; and
(q)    shall at all times have and maintain organizational documents which comply with the requirements set forth in this Section 7.9.

85

Failure of the Company to comply with any of the foregoing covenants or any other covenant contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.
Section 7.10    Member Meetings.
(a)    Location; Quorum; Voting. To the extent a meeting of the Members (or a class, series or other subset of Members) is required by Government Rule or by this Agreement, Member meetings shall be held at such times and places as may be designated from time to time by the Board, the Class A Member, or the Class B Members holding a Class B Voting Percentage greater than 50.0%. Except as provided in this Agreement or under applicable Government Rule, the presence of Members holding an aggregate Voting Percentage of at least the Voting Percentage required to pass the matters to be voted on by the Members at such meeting in accordance with this Section 7.10(a) and Section 7.10(d), present in person or represented by proxy and entitled to vote, shall constitute a quorum at any meeting of the Members for the transaction of business; provided, that any Member may participate in, and be considered “present in person” at, a meeting of the Members by means of conference telephone, video or similar communications equipment by means of which all persons participating in the meeting can communicate with each other. In respect of any matter or action under this Agreement that requires the approval of the Members, each Member shall be entitled to one vote for each Voting Unit held by such Member. In respect of any Voting Unit held by a Member, a Member may vote such Voting Unit in favor of the matter, against the matter, abstain from voting such Voting Unit or refrain from voting such Voting Unit, in each case, regardless of whether such affirmative vote, negative vote, or abstention relates to the same matter or action. Except as otherwise expressly set forth in this Agreement, any action required to be taken by the Members at any meeting shall be taken if and only if a majority of the Voting Units held by the Class A Member were voted in favor of such action and a majority of the Voting Units held by the Class B Members were voted in favor of such action. A Member may vote at a meeting by a written proxy executed by such Member and delivered to each other Member. A proxy shall be revocable unless it is expressly stated to be irrevocable. The FI Member shall only be entitled to cast a vote in respect of any Voting Unit indirectly held by an FI Member Owner if and to the extent directed by such FI Member Owner (through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable).
(b)    Waiver of Notice. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting of the Members, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
(c)    Action by Written Consent. Any action required or permitted to be taken at a particular meeting of the Members may be taken without a meeting, without notice and without a vote if a Consent in writing setting forth the action to be taken is signed by the Members entitled to cast the number of votes required to approve such action if such action were taken at a duly called meeting of the Members. Any such written consent shall set forth the number of Voting Units any Member signing such written consent is entitled to vote in favor of such matter. A copy of such written Consent shall be provided to the Members who did not sign such written consent.
(d)    Certain Matters. Notwithstanding anything to the contrary in this Agreement (including Section 7.2, but without limitation of such Section and of any consent or approval right or requirement set forth in Section 8.1(c), Article IX or Article X), the Company (and the Officers or any other agents or representatives acting on the Company’s behalf), on its own or on behalf of any other Company Party, shall not, directly or indirectly, authorize, approve, allow or effect (or cause or commit to

86

be authorized, approved, allowed or effected) any Qualified Majority Matter, Supermajority Matter or Unanimous Matter unless, at a meeting of the Members duly called in accordance with Sections 7.10(a) and 7.10(b), (i) with respect to any Qualified Majority Matter, at least 50.0% of the Class A Units and 70.0% of the Class B Units are voted in favor of such action, (ii) with respect to any Supermajority Matter, at least 50.0% of the Class A Units and 87.5% of the Class B Units are voted in favor of such action or (iii) with respect to any Unanimous Matters, at least 95.0% of the Voting Units are voted in favor of such action (provided, that to be approved, any Unanimous Matter described in clause (i) of Annex G shall require all of the Voting Units held by the Class B Members to be voted in favor of such matter).
ARTICLE VIII.

GOVERNANCE AND MANAGEMENT OF CONTROLLED COMPANY SUBSIDIARIES
Section 8.1    Governance of Controlled Company Subsidiaries.
(a)    The Company shall cause the Controlled Company Subsidiaries to be governed in accordance with the Act and their respective Governance Documents, and in compliance with this Agreement (including Section 16.2), the Project Documents and the Financing Documents.
(b)    The Company shall cause any managers appointed by the Controlled Company Subsidiaries, to not (i) vote or approve any matter that requires the approval of the Board or Members under this Agreement or (ii) otherwise vote in a manner that would conflict with the determination of the Board or the Members, as applicable.
(c)    Notwithstanding any other provision of this Agreement (including Sections 7.2 and 7.10(d)), if (i) any Strategic Member or any of its Affiliates is a buyer or part of a tender process in connection with the sale of LNG produced by the Rio Grande Facility or (ii) there is an Offtake Conflict in respect of any Strategic Owner or any of its Affiliates, then the negotiation, execution, amendment, waiver, or termination by the Controlled Company Subsidiaries of contracts in respect of such sale shall be reserved for the approval of a majority of the Class A Managers and Non-Strategic Class B Managers having the right to vote more than 50% of the Class B Units (other than the Class B Units held by such Strategic Member) to the extent such Class A Managers and Class B Managers are otherwise entitled to vote pursuant to the terms of this Agreement, including Article IX and may be taken by the Company without the affirmative vote of the Strategic Class B Managers.
Section 8.2    Business Plans; Annual Budgets.
(a)    No later than September 1 of the calendar year immediately prior to the start of each Fiscal Year, the Company shall prepare and submit to the Board the proposed Five-Year Business Plan covering the immediately consecutive five Fiscal Years together with a proposed Annual Budget for the first Fiscal Year of such five Fiscal Year period. In furtherance of the foregoing, each Annual Budget shall include (on a month-by-month basis) a revenue, expense, EBITDA, capital expenditures and cash flow budget, as well as financing plans and any other components as are determined or required by the Board.
(b)    The Five-Year Business Plan shall be consistent with the applicable Annual Facility Plan with respect to the Fiscal Year covered by such Annual Facility Plan. The Annual Budget shall be consistent with the Five-Year Business Plan and the Annual Facility Budget. Each of the Five-Year Business Plan and Annual Budget shall be prepared in coordination with the preparation of the

87

Annual Facility Plan and Annual Facility Budget. The Five-Year Business Plan and Annual Budget shall otherwise be prepared, approved and delivered in the form and at the times required by the Project Documents and the Financing Documents.
(c)    Each of the Five-Year Business Plan and the Annual Budget is intended to be approved by the Board by no later than October 15 of the calendar year immediately prior to the applicable Fiscal Year covered by the Annual Budget; provided, that if no Annual Budget for any Fiscal Year is approved prior to November 15 of the calendar year immediately prior to such Fiscal Year, then (i) the Company and the Board shall continue to work together in good faith to approve such Five-Year Business Plan and Annual Budget as expeditiously as reasonably practicable and (ii) the Board shall, until such Five-Year Business Plan and Annual Budget are approved in accordance with this Section 8.2, cause the affairs of the Company to be managed pursuant to an interim annual budget or annual plan modified from the most recently approved Annual Budget (A) to reflect the Annual Facility Budget or Annual Facility Plan for such Fiscal Year that has been approved in accordance with the CFAA or the interim annual budget or annual plan updated in accordance with Sections 12.5.11 and 12.5.13 of the CFAA if not so-approved, (B) without duplication of Section 12.5.13 of the CFAA, to exclude any extraordinary amounts included in the Annual Budget for the immediately preceding Fiscal Year, (C) to otherwise reflect the approved Annual Budget for the immediately preceding Fiscal Year with any amounts not adjusted pursuant to subparts (A) and (B) of this sentence Escalated, and (D) to otherwise cause the Company and each Controlled Company Subsidiary to comply with the Financing Documents, the Project Documents, and Government Rules until the approval of a new Annual Budget in accordance herewith.
(d)    The Company shall deliver copies of the then-current Five-Year Business Plan and Annual Budget to the Members promptly upon the adoption, update or amendment thereof.
Section 8.3    Listed Transactions. The Board shall use its reasonable best efforts to prevent the Company from engaging in a transaction that, as of the date the Company enters into a binding contract to engage in such transaction, is a “listed transaction” as defined in Code §6707A(c)(2).
ARTICLE IX.

RELATED PARTY TRANSACTIONS
Section 9.1    Conflicts of Interest.
(a)    All Related Party Transactions shall be approved in accordance with this Article IX.
(b)    No action shall be taken by the Company with respect to any Company Party entering into, exercising, modifying, waiving, compromising, asserting or enforcing any claim, term, right or obligation under, or with respect to, any Related Party Transaction without the consent of:
(i)    if the Related Party Transaction involves a Class A Member or its Related Persons, then the Class B Managers in accordance with Section 7.2(a)(ii); or
(ii)    if the Related Party Transaction involves a Class B Member, an FI Member Owner, or either their respective Related Persons, then (A) the Class A Managers in accordance with Section 7.2(a)(i) and (B) the affirmative vote of more than 66.7% of the Class B Units (excluding the Class B Units held by the conflicted Class B Member or, in the case of the FI Member, held indirectly by the conflicted FI Member Owner);

88

provided, that if taking any action described in clause (b) requires the approval as a Qualified Majority Matter, a Supermajority Matter, or a Unanimous Matter, then (x) the Member subject of such Related Party Transaction shall be recused from voting on such matter and (y) such Related Party Transaction shall not be approved without the affirmative vote of each Member whose vote would be able to block such matter if the Member subject of such Related Party Transaction had voted in favor of such matter; provided, further, that any Related Party Transaction that involves any FI Member Owner shall not be deemed to involve the FI Member or the other FI Member Owners solely by virtue of their direct or indirect ownership or Control of the FI Member.
(c)    Prior to voting on any Related Party Transaction, each Interested Manager or Interested Holder shall identify himself or herself to the other Managers or Members and FI Member Owners. The Interested Managers or Interested Holder shall not be permitted to vote regarding such matter nor be present while such matter is discussed or such vote is conducted.
(d)    For purposes of subsections (b), (c) and (e) of this Section 9.1, any exercise, modification, waiver, compromise, assertion or enforcement of any claim (including claims for indemnification), term, right or obligation under, or with respect to the Subscription Agreements by the Company or the Controlled Company Subsidiaries against a Member or FI Member Owner or its Affiliates shall be deemed to be a Related Party Transaction with respect to such Member or FI Member Owner but not any of the other Members or other FI Member Owners.
(e)    The foregoing restrictions and requirements related to Related Party Transactions shall also apply to any actions taken by any committees of the Board.
(f)    Notwithstanding the foregoing, transactions under the T4 CASA or the RG Facility Agreements shall not constitute Related Party Transactions other than decisions with respect to:
(i)    the removal of the T4 CASA Advisor or any Appointed Person or the appointment of a T4 CASA Advisor or any Appointed Person to the extent that a Delegate appointed by the Class A Managers is recused from any vote with respect to such appointment under the terms of the RG Facility Agreements;
(ii)    any decision regarding the determination of Cause (as defined in the T4 CASA or the Definitions Agreement, as applicable) in respect of the T4 CASA Advisor or any Appointed Person;
(iii)    any breach of contract or legal claim (including a claim for indemnity) against the T4 CASA Advisor or any Appointed Person or settlement of any such claim;
(iv)    any breach of contract or legal claim (including a claim for indemnity) against any Liquefaction Owner other than the T4 Liquefaction Owner to the extent that a Member is also an equityholder in such other Liquefaction Owner or settlement of any such claim; and
(v)    all matters related to the review or challenge by T4 Liquefaction Owner of any STF Development Plan as defined in and in accordance with the CFAA, which shall, in each case, constitute Related Party Transactions to the extent that the T4 CASA Advisor, Appointed Person, or Liquefaction Owner, as applicable, is a Related Person of any Member.

89

Section 9.2    Modifications. The Company shall not enter into, nor direct or permit any Controlled Company Subsidiary to enter into, approve, or commit to enter into or approve any RG Facility Subsidiary entering into any agreement with any Member, FI Member Owner, or Affiliate of any Member or FI Member Owner which has the effect of modifying any of the rights of or obligations due to the Company from such Member or FI Member Owner other than upon the approval of the Board in accordance with this Article IX.
Section 9.3    Equity-Procured Account Collateral.
(a)    If any Member or Affiliate of any Member, in its sole discretion, provides an Account Collateral Guarantee or an Account Collateral LC on behalf of T4 Liquefaction Owner for its own account and without recourse to T4 Liquefaction Owner (as applicable, an “Equity-Procured Account Collateral”), then (i) if the debt service reserve account or other account is funded with cash as of or at any time after the date that such Equity-Procured Account Collateral is issued, then the corresponding amount of cash shall be paid to such Member or Affiliate of such Member that issued such Equity-Procured Account Collateral and shall be considered as an advance made by the Company to such Member or Affiliate of such Member (such advance shall be a debt owed by such Member or Affiliate of such Member to the Company); (ii) such Member shall maintain such Equity-Procured Account Collateral in the original amount thereof, unless such amount may be reduced in accordance with and for the period required pursuant to the Financing Documents, or will return to said debt service reserve account or other account, cash in an amount equal to such advance; (iii) upon the closing of the applicable debt service reserve account or other account and the release of any cash therefrom, the advance made by the Company to the relevant Member or Affiliate of such Member in accordance with the foregoing clause (i) shall be repaid promptly; and (iv) the amount released from the applicable debt service reserve account or other account and the advance repaid in accordance with the foregoing clause (iii) shall be applied in accordance with this Agreement.
(b)    For the avoidance of doubt, each advance made to any Member or Affiliate of such Member in accordance with Section 9.3(a)(iii) and (iv) shall be repaid by such Member or Affiliate prior to receiving any distributions by the Company in accordance with Article VI.
(c)    Any Member who provides, or causes to be provided, any Account Collateral Guarantee or Account Collateral LC on behalf of T4 Liquefaction Owner shall receive an amount of fees equal to the amount that would have otherwise been payable by T4 Liquefaction Owner in connection with an equivalent Account Collateral LC issued on behalf of T4 Liquefaction Owner.
ARTICLE X.

DEADLOCK
Section 10.1    Deadlock Between Class A Managers and Class B Managers. If the Board is unable to resolve any Critical Issue due to an inability of the Class A Managers and the Class B Managers (in each case, voting as a block) to agree as to the resolution thereof (including as a result of a failure to achieve a quorum), then any Manager may deliver a notice of Deadlock to each other Manager detailing the nature of such Deadlock. If the Class A Managers and the Class B Managers thereafter are unable to resolve the Critical Issue set forth in such notice of Deadlock within five Business Days after delivery of such notice of Deadlock, then a Deadlock committee shall be formed consisting of the Designated Officer of one Class A Member elected by simple majority of the Class A Managers (or, if the NextDecade Member is the only Class A Member, the Designated Officer of the NextDecade Member)

90

and the Designated Officers of each Class B Member having the right to appoint a Class B Manager, as applicable, and consideration of the matter shall be suspended until resolved in accordance with Section 10.4. Any Critical Issue for which a notice of Deadlock is delivered under this Section 10.1 shall be resolved pursuant to the terms and provisions of this Section 10.1 and Section 10.4 (excluding, for the elimination of doubt, the terms and provisions of Section 10.2 and Section 10.3).
Section 10.2    Deadlock Among Class A Managers or Class B Managers. If the Board is unable to resolve any Critical Issue due to an inability of the Class A Managers or the Class B Managers, respectively, to determine a course of action among themselves, then any Manager may deliver a notice of Deadlock to each other Manager detailing the nature of such Deadlock. If the relevant Class A Managers or Class B Managers, as applicable, are unable to resolve the Critical Issue set forth in such notice of Deadlock within five Business Days after delivery of such notice of Deadlock, then a Deadlock committee shall be formed consisting of the Designated Officer of each Member having the right to appoint a Class A Manager or Class B Manager, as applicable, and consideration of the matter shall be suspended until resolved in accordance with Section 10.4. Any Critical Issue for which a notice of Deadlock is delivered under this Section 10.2 shall be resolved pursuant to the terms and provisions of this Section 10.2 and Section 10.4 (excluding, for the elimination of doubt, the terms and provisions of Section 10.1 and Section 10.3).
Section 10.3    Deadlock Among Members. If the Members (including, in respect of the FI Member Owners, the FI Member) are unable to approve any Qualified Majority Matter, Supermajority Matter or Unanimous Matter that is required to be approved in order to resolve any Critical Issue, then any Member may deliver a notice of Deadlock to each other Member and the Board detailing the nature of such Deadlock. If the relevant Members (including, in respect of the FI Member Owners, the FI Member) are unable to resolve the Critical Issue set forth in such notice of Deadlock within five Business Days after delivery of such notice of Deadlock, then a Deadlock committee shall be formed consisting of the Designated Officer of each Member (including, for the avoidance of doubt, the Designated Officers of the FI Member) and consideration of the matter shall be suspended until resolved in accordance with Section 10.4. Any Critical Issue for which a notice of Deadlock is delivered under this Section 10.3 shall be resolved pursuant to the terms and provisions of this Section 10.3 and Section 10.4 (excluding, for the elimination of doubt, the terms and provisions of Section 10.1 and Section 10.2).
Section 10.4    Deadlock Committee Resolution. If a Deadlock committee is appointed in accordance with Section 10.1, Section 10.2 or Section 10.3, then such Deadlock committee shall meet within ten Business Days after the date of delivery of the notice of Deadlock. At such meeting, the Deadlock committee shall discuss the inability to reach agreement and shall prepare a report for the Board (or, if Section 10.3 applies, the Members). Within three Business Days after the Deadlock committee meeting, a special meeting of the Board (or, if Section 10.3 applies, the Members) shall take place, at which the Deadlock committee shall make its report to the Board (or, if Section 10.3 applies, the Members).
(a)    If the Deadlock committee is formed in accordance with Section 10.1 and its report sets forth a proposed resolution of the Critical Issue which is agreed by the member of such Deadlock committee appointed by the Class A Managers and members of the Deadlock committee appointed by Class B Managers having the right to vote an aggregate Class B Voting Percentage of more than 50.0%, then the Board shall vote to adopt such agreed proposal.
(b)    If the Deadlock committee is formed in accordance with Section 10.2 and its report sets forth a proposed resolution of the Critical Issue which is agreed by (i) in the case of a

91

Deadlock among the Class A Managers, a simple majority of the members of such Deadlock committee and (ii) in the case of a Deadlock among the Class B Managers, members of such Deadlock committee having the right to vote an aggregate Class B Voting Percentage of more than 50.0%, then, in the case of each of the foregoing clauses (i) and (ii), the Class A Managers or the Class B Managers (as applicable) shall vote to adopt such proposal.
(c)    If the Deadlock committee is formed in accordance with Section 10.3 and its report sets forth a proposed resolution of the Critical Issue which is agreed by the members of such Deadlock committee appointed by Members (including, in respect of the FI Member Owners, the FI Member) directly or indirectly holding an aggregate number of Class A Units and Class B Units or Voting Units required by Section 7.10(d) (as applicable), then the Members and, in respect of the FI Member Owners, the FI Member acting at the direction of such FI Member Owners (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) shall vote to adopt such agreed proposal.
(d)    If the Deadlock committee is appointed in accordance with Section 10.1, Section 10.2 or Section 10.3 and cannot agree on a proposed resolution of the Critical Issue as aforesaid, then the Board (or, if Section 10.3 applies, the Members) shall be deemed not to have adopted a resolution with respect to such Critical Issue and, except to the extent provided in the proviso to this sentence, status quo with respect to such matter shall continue unless otherwise determined by the Board in accordance with the terms of this Agreement; provided, that notwithstanding anything to the contrary in this Agreement (including Section 3.5(a)), (i) if such Deadlock is a Mandatory Critical Funding Issue or Cost Overrun Critical Funding Issue, then a Designated Officer of any Member (or, in the case of the FI Member, any FI Member Owner) may elect to cause the Board to request additional Equity Contributions (by providing written notice thereof) in connection with such Mandatory Critical Funding Issue or Cost Overrun Critical Funding Issue (in the full amount reasonably determined by such Member (or, in the case of the FI Member, reasonably determined by the FI Member Owner whose representative is the Designated Officer electing to cause the Board to request additional Equity Contributions) to cause the matter giving rise to the Mandatory Critical Funding Issue or Cost Overrun Critical Funding Issue to no longer be a Mandatory Critical Funding Issue or Cost Overrun Critical Funding Issue (it being understood that such full amount shall be the current amount necessary to cause the matter to no longer be a Mandatory Critical Funding Issue or Cost Overrun Critical Funding Issue during the temporal period in the definitions of Mandatory Critical Funding Issue or Cost Overrun Critical Funding Issue and not the full amount necessary to cause the matter to no longer be a Mandatory Critical Funding Issue or Cost Overrun Critical Funding Issue at any time after such temporal period)) and the Members will have the right to make additional Equity Contributions to the Company in exchange for the issuance of Units in accordance with Section 3.5(b); and (ii) if (A) such Deadlock is a Material Breach Critical Funding Issue, (B) each Member has appointed a Designated Officer to the Deadlock committee (and, in the case of the FI Member, the FI Member has appointed all the Designated Officers that it is entitled to appoint to the Deadlock committee), (C) not more than one such Designated Officer appointed by the Class B Members has voted against resolving such Deadlock in accordance with Section 10.1, Section 10.2 or Section 10.3 (as applicable) through the funding of additional Equity Contributions and (D) no Designated Officer has abstained in such vote, then the Class B Members that appointed Designated Officers that voted in favor of resolving such Deadlock through such funding may elect to cause the Board to request additional Equity Contributions (by providing written notice thereof) in connection with such Material Breach Critical Funding Issue (in the full amount reasonably determined by such Class B Members (collectively) to cause the matter giving rise to the Material Breach Critical Funding Issue to no longer be a Material Breach Critical Funding Issue (it being understood that such full amount shall be the current amount necessary to cause the matter to no longer be a Material Breach Critical Funding Issue during the temporal period in the definitions of

92

Material Breach Critical Funding Issue and not the full amount necessary to cause the matter to no longer be a Material Breach Critical Funding Issue at any time after such temporal period)) and the Members will have the right to make additional Equity Contributions to the Company in exchange for the issuance of Units in accordance with Section 3.5(b).
ARTICLE XI.

REPRESENTATIONS AND WARRANTIES; ADDITIONAL COVENANTS
Section 11.1    General Representations and Warranties of the Members. As of the date hereof, each Member, severally but not jointly, represents and warrants to the other Members and the Company as to itself as follows:
(a)    such Member is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has full corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)    the execution and delivery of this Agreement by such Member, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate or other action on the part of such Member;
(c)    such Member has duly executed and delivered this Agreement. Assuming due authorization, execution and delivery of this Agreement by the other Members, this Agreement constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity;
(d)    all Consents of any Governmental Authority which are necessary for the execution and delivery of this Agreement by such Member and the performance by it of its obligations hereunder (other than the FERC Remand) have been or will be obtained and are (or will be, as the case may be) in full force and effect, not the subject of any pending hearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the applicable Governmental Authority have expired;
(e)    the execution, delivery and performance by such Member of this Agreement do not and will not (i) violate any provision of, or result in the breach of any applicable Government Rule to which such Member is subject or by which any property or asset of such Member is bound, except to the extent that the occurrence of the foregoing would not reasonably be expected to materially and adversely affect the ability of such Member to enter into and perform its obligations under this Agreement, (ii) conflict with or result in any violation of the certificate of incorporation, bylaws or other organizational documents of such Member, or (iii) with or without notice or lapse of time or both, violate any provision of or result in a breach of any agreement, indenture or other instrument to which such Member is a party or by which such Member may be bound, or terminate or result in the right of termination of any such agreement, indenture or instrument, except to the extent that the occurrence of the foregoing items set forth in clause (i) or (iii) would not reasonably be expected to materially and adversely affect the ability of such Member to enter into and perform their respective obligations under this Agreement; and

93

(f)    such Member: (i) is acquiring its Membership Interests for its own account, for investment purposes only, and not with a current view toward, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Membership Interests, in violation of any applicable securities laws; (ii) understands that it may, and is financially able to, bear the economic risk of an investment in the Company for an indefinite period of time because (A) the Membership Interests have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and are issued by reason of specific exemptions from registration under the provisions thereof which depend in part upon the investment intent of such Member and upon the other representations and warranties made by such Member in this Agreement, and (B) the Membership Interests may not be Transferred or otherwise disposed of except in accordance with this Agreement and then only in accordance with the provisions of the Securities Act of 1933, as amended, and other Government Rules, including state securities laws; (iii) has knowledge and experience in financial and business matters and is capable of evaluating the merits and risk of an investment in the Company and making an informed investment decision with respect thereto, and has had an opportunity to ask questions and receive answers from the Company regarding the business, assets and financial condition of the Company and its subsidiaries; and (iv) is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act of 1933, as amended.
Section 11.2    General Representations and Warranties of the FI Member Owners. As of the date hereof, each FI Member Owner, severally but not jointly, represents and warrants to the Members and the Company as to itself as follows:
(a)    such FI Member Owner is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has full corporate or other power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)    the execution and delivery of this Agreement by such FI Member Owner, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate or other action on the part of such FI Member Owner;
(c)    such FI Member Owner has duly executed and delivered this Agreement. Assuming due authorization, execution and delivery of this Agreement by the Members, this Agreement constitutes the valid and binding obligation of such FI Member Owner, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights and the application of general principles of equity;
(d)    all Consents of any Governmental Authority which are necessary for the execution and delivery of this Agreement by such FI Member Owner and the performance by it of its obligations hereunder have been or will be obtained and are (or will be, as the case may be) in full force and effect, not the subject of any pending hearing or appeal to the issuing agency (other than the FERC Remand prior to the issuance of the FERC Remand Order) and all applicable fixed time periods for rehearing or appeal to the applicable Governmental Authority have expired (except that, following the issuance of the FERC Remand Order, the statutory periods for filing requests for rehearing of or for action on rehearing of the FERC Remand Order need not have expired); and
(e)    the execution, delivery and performance by such FI Member Owner of this Agreement do not and will not (i) violate any provision of, or result in the breach of any applicable Government Rule to which such FI Member Owner is subject or by which any property or asset of such

94

FI Member Owner is bound, except to the extent that the occurrence of the foregoing would not reasonably be expected to materially and adversely affect the ability of such FI Member Owner to enter into and perform its obligations under this Agreement, (ii) conflict with or result in any violation of the certificate of incorporation, bylaws or other organizational documents of such FI Member Owner, or (iii) with or without notice or lapse of time or both, violate any provision of or result in a breach of any agreement, indenture or other instrument to which such FI Member Owner is a party or by which such FI Member Owner may be bound, or terminate or result in the right of termination of any such agreement, indenture or instrument, except to the extent that the occurrence of the foregoing items set forth in clause (i) or (iii) would not reasonably be expected to materially and adversely affect the ability of such FI Member Owner to enter into and perform their respective obligations under this Agreement.
Section 11.3    Anti-Corruption Matters and Anti-Terrorism and Money Laundering Matters.
(a)    As of the date hereof, each Member and FI Member Owner, severally but not jointly, represents and warrants to the other Members, FI Member Owners and the Company as to itself as follows:
(i)    any contract, license, concession or other asset contributed or likely to be contributed to the Company or any other Company Party by such Member or FI Member Owner, if applicable, (A) has been or will be procured in compliance with applicable Government Rules, including Anti-Corruption Laws and Anti-Terrorism and Money Laundering Laws, and (B) has been or will be obtained, and has been or will be transferred to the Company or any other Company Party in compliance with applicable Government Rules, including Anti-Corruption Laws and Anti-Terrorism and Money Laundering Laws;
(ii)    none of the directors, officers or employees expected to be seconded to the Company or its subsidiaries, or likely to otherwise be involved in the transactions or under the supervision of the Company or any other Company Party or is a Public Official or is a Close Family Member of a Public Official in the United States.
(b)    Each Member and FI Member Owner (i) represents as of the date hereof that neither it nor, to its knowledge, any director, officer, manager, employee or agent of such Member, FI Member Owner or its respective Affiliates has made, offered, paid, promised to pay, authorized the payment of, received or solicited anything of value with respect to the transactions and activities contemplated by this Agreement under circumstances such that all or a portion of such thing of value would be offered, given or promised, directly or knowingly indirectly, to any Person (including any Governmental Authority or Public Official) to obtain any improper advantage, or has otherwise violated, or taken any act in furtherance of a violation of, any provision of any Anti-Corruption Laws with respect to the transactions and activities contemplated by this Agreement, (ii) agrees not to permit any director, officer, manager, employee or agent of such Member, FI Member Owner or its respective Affiliates to make, offer or authorize any payment, gift, promise or other benefit, directly or knowingly indirectly, to any Person (including its Affiliates and the directors and officers of such Person or its Affiliates) with respect to the transactions and activities contemplated by this Agreement and in violation of Anti-Corruption Laws or Anti-Terrorism and Money Laundering Laws, and (iii) represents as of the date hereof that, to its knowledge, neither it nor any director, officer, manager, employee or agent of such Member, FI Member Owner or its respective Affiliates are (or within the past five years have been) included, implicated, or involved in any investigation related to any Anti-Corruption Laws or Anti-

95

Terrorism and Money Laundering Laws currently being conducted by any Governmental Authority with respect to the transactions and activities contemplated by this Agreement.
(c)    Each Member and FI Member Owner represents as of the date hereof that it has complied in all material respects with applicable Anti-Terrorism and Money Laundering Laws with respect to the transactions and activities contemplated by this Agreement.
(d)    Without limiting the foregoing, NextDecade Member further represents that, as of the date hereof, (i) to its knowledge, none of the Company or any other Company Party, nor any of their respective officers, directors or employees, are included, implicated, or involved in any investigation related to any Anti-Corruption Laws or Anti-Terrorism and Money Laundering Laws currently being conducted by any Governmental Authority and (ii) none of the Company or its subsidiaries has made, offered or authorized any payment, gift, promise or other benefit, directly or knowingly indirectly, to any Person (including its Affiliates and the directors and officers of such Person or its Affiliates) in violation of Anti-Corruption Laws or in violation of the provisions of this Section 11.3.
(e)    Each Member and FI Member Owner agrees and undertakes to exercise all its direct or indirect voting rights in such a way as to enable the Company, and the Company shall, and shall cause each other Company Party (to the extent of its voting rights therein) to, (i) adopt, implement, and comply with reasonable policies and reasonable procedures designed to promote and achieve compliance with applicable Anti-Terrorism and Money Laundering Laws, (ii) adopt, implement and comply with reasonable policies and reasonable procedures designed to ensure ethical commercial practices and, more specifically, to prevent all types of illegal payments, including bribery and corruption, it being understood that such policies and procedures shall at minimum comply with the compliance programs and policies standards set forth in Annex D; (iii) record and retain records of accounting entries which accurately and reasonably reflect in all material respects all transactions carried out or undertaken by each of the Company or any other Company Party, respectively, and the status of each of their assets; and (iv) develop and maintain a system for internally auditing such accounting entries and records which is reasonably designed to detect and prevent any payments that would be in violation of Anti-Corruption Laws or the provisions of this Section 11.3.
(f)    Each Member and FI Member Owner shall promptly notify, to the extent permitted by applicable Government Rule, the Board and other Members and FI Member Owners of any investigation or proceedings (to the extent such Member or FI Member Owner has knowledge of such investigation or proceedings) formally instigated by a Governmental Authority relating to any alleged violation of applicable Anti-Corruption Laws by such Member, FI Member Owner or its respective Affiliates, or any of their directors, officers or employees, in each case, in relation to the transactions and activities contemplated by this Agreement. To the fullest extent permitted by applicable Government Rule, the notifying Member or FI Member Owner shall use its reasonable best efforts to keep the other Members and FI Member Owners informed of the progress and status of such investigation or proceedings.
(g)    In the event that a Member or FI Member Owner (other than MIC) obtains information indicating that any individual holding more than a 5.0% interest in such Member or FI Member Owner (directly or indirectly, including any beneficial ownership) is or has become a Public Official or Close Family Member of a Public Official in the jurisdiction of formation, incorporation or registration of any Member or FI Member Owner (other than MIC), then such Member or FI Member Owner shall (i) promptly notify the other Members and FI Member Owners thereof, and (ii) use its best efforts to ensure that such Public Official (or the relevant Public Official to the Close Family Member of a

96

Public Official) refrains from participating, in his or her capacity as a Public Official, in any decision on behalf of or directly affecting such Member or FI Member Owner in connection with this Agreement, any agreements or documents referenced herein, or any transactions or actions contemplated hereby.
(h)    Each Member and FI Member Owner shall indemnify, hold harmless and defend the other Members, FI Member Owners and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives, and all successors and assigns of the foregoing (unless such Member, FI Member Owner or other indemnitee has also breached this Section 11.3) against and from any direct damages, losses, fines and costs (including reasonable attorneys’ fees) and from the financial commitments arising from or in connection with:
(i)    the indemnifying Member or FI Member Owner pleading guilty to any charges brought by a Governmental Authority for a violation of the Anti-Terrorism and Money Laundering Laws or Anti-Corruption Laws applicable to such Member or FI Member Owner in connection with the transactions and activities contemplated by this Agreement; and
(ii)    any final, non-appealable ruling establishing that the indemnifying Member or FI Member Owner violated the Anti-Terrorism and Money Laundering laws or Anti-Corruption Laws applicable to such Member or FI Member Owner in connection with the transactions and activities contemplated by this Agreement.
The provisions of this Section 11.3(h) shall survive the termination of this Agreement and, with respect to any Member or FI Member Owner, such Member’s or FI Member Owner’s obligations under this Section 11.3(h) shall terminate on the third anniversary of the date on which such Member or FI Member Owner no longer directly or indirectly owns any Membership Interests.
(i)    Each Member and FI Member Owner agrees and undertakes to exercise all its direct or indirect voting rights in such a way as to enable the Company and the other Company Parties to (i) promptly respond to any reasonable requests made by any Member, FI Member Owner or their representatives or advisors to provide them with any documentation with respect to Section 11.3(e) above, and (ii) give the employees of their Affiliates, sub-contractors and consultants, access to such employees, insofar as it is reasonable, in order to proceed with a review of such documentation.
(j)    The Members and FI Member Owners acknowledge and agree that any violation of this Section 11.3 shall be deemed to be a material breach of this Agreement.
Section 11.4    Economic Sanctions and Export Control Matters.
(a)    As of the date hereof, each Member and FI Member Owner, severally but not jointly, represents and warrants to the other Members, FI Member Owners and the Company as to itself as follows:
(i)    in connection with this Agreement and the transactions contemplated hereby, such Member or FI Member Owner has performed in compliance with all applicable Sanctions Regulations;
(ii)    none of such Member, FI Member Owner or any of its respective officers or directors is a Restricted Person;

97

(iii)    in the past five years, such Member or FI Member Owner (A) has complied with applicable Sanctions Regulations in all material respects, (B) has not been (x) to its knowledge, the subject of or otherwise involved in investigations or (y) the subject of enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions Regulations, and has not been notified of any such pending or threatened actions; and (C) has maintained in place and implemented controls and systems reasonably designed to comply with applicable Sanctions Regulations;
(iv)    in the past five years, such Member or FI Member Owner has not engaged, directly or knowingly indirectly, in any activities or business with or involving any Restricted Person in violation of applicable Sanctions Regulations; and
(v)    no part of the funds used by such Member or FI Member Owner to satisfy its obligations with respect to this Agreement has been or shall be directly or indirectly derived from, or related to, any activity that violates applicable Sanctions Regulations.
(b)    The Company, the Members and the FI Member Owners shall perform this Agreement in compliance with all Sanctions Regulations applicable to the Company, the Members and the FI Member Owners. Notwithstanding anything to the contrary in this Agreement, no Member or FI Member Owner shall be obliged to perform any obligation under this Agreement if such obligation would result in any action in violation of or otherwise expose the Company, a Member or an FI Member Owner to punitive measures under any Sanctions Regulations; provided, that in such event, the affected Member or FI Member Owner shall, as soon as reasonably practicable, provide written notice to the Company and to the other Members and FI Member Owners of its inability to perform such obligation and the basis by which such obligation would be subject to the foregoing. Once the affected party has provided such notice, the affected party may suspend the performance of such obligation under this Agreement until it may lawfully discharge such obligation; provided, that the Company and the affected Members and FI Member Owners shall use their respective commercially reasonable efforts to limit the impact and duration of any such suspension, including, when necessary, efforts to promptly secure a specific license or authorization from the relevant sanctions regulator or Governmental Authority (a “Specific License”).
(c)    If the performance of this Agreement is impeded by the fact that any Member or FI Member Owner becomes a Restricted Person (a “Sanctions Event”), then such Restricted Person shall, subject to the applicable Sanctions Regulations (and, as may be necessary, after securing a Specific License), (i) offer to transfer on a paid-for basis immediately following the Sanctions Event the affected portion of its direct or indirect Membership Interests in the Company to the other Members and FI Member Owners in accordance with Section 12.3 or (ii) if, after operation of Section 12.3, the other Members and FI Member Owners have not made ROFO Offer(s) that are accepted (and thereafter acquired) for such Membership Interests directly or indirectly owned by such Member or FI Member Owner, use commercially reasonable efforts to offer to Transfer on a paid-for basis immediately following the Sanctions Event all of its direct or indirect Membership Interests in the Company to a third party in accordance with Section 12.3 (and subject to compliance with Section 12.6 but, for the avoidance of doubt, without a Board Transfer Consent or the consent of any other Member or FI Member Owner) that is not subject of such Sanctions Event and is otherwise not a Prohibited Person, in each case, to the maximum extent permitted by Sanctions Regulations and in a manner that is economically, legally and structurally as close as possible to the parties’ intent in entering into this Agreement.
Section 11.5    Human Rights Matters. The Company shall, and shall cause the Controlled Company Subsidiaries to, carry out its business and operate all of its activities: (a) complying

98

with International Human Rights Standards and applicable Government Rules of the United States of America; and (b) including in all contracts with its direct contractors, subcontractors and suppliers human rights covenants that are at least as onerous as those set out in this Section 11.5.
Section 11.6    Limitation of Warranties. Each Member and FI Member Owner agrees that, except for the representations and warranties expressly set forth in this Article XI and in any Subscription Agreement entered into by such Member or FI Member Owner and the Company and, without limiting any remedies with respect to Fraud or other remedies provided for under any other agreement to which such Member or FI Member Owner is a party, no Member or FI Member Owner makes any representation or warranty whatsoever, whether express or implied, at equity, common law, by statute or otherwise, with respect to any matter, including the value, condition, merchantability, fitness for a particular purpose or suitability of the Company or the Membership Interests. Each Member and FI Member Owner expressly disclaims and negates any representation or warranty, whether express or implied, at equity, common law, by statute or otherwise, other than those set forth in this Article XI and in any Subscription Agreement entered into by such Member or FI Member Owner and the Company (without limiting any remedies with respect to fraud or any remedies provided for under any other agreement to which such Member or FI Member Owner is a party).
ARTICLE XII.

TRANSFERS
Section 12.1    Restrictions on Transfer.
(a)    Except to the extent permitted by and in accordance with Section 3.10(e), Section 11.4(c), Section 12.2 (including an Exempt Transaction, subject to compliance with the proviso set forth in Section 12.2(b)) or Section 13.6(b), no Member may directly Transfer or permit an indirect Transfer (including, in the case of the FI Member, by any FI Member Owner) of any Membership Interest or Member Loans, unless such Member or FI Member Owner has received the consent of all the Managers that were not appointed by the Transferring Member or, in the case of such FI Member Owner, by the FI Member at the direction of such FI Member Owner (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) in accordance with Section 7.1(b) (a “Board Transfer Consent”).
(b)    Except as otherwise permitted in this Agreement (including Sections 3.10(e), 11.4(c), 12.2 13.5(c) and 13.6(c)), any Transfer or purported Transfer of any Membership Interest or Member Loans in violation of the restrictions set forth in this Article XII, shall be void and of no effect, shall constitute an Event of Default as set forth in Section 13.1(a)(ii) or Section 13.1(c)(ii), as applicable, and the purported transferee of any direct Transfer of Membership Interests or Member Loans shall not become a Member of the Company.
(c)    An indirect Transfer of any Membership Interests by (i) a direct or indirect equityholder of any Member or, in the case of the FI Member, any FI Member Owner that results in a Change in Control of such Member or FI Member Owner (including through such FI Member Owner’s ownership of the T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker or T4 Co-Invest 1 Feeder, as applicable) or (ii) a Continuation Fund shall, in the case of each of the foregoing clauses (i) and (ii), be subject to the restrictions set forth in this Article XII (including, for the avoidance of doubt, Section 12.3, Section 12.4 and Section 12.5, as applicable, in the event of a Change in Control); provided, that for the avoidance of doubt, an indirect Transfer of any Membership Interests to a

99

Continuation Fund pursuant to clause (c)(i) of the definition of “Exempt Fund Transaction” shall not be subject to the restrictions set forth in this Article XII.
Section 12.2    Permitted Transfers.
(a)    Each Member (other than the NextDecade Member or FI Member so long as the FI Member is directly or indirectly owned by two or more FI Member Owners) may, at any time, effect a direct Transfer or permit an indirect Transfer of any Membership Interests or Member Loans to any Affiliate of such Member that is not a Prohibited Person without a Board Transfer Consent or the consent of any other Member or FI Member Owner. Without a Board Transfer Consent or the consent of any other Member or FI Member Owner, and notwithstanding anything in clause (vi) of the definition of “Affiliate” to the contrary, (i) the FI Member may, at any time, effect a direct Transfer or permit an indirect Transfer of the Membership Interests or Member Loans indirectly held by any FI Member Owner to the applicable FI Member Owner or any Affiliate of such FI Member Owner that is not a Prohibited Person (provided, that in no event may the FI Member Transfer to such FI Member Owner or its Affiliates a number of Units or Member Loans that are excess of such FI Member Owner’s then-current indirect ownership of such Units or Member Loans), (ii) any FI Member Owner may Transfer its direct or indirect equity interests in T4 Co-Invest 1 Blocker to T4 Co-Invest 1 Feeder or T4 Co-Invest 2 Blocker to T4 Co-Invest 2 Feeder and (iii) any FI Member Owner may effect or permit an indirect Transfer of the Membership Interests or Member Loans to the FI Member or any of T4 Co-Invest 1 Blocker, T4 Co-Invest 1 Feeder, T4 Co-Invest 2 Blocker or T4 Co-Invest 2 Feeder so long as such FI Member Owner continues to beneficially own such Membership Interests or Member Loans upon such Transfer. Each FI Member Owner may permit an indirect Transfer of its Membership Interests through a Transfer of interests in such FI Member Owner to any Affiliate of such FI Member Owner that is not a Prohibited Person without a Board Transfer Consent or the consent of any other Member or FI Member Owner. The NextDecade Member may, at any time, effect a direct or permit an indirect Transfer of any Membership Interests or Member Loans to any Wholly-Owned Affiliate Transferee of such Member that is not a Prohibited Person without a Board Transfer Consent or the consent of any other Member or FI Member Owner. For the avoidance of doubt, Transfers pursuant to this Section 12.2(a) shall not be subject to Section 12.3, Section 12.4 or Section 12.5.
(b)    Without limiting Section 12.2(a), (i) each Member (other than the NextDecade Member or FI Member so long as the FI Member is directly or indirectly owned by two or more FI Member Owners) and FI Member Owner may effect an Exempt Transaction and (ii) the FI Member may effect an Exempt Transaction described in clauses (b), (c), (d) or (e) of the definition thereof, and, in the case of each of the foregoing clauses (i) and (ii), no such Exempt Transaction shall require a Board Transfer Consent or the consent of any other Member or FI Member Owner and, notwithstanding anything herein to the contrary, shall not be subject to the obligations or requirements set forth in (and no Exempt Transferee shall be bound by) this Agreement; provided, that such Exempt Transaction (other than an Exempt Transaction pursuant to clauses (c) and (d) of the definition thereof) does not result in a Sanctioned Person directly or indirectly acquiring any Membership Interests or Member Loans.
(c)    Without limiting Section 12.2(a), Section 12.2(b) or Section 12.2(f), each Member (other than the Class A Member) and each FI Member Owner may effect or permit an indirect Transfer of its Membership Interests (or, in the case of the FI Member Owner, Membership Interests indirectly held by such FI Member Owner) and Member Loans directly held by such Member (or, in the case of the FI Member Owner, Member Loans indirectly held by such FI Member Owner) to a Person who is not an Affiliate without a Board Transfer Consent or the consent of any other Member or FI Member Owner if (i) the Ultimate Parent of such Member or FI Member Owner (together with all Passive

100

Investors of all Funds that directly or indirectly own such Member or FI Member Owner and are managed or advised by such Ultimate Parent if such Ultimate Parent is a Fund Manager or Fund Advisor) continues to retain 50.0% or more of the economic and voting interests in the Capital Units and Voting Units (collectively) held by such Member or FI Member Owner, as applicable, and (ii) such Transfer is either (A) a Transfer of direct interests in a Qualified Exempt Upstairs Vehicle or (B) a Transfer of direct interests in a Qualified Upstairs Vehicle that is not a Qualified Exempt Upstairs Vehicle and such Member or FI Member Owner has first complied with Section 12.3 in respect of the relevant Governance ROFO Transaction or Opt-Out ROFO Transaction. If any Member or FI Member Owner effects a Transfer in accordance with this Section 12.2(c) without being required to conduct a Governance ROFO Transaction or Opt-Out ROFO Transaction, then such Member or FI Member Owner shall deliver written notice to the Company within ten Business Days following such Transfer identifying the relevant QUV Transferee and Qualified Upstairs Vehicle and confirming that such Qualified Upstairs Vehicle is a Qualified Exempt Upstairs Vehicle.
(d)    Each Member and FI Member Owner (other than the Class A Member) may effect or permit an indirect Transfer of its (or, in the case of the FI Member Owner, the FI Member’s) Membership Interests and Member Loans directly held by such Member (or, in the case of the FI Member Owner, Membership Interests and Member Loans indirectly held by such FI Member Owner) (and such indirect Transfer shall not be a Change in Control), without a Board Transfer Consent or the consent of any other Member or FI Member Owner, in any transaction (or series of related or unrelated transactions) that results in the Ultimate Parent of a Member or FI Member Owner being Controlled by a non-Affiliate or the direct or indirect Transfer to any other Person of all of the Membership Interests or Units held by such Member or FI Member Owner (as applicable) to the extent that the Fair Market Value of such Membership Interests or Units (as implied based on their contribution to the total value of such transaction or series of related transactions) is less than 33.0% of the total value of such transaction (or series of related or unrelated transactions).
(e)    The Debt Financiers of any Member, FI Member Owner, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker or any parent entity (including the Ultimate Parent) of any Member, FI Member Owner or any of their respective Affiliates may exercise remedies with respect to (i) the Units, Membership Interests, Member Loans or any other direct or indirect equity interests, or the rights or obligations associated therewith, of a Member, FI Member Owner, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker or any of their respective Affiliates or (ii) any equity interests, or the rights or obligations associated therewith, of such Member’s, FI Member Owner’s or such Affiliate’s Ultimate Parent (whether directly or indirectly) that have been pledged, collaterally assigned to or encumbered in its favor, in each case, without a Board Transfer Consent or the consent of any other Member, FI Member Owner or any other Person and shall not be subject to the restrictions set forth in Section 12.3, Section 12.4 or Section 12.5; provided, that such Debt Financiers shall continue to be subject to the applicable restrictions set forth in Section 12.6. If, as a result of the exercise of any remedies permitted by this Section 12.2(e), a Person who is not a Debt Financier acquires a direct equity interest in any of the FI Member, T4 Co-Invest 1 Blocker, T4 Co-Invest 1 Feeder, T4 Co-Invest 2 Blocker or T4 Co-Invest 2 Feeder (or such other entity formed directly or indirectly by any FI Member Owner as a subsidiary to indirectly own Membership Interests in the Company), such Person (A) shall become an FI Member Owner and (B) shall be required to execute and deliver a joinder to the Company, pursuant to which such Person has agreed to be bound by the FI Member Owner Binding Provisions in such Person’s capacity as an FI Member Owner in accordance with Section 12.6(f), in each case, as a condition to being admitted as an equityholder of the FI Member, T4 Co-Invest 1 Blocker, T4 Co-Invest 1 Feeder, T4 Co-Invest 2 Blocker or T4 Co-Invest 2

101

Feeder (or such other entity formed directly or indirectly by any FI Member Owner as a subsidiary to indirectly own Membership Interests in the Company), as applicable.
(f)    On and after the Project Completion Date, (x) the Class A Member may Transfer all (but not less than all) of the Class A Units and Member Loans held by the Class A Member (provided, that notwithstanding the foregoing, the Class A Member may not directly or indirectly Transfer its Class A Units and Member Loans if such Class A Member or any of its Affiliates is currently serving as Administrator, Coordinator, or Operator), (y) any Class B Member may effect a direct Transfer or permit an indirect Transfer of all or any portion of its Membership Interests and Member Loans without a Board Transfer Consent or the consent of any other Member or FI Member Owner and (z) any FI Member Owner may indirectly Transfer of all or any portion of the Membership Interests and Member Loans held by the FI Member (and indirectly held by such FI Member Owner through its ownership of the FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker or T4 Co-Invest 1 Feeder, as applicable) without a Board Transfer Consent or the consent of any other Member or FI Member Owner, solely and so long as, in the case of each of the foregoing clauses (x), (y) and (z), (i) any such Transfer does not cause a breach of, require the mandatory prepayment under, or require an offer to effect such a mandatory prepayment under any Financing Document (unless the transferor or prospective transferee makes such mandatory prepayment in connection with such Transfer), (ii) the Transfer is not made to a Prohibited Person, (iii) such Transfer would not cause the Company or any other Company Party to be in breach of a material Government Rule, and (iv) if applicable in connection with such Transfer, the Transferring Member or FI Member Owner complies with Section 12.3, Section 12.4 or Section 12.5 (as applicable to such Transferring Member or FI Member Owner and such Transfer).
(g)    If, at the time of any proposed Transfer, the Transferring Member or FI Member Owner has any direct or indirect obligation to make Equity Contributions to the Company, then (i) if credit support has been granted by such Member or FI Member Owner or their respective relevant Affiliate to the Company in respect of such obligation, then such credit support shall either be replaced by credit support that is reasonably equivalent thereto, as determined by the Board in accordance with Article VIII and Article IX, or shall remain in place notwithstanding such Transfer or (ii) if no credit support has been granted by such Member or FI Member Owner or their respective relevant Affiliate to the Company in respect of such obligation, then such Member or FI Member Owner shall remain obligated to the Company for any obligation to make any unfunded committed capital contributions to the Company notwithstanding such Transfer unless the Board determines otherwise in accordance with Article VIII and Article IX.
Section 12.3    Right of First Offer. Except as otherwise provided in this Article XII, but subject to Section 12.2, (x) a Member may directly Transfer Membership Interests and at the same time a corresponding portion of its interests in any Member Loans, (y) an FI Member Owner may directly Transfer limited partnership interests in the FI Member, T4 Co-Invest 2 Feeder or T4 Co-Invest 1 Feeder or limited liability company interests in the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable, and (z) a Member or FI Member Owner may permit the indirect Transfer of Membership Interests and Member Loans in a transaction that constitutes an Opt-Out ROFO Transaction or a Governance ROFO Transaction (the interests described in clauses (x), (y) and (z), collectively, the “ROFO Interests” and, such transferring Member or FI Member Owner, the “Transferor”), solely to the extent such Transferor first complies with the following:
(a)    The Transferor shall deliver a written notice (“ROFO Notice”) to the other Members and FI Member Owners (collectively, the “Non-Transferring Holders”), stating its bona fide intention to sell the ROFO Interests and the price per Capital Unit (and any Unit stapled to such Capital

102

Unit as provided in Section 12.9) at which such Transferor would sell such ROFO Interests to the Non-Transferring Holders (the “ROFO Offer Price”) on the Stipulated Terms. In connection with any Transfer of Change in Control Interests or Change in Control FIMO Interests, the ROFO Notice shall also include the number of equity interests comprising such Change in Control Interests or Change in Control FIMO Interests that the Transferor will Transfer to a prospective transferee in connection with such Change in Control to the extent that no ROFO Offer is received by the Transferor from the Non-Transferring Holders. Any ROFO Notice, the contents referred to therein and any response (including a ROFO Offer) thereto shall be treated as Confidential Information; provided, that the Transferor may share such information with any prospective transferee of the ROFO Interests and each Non-Transferring Holder may discuss the contents of the ROFO Notice with each other Non-Transferring Holder, in each case, without the Company’s or any Non-Transferring Holder’s consent in furtherance of Section 15.1(b).
(b)    Each Non-Transferring Holder shall have 45 days from the date of receipt of the ROFO Notice (the “ROFO Offer End Date”) to offer in writing (a “ROFO Offer” and, the Non-Transferring Holder making such ROFO Offer, a “ROFO Offeree”) to purchase all, but not less than all, of (i) its ROFO Share of the ROFO Interests and (ii) its pro rata share (relative to the ROFO Share all other Non-Transferring Holders offering to purchase ROFO Interests) of any ROFO Interests which have not been offered to be purchased by other Non-Transferring Holder(s) in response to the ROFO Notice, in each case, for a per (direct or indirect, as applicable) Capital Unit amount equal to the ROFO Offer Price. For purposes of the foregoing, a “ROFO Share” means, in respect of any Non-Transferring Holder (x) the aggregate number of Capital Units directly or indirectly held by such Non-Transferring Holder divided by (y) the aggregate number of Capital Units directly or indirectly held by all Non-Transferring Holders.
(c)    The Transferor will have 60 days following receipt of a ROFO Offer to accept in writing such ROFO Offer pursuant to the Stipulated Terms; provided, that the Transferor shall not be required to accept any such ROFO Offer.
(d)    If the Transferor accepts the ROFO Offer(s), then the Transferor and the ROFO Offeree(s) will consummate the transaction contemplated by the ROFO Offer(s) on the Stipulated Terms as expeditiously as reasonably practicable, but in any event, within the time period set forth in subclause (c) of the definition of “Stipulated Terms”.
(e)    If, after giving effect to Section 12.3(b), the Transferor does not receive ROFO Offer(s) subscribing for 100% of the ROFO Interests on the Stipulated Terms or no ROFO Offer is made (which, for the avoidance of doubt, shall include no response to a ROFO Notice by the Non-Transferring Holders), in each case, by the ROFO Offer End Date, then the Transferor may effect a Transfer of all of the ROFO Interests or, in the case of Sections 12.4 or 12.5, the portion of the ROFO Interests that a third party is willing to acquire (and set forth in the ROFO Notice) to any ROFO Offeree(s) or any third-party purchaser (other than a Prohibited Person) at a price per (direct or indirect, as applicable) Capital Unit (which such price shall be adjusted to be on a debt-free and cash-free basis whether or not actually sold on a debt-free and cash-free basis) equal to or greater than [***]% of the ROFO Offer Price within [***] days after the ROFO Offer End Date (which date may be automatically extended for up to an additional [***] days in the event that an agreement for the purchase of such ROFO Interests was entered into during such original [***] days and one or more applicable consents or approvals from Governmental Authorities has not been obtained by the [***] day following such execution and all other conditions precedent to such Transfer have been met or are susceptible of being met on such date). If, after the Transferor accepts one or more ROFO Offers, any ROFO Offeree fails to consummate the purchase of the ROFO Interests contemplated by its ROFO Offer within [***] days of the Transferor’s acceptance thereof (as extended pursuant to the Stipulated Terms), then the Transferor may effect a Transfer of all or any

103

portion of the such affected ROFO Interests to any other ROFO Offeree(s) or any third party (other than a Prohibited Person) at a price per (direct or indirect, as applicable) Capital Unit equal to or greater than [***]% of the ROFO Offer Price within [***] days after the Transferor’s acceptance of the applicable ROFO Offer (which [***]-day period, as applicable, shall be subject to reasonable extension as necessary for applicable regulatory filings, to obtain customary approvals from Governmental Authorities or Consents). If the Transferor receives ROFO Offer(s) subscribing for 100% of the ROFO Interests on the Stipulated Terms, but does not accept such ROFO Offer(s), then the ROFO Notice in response to which such ROFO Offer(s) were provided shall be deemed null and void as if it had not been provided by the Transferor and any subsequent Transfer of Capital Units intended to comply with Section 12.2(f) will require a new ROFO Notice to be given by the Transferor; provided, that the Transferor may not deliver a new ROFO Notice within [***] days following its rejection of such ROFO Offer(s). For the avoidance of doubt, notwithstanding any Governance ROFO Transaction or Opt-Out ROFO Transaction or the organizational documents of any Qualified Upstairs Vehicle, each Member and the FI Member Owner may continue to Control the voting of the Membership Interests indirectly held by such Member or FI Member Owner, as applicable, for all purposes of this Agreement until a Change in Control of Member or such FI Member Owner, as applicable, occurs; provided, that the foregoing shall not prohibit or limit the ability of the Ultimate Parent of an FI Member Owner from continuing to Control the voting of such FI Member Owner following a Change in Control.
(f)    This Section 12.3 shall not apply to Transfers of any Units or Member Loans made pursuant to Section 12.2(a), Section 12.2(b), Section 12.2(c) or Section 12.2(d), except with respect to the proviso set forth therein.
(g)    Any Member Loans that the Non-Transferring Holder may purchase shall be limited to Member Loans with the same terms and conditions as the Member Loans set forth in the ROFO Notice and that have an aggregate outstanding principal amount plus accrued interest no greater than the product of (i) the aggregate outstanding principal amount plus accrued interest of the Member Loans set forth in the ROFO Notice multiplied by (ii) the Non-Transferring Holder’s ROFO Share.
(h)    Notwithstanding anything to the contrary in this Section 12.3, other than the ROFO Interests held by the Transferor, no property of such Transferor shall be subject to or implicated by the restrictions imposed on any proposed Transfer contemplated in this Section 12.3.
(i)    With respect to any Governance ROFO Transaction or Opt-Out ROFO Transaction or any offer described in Section 12.4 or Section 12.5, the Transferor shall attach to the ROFO Notice (i) in respect of a Governance ROFO Transaction, a term sheet setting forth the Expanded Governance Rights that would apply upon consummation of the Governance ROFO Transaction with a third party, (ii) in respect of an Opt-Out ROFO Transaction, written confirmation of the election not to be subject to the Upstairs ROFO, (iii) in respect of a Governance ROFO Transaction or an Opt-Out ROFO Transaction, proposed substantially final organizational documents of the relevant Qualified Upstairs Vehicle and its direct and indirect subsidiaries that indirectly own Membership Interests in the Company, if 100% of the ROFO Interests are acquired by the Non-Transferring Holders (directly or indirectly as provided herein), (iv) in respect of a Governance ROFO Transaction or an Opt-Out ROFO Transaction, proposed substantially final organizational documents of the FI Member, T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker or T4 Co-Invest 2 Blocker, as applicable, if 100% of the ROFO Interests are acquired by the Non-Transferring Holders (directly or indirectly as provided herein), (v) in respect of any offer described in Section 12.4(d)(ii) or Section 12.5(d)(ii), (A) the organizational documents of the relevant Qualified Upstairs Vehicle in existence as of the date immediately prior to such offer and (B) a joinder to such organizational documents to be executed by the Non-Transferring Holders as of the consummation

104

of the acquisition of the ROFO Interests, in each case, if 100% of the ROFO Interests are acquired by the Non-Transferring Holders (directly or indirectly as provided herein), and (vi) in respect of any offer described in Section 12.5(d)(i), (A) the organizational documents of the FI Member, T4 Co-Invest 1 Feeder, T4 Co-Invest 1 Blocker or T4 Co-Invest 2 Blocker in existence as of the date immediately prior to such offer, as applicable, and (B) a joinder to such organizational documents to be executed by the Non-Transferring Holders as of the consummation of the acquisition of the ROFO Interests, in each case, if 100% of the ROFO Interests are acquired by the Non-Transferring Holders (directly or indirectly as provided herein). If 100% of the ROFO Interests are acquired by the Non-Transferring Holders (directly or indirectly as provided herein), then the organizational documents of the relevant Qualified Upstairs Vehicle shall be promulgated in the forms provided in the foregoing subclauses (iii) or (iv), as applicable, of the immediately preceding sentence upon the consummation of the acquisition of the ROFO Interests (such forms of organizational documents so promulgated, the “Final Qualified Upstairs Vehicle Organizational Documents”). If the Transferor is permitted to Transfer (either because the Transferor does not receive ROFO Offer(s) subscribing for 100% of the ROFO Interests on the Stipulated Terms or no ROFO Offer is made (which, for the avoidance of doubt, shall include no response to a ROFO Notice by the Non-Transferring Holders), in each case, by the ROFO Offer End Date) and does so-Transfer the ROFO Interests offered in connection with a Governance ROFO Transaction to a third-party purchaser in accordance with Section 12.3(e), then such Transfer shall be a permitted transfer solely to the extent that the organizational documents of the relevant Qualified Upstairs Vehicle do not provide for Expanded Governance Rights that are broader than those contained in the term sheet delivered in accordance with subpart (a) of the first sentence of this Section 12.3(i).
(j)    If any QUV Transferee acquires an indirect Membership Interest in the Company through an Opt-Out ROFO Transaction, then such QUV Transferee and its successors and assigns will not have the right to participate indirectly in any right of first offer pursuant to this Section 12.3 (including by operation of Section 12.4 or Section 12.5). In such event, the remaining equityholders of the Qualified Upstairs Vehicle and relevant Member or FI Member Owner shall continue to have the right to exercise their rights under this Section 12.3 (including by operation of Section 12.4 or Section 12.5) in full. Each Member and FI Member Owner shall cause the organizational documents of each Qualified Upstairs Vehicle to comply with this Section 12.3(j).
(k)    The parties hereto agree that following the occurrence of an Eligible Indirect Transfer, the FI Member Owner that consummates (directly or indirectly through one or more of its Affiliates) an Eligible Indirect Transfer shall in no event be liable to the Company, any Member or any other FI Member Owner for any breach of the Upstairs ROFO by the Eligible Indirect Transferee. In furtherance of the foregoing, notwithstanding anything to the contrary, such FI Member Owner shall not be deemed a Defaulting Holder or otherwise in default of this Agreement as a result of a breach of the Upstairs ROFO by such Eligible Indirect Transferee.
(l)    If a Transfer of Membership Interests indirectly held by any FI Member Owner is effected in accordance with and permitted by this Article XII and the transferee of such Membership Interests agrees to be bound by an Upstairs ROFO (each, an “Eligible Indirect Transferee” and, such Transfer, an “Eligible Indirect Transfer”), promptly following the consummation of such Eligible Indirect Transfer, the FI Member Owner (or its applicable Affiliate) that is party to or the subject of such Eligible Indirect Transfer shall provide the Company, the Members and other FI Member Owners with the name and notice information of such Eligible Indirect Transferee, together with a written confirmation (substantially in the form attached hereto as Annex P), signed by an authorized representative of the Eligible Indirect Transferee and countersigned by the Company (or otherwise executes a joinder to the LLC Agreement agreeing to be bound for the limited purposes of compliance with Section 12.3 and

105

Section 12.5), of the Eligible Indirect Transferee’s agreement to be bound by an Upstairs ROFO. From and after the date of any Eligible Indirect Transfer for which notice has been given in accordance with this Section 12.3(l), any Transferor that is required to deliver a ROFO Notice to the Non-Transferring Holders in accordance with Section 12.3, Section 12.4 or Section 12.5, as applicable, shall also deliver such ROFO Notice to such Eligible Indirect Transferee. In furtherance of the foregoing, the Members and FI Member Owners acknowledge and agree that any such Eligible Indirect Transferee shall be entitled to the rights granted to, and subject to the obligations imposed on, the Non-Transferring Holders under Section 12.3, Section 12.4 and Section 12.5, as applicable, the effect of which is that such Eligible Indirect Transferee shall be entitled to purchase its ROFO Share of the ROFO Interests and to participate with the Non-Transferring Holders (pro rata in accordance with such ROFO Share) in connection with any such direct or indirect Transfer of ROFO Interests. Each of the Members acknowledges and agrees that, in connection with the consummation of a Transfer in accordance with this Article XII of equity interests in GIP, the FI Member or the general partners thereof, directly or indirectly held by GIP V Velocity Fund Holding Partnership 2, L.P. [T4] (“GIP Holdings”) or its Affiliates to the applicable holder(s) of limited partnership interests in GIP that are Controlled, directly or indirectly, by Abu Dhabi National Oil Company (ADNOC) P.J.S.C., that would result in (x) the general partner of GIP or the general partner of FI Member being Controlled by any Person other than GIP’s Ultimate Parent or its Affiliates or (y) the public offering of securities in GIP or the FI Member, in each case, where the general partner of GIP has provided written notice to the Company and the Members of such Transfer (the “ADNOC Flip Down”), the revisions set forth in Annex Q of this Agreement shall immediately apply and be effective upon the consummation of such ADNOC Flip Down without the necessity of the taking of any action by any other Person.
(m)    In connection with any acquisition of 100% of the Change in Control Interests or the Change in Control FIMO Interests in accordance with Section 12.4(d)(ii) or Section 12.5(d)(ii) (as applicable), the relevant Members or FI Member Owners that acquired such Change in Control Interests or Change in Control FIMO Interests shall ensure that the organizational documents of the relevant Qualified Upstairs Vehicle remain (or shall be amended and restated to be) in the forms of the Final Qualified Upstairs Vehicle Organizational Documents.
Section 12.4    Changes in Control of Members.
(a)    Each Member shall ensure that no Change in Control of such Member shall occur without complying with this Section 12.4, unless such Member has received the consent of all the Managers that were not appointed by the Member subject to the Change in Control; provided, that for so long as the FI Member is directly or indirectly owned by two or more FI Member Owners, the provisions of Section 12.5 shall apply to the FI Member and such FI Member Owners in lieu of this Section 12.4.
(b)    No Member shall permit a Change in Control of such Member prior to the Project Completion Date unless such Member has received the consent of all the Managers that were not appointed by the Member subject to the Change in Control.
(c)    On and after the Project Completion Date, each Member shall ensure compliance with each of this Section 12.4 and, in connection with any Change in Control of such Member, the applicable provisions of Section 12.6.
(d)    Prior to the occurrence of a Change in Control of a Member (after the Project Completion Date), such Member shall offer, at its election and in its sole discretion, either (i) 100% of the Membership Interests and the Member Loans directly owned by such Member and its Affiliates in the

106

Company or (ii) 100% of the equity interests that are directly or indirectly owned or Controlled by the Ultimate Parent of such Member in a Qualified Upstairs Vehicle (provided, for the avoidance of doubt, that such offered equity interests shall include or shall result in the acquisition of all Membership Interests directly or indirectly owned by a Member or Controlled by such Member’s Ultimate Parent (including by causing any Forced Disposition Provision to be exercised as necessary), other than any equity interest in one or more Qualified Upstairs Vehicles held by a QUV Transferee, which such indirect Membership Interests shall not be considered Change in Control Interests nor subject to this Section 12.4) (either of clause (i) or (ii), the “Change in Control Interests”), to the other Members in accordance with Section 12.3, mutatis mutandis (including, for the sake of clarity, with references in Section 12.3 to ROFO Interests being to Change in Control Interests, as modified by the next succeeding sentence of this Section 12.4(d)); provided, that the consummation of the sale of such Change in Control Interests to the other Members may be conditioned upon the closing of the transactions effectuating the Change in Control. In complying with Section 12.3, the Member expecting a Change in Control shall demonstrate that the terms of the transaction giving rise to such Change in Control imply a per Unit value of the Change in Control Interests that is equal to the ROFO Offer Price set forth in the ROFO Notice in respect of such Change in Control Interests. If a Change in Control is consummated without first complying with this Section 12.4, then an Event of Default shall occur in accordance with Section 13.1. Such Event of Default shall be cured solely by compliance in full with Section 12.3 (provided, that the ROFO Offer Price applicable to the Change in Control Interests shall thereafter be the Stipulated ROFO Offer Price) and this Section 12.4, and, until such full compliance, Section 13.2 shall apply to the Member having suffered such Change in Control.
(e)    For the avoidance of doubt and notwithstanding anything herein to the contrary, in the event that no ROFO Offer is received with respect to the Change in Control Interests in accordance with Section 12.3(b), the Member undergoing a Change in Control shall be permitted to Transfer less than all of such Change in Control Interests, provided, that such Member shall not Transfer less than the amount of Change in Control Interests set forth in the ROFO Notice as the amount of Change in Control Interests such Member proposes to Transfer.
(f)    For the elimination of doubt, it shall be a material breach of this Section 12.4 if, following operation of this Section 12.4 and Section 12.3, (x) the Members and FI Member Owners directly or indirectly acquire 100% of the Change in Control Interests in a Qualified Upstairs Vehicle and (y) any Person other than a QUV Transferee holds any interest in such Qualified Upstairs Vehicle or any subsidiary of such Qualified Upstairs Vehicle (other than a subsidiary that is itself a Qualified Upstairs Vehicle, FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker, or T4 Co-Invest 1 Feeder).
Section 12.5    Changes in Control of FI Member Owners.
(a)    Each FI Member Owner shall ensure that no Change in Control of such FI Member Owner shall occur without complying with this Section 12.5, unless such FI Member Owner has received the consent of all the Managers that were not appointed by the FI Member at the direction of such FI Member Owner subject to the Change in Control (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable).
(b)    No FI Member Owner shall permit a Change in Control of such FI Member Owner prior to the Project Completion Date unless such FI Member Owner has received the consent of all the Managers that were not appointed by the FI Member at the direction of such FI Member Owner

107

subject to the Change in Control (including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable).
(c)    On and after the Project Completion Date, each FI Member Owner shall ensure compliance with each of this Section 12.5 and, in connection with any Change in Control of such FI Member Owner, the applicable provisions of Section 12.6.
(d)    Prior to the occurrence of a Change in Control of an FI Member Owner (after the Project Completion Date), such FI Member Owner shall offer, at its election and in its sole discretion, either (i) 100% of the limited partnership interests in the FI Member, T4 Co-Invest 2 Feeder or T4 Co-Invest 1 Feeder or limited liability company interests in the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable, and the Member Loans, in each case, directly or indirectly held by such FI Member Owner and its Affiliates or (ii) 100% of the equity interests that are directly or indirectly owned or Controlled by the Ultimate Parent of such FI Member Owner in one or more Qualified Upstairs Vehicles (provided, for the avoidance of doubt, that such offered equity interests shall include or shall result in the acquisition of all Membership Interests indirectly held by an FI Member Owner or Controlled by such FI Member Owner’s Ultimate Parent (including by causing any Forced Disposition Provision to be exercised as necessary with respect to any Person other than a QUV Transferee that holds its interest in a Qualified Upstairs Vehicle), other than any equity interest in a Qualified Upstairs Vehicle held by a QUV Transferee, which such indirect Membership Interests of QUV Transferees in Qualified Upstairs Vehicles shall not be considered Change in Control FIMO Interests nor subject to this Section 12.5) (either of clause (i) or (ii), the “Change in Control FIMO Interests”), to the Members (including, with respect to the FI Member, the other FI Member Owners) in accordance with Section 12.3, mutatis mutandis (including, for the sake of clarity, with references in Section 12.3 to ROFO Interests being to Change in Control FIMO Interests, as modified by the next succeeding sentence of this Section 12.5(d)); provided, that the consummation of the sale of such Change in Control FIMO Interests to the other Members and FI Member Owners may be conditioned upon the closing of the transactions effectuating the Change in Control. In complying with Section 12.3, the FI Member Owner expecting a Change in Control shall demonstrate that the terms of the transaction giving rise to such Change in Control imply a per Unit value of the Change in Control FIMO Interests that is equal to the ROFO Offer Price set forth in the ROFO Notice in respect of such Change in Control FIMO Interests. If a Change in Control is consummated without first complying with this Section 12.5, then an Event of Default shall occur in accordance with Section 13.1(c)(i). Such Event of Default shall be cured solely by compliance in full with Section 12.3 (provided, that the ROFO Offer Price applicable to the Change in Control FIMO Interests shall thereafter be the Stipulated ROFO Offer Price) and this Section 12.5, and, until such full compliance, Section 13.2 shall apply to the FI Member Owner having suffered such Change in Control.
(e)    For the avoidance of doubt and notwithstanding anything herein to the contrary, in the event that no ROFO Offer is received with respect to the Change in Control FIMO Interests in accordance with Section 12.3(b), the FI Member Owner undergoing a Change in Control shall be permitted to Transfer less than all of such Change in Control FIMO Interests, provided, that such FI Member Owner shall not Transfer less than the amount of Change in Control FIMO Interests set forth in the ROFO Notice as the amount of Change in Control FIMO Interests such FI Member Owner proposes to Transfer.
(f)    For the elimination of doubt, it shall be a material breach of this Section 12.5 if, following operation of this Section 12.5 and Section 12.3, (x) the Members and FI Member Owners directly or indirectly acquire 100% of the Change in Control FIMO Interests in a Qualified Upstairs Vehicle and (y) any Person other than a QUV Transferee holds any interest in such Qualified Upstairs

108

Vehicle or any subsidiary of such Qualified Upstairs Vehicle (other than a subsidiary that is itself a Qualified Upstairs Vehicle, FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker, or T4 Co-Invest 1 Feeder).
(g)    Notwithstanding anything to the contrary in this Agreement, (i) to the extent that an FI Member Owner (the “Staying FI Member Owner”) holds any of its Membership Interests or Member Loans indirectly through another FI Member Owner in respect of which a Change in Control is contemplated to occur (the “Control Changing FI Member Owner”), (ii) such Staying FI Member Owner desires to continue to own such indirect Membership Interests in the Company following such Change in Control, and (iii) the compliance with the provisions of this Section 12.5 would, but for this provision, require that the Change in Control FIMO Interests include (directly or indirectly) any of the Membership Interests or Member Loans indirectly held by such Staying FI Member Owner, then such Staying FI Member Owner, the Control Changing FI Member Owner and their respective Affiliates (including for this purpose T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder and T4 Co-Invest 1 Blocker) shall be permitted to engage in such Transfers of direct and indirect Membership Interests and Member Loans as are necessary to separate the indirect holdings of such Staying FI Member Owner from the Change in Control FIMO Interests such that the Change in Control FIMO Interests no longer include (or cease to represent) the Staying FI Member Owner’s indirectly held Membership Interests or Member Loans, and neither the Staying FI Member Owner nor the Control Changing FI Member Owner shall have any obligations to offer such indirectly held Membership Interests or Member Loans as a result of the Change in Control of the Control Changing FI Member Owner; provided, that the foregoing Transfers (A) may not result in a decrease in the number or amount of Membership Interests and Member Loans included in the Change in Control FIMO Interests (other than the decrease representing the Membership Interests and Member Loans indirectly held by the Staying FI Member Owner) and (B) following such Transfers, (1) the Staying FI Member Owner and FI Member shall continue to have substantially the same rights to effect and permit Transfers of any direct or indirect interests in such Membership Interests and Member Loans as are contemplated in this Article XII and (2) the other Members shall have substantially the same rights of first offer as are contemplated by Section 12.3, Section 12.4 and Section 12.5 (as applicable) with respect to any subsequent Transfers by the Staying FI Member Owner of any such direct or indirect interests in such Membership Interests and Member Loans (it being understood that, the requirements of this clause (2) will be deemed satisfied if the holdings of the Staying FI Member Owner are, following (x) the Change in Control of the Control Changing FI Member Owner or (y) the acquisition of the Change in Control FIMO Interests by the other Members in accordance with Section 12.3 and this Section 12.5, structured through entities established in a manner substantially similar to T4 Co-Invest 1 Feeder and T4 Co-Invest 1 Blocker or T4 Co-Invest 2 Feeder and T4 Co-Invest 2 Blocker with the rights of first offer in respect of interests in such entities being substantially similar to those contemplated in Section 12.3 with respect to transfers of interests in such entities). Any such Transfers necessary to effect the foregoing shall not require compliance with the provisions of Sections 12.3, 12.4 or 12.5. The Staying FI Member Owner and Control Changing FI Member Owner may structure the transactions described in this Section 12.5 such that they are effective as of immediately prior to (or concurrently with), and conditioned on the occurrence of, either (I) the Change in Control of the Control Changing FI Member Owner or (II) the acquisition of the Change in Control FIMO Interests by the other Members in accordance with Section 12.3 and this Section 12.5.
Section 12.6    Effectiveness of Transfers. Notwithstanding any other provision of this Article XII, except with respect to Section 12.2(b), no Transfer shall occur (and no Member or FI Member Owner shall permit a Change in Control of such Member or FI Member Owner to occur) unless and until the following conditions to Transfer (or Change in Control) have been satisfied:

109

(a)    all necessary contractual consents under the Financing Documents, any necessary contractual consents under other contracts to which the Company is a Party (other than any consent, the failure of which to obtain would not cause a material and adverse effect on the Company Parties, taken as a whole), and all material Consents of Governmental Authorities necessary for the Transfer (or Change in Control) have been obtained or waived by the Transferring Member and prospective transferee, and any waiting periods imposed by Government Rule or Governmental Authority have expired without action that prevents the Transfer (or Change in Control); provided, that the Company and the Members agree to cooperate in the preparation and filing of any and all reports in connection with obtaining such consents and approvals;
(b)    the Transfer (or Change in Control) shall not affect the tax status of any Company Party as a fiscally transparent entity, cause any Company Party to suffer an adverse tax or adverse regulatory change, or result in a breach of any Government Rule by any Company Party, including that any Transfer is made (i) pursuant to an effective Registration Statement or pursuant to an exemption from the registration requirements of the Securities Act of 1933 and (ii) in accordance with any applicable securities laws of any State of the United States;
(c)    the Transfer (or Change in Control) shall be in compliance with applicable foreign, U.S. federal and state securities laws, including the Securities Act, the Act and any Consent of a Governmental Authority that is necessary or any filing that is required pursuant to any United States or foreign antitrust, competition or trade regulation laws (including the HSR Act), or other applicable law (including with respect to CFIUS, “foreign direct investment” laws or any requirements arising from the Natural Gas Act and the orders and regulations issued thereunder);
(d)    if applicable, the instrument of any Transfer of the Membership Interests or Member Loans has been delivered to the principal office of the Company or such other place designated by the Board;
(e)    the Transferor or transferee has held the Company harmless from all costs, expenses or liabilities (including reasonable attorneys’ fees and disbursements) incurred by the Company in connection with the Transfer (or Change in Control);
(f)    The direct transferee of any Membership Interests or Member Loans (other than a transferee which is already a Member) shall execute and deliver a joinder to the Company, pursuant to which such transferee has agreed to be bound by the terms of this Agreement and shall represent and warrant, severally but not jointly, to the other Members and the Company as to itself the representations and warranties set forth in Article XI as of the date of the execution and delivery of such joinder. In respect of any Transfer of the direct equity interests in the FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker or T4 Co-Invest 1 Feeder (or such other entity formed directly or indirectly by any FI Member Owner as a subsidiary to indirectly own Membership Interests in the Company), as applicable, the transferee of such direct equity interests shall execute and deliver a joinder to the Company, pursuant to which such transferee has agreed to be bound by the FI Member Owner Binding Provisions (unless such transferee is already a party to this Agreement in its capacity as an FI Member Owner or an Affiliate of an FI Member Owner). If the transferee of such direct equity interests is an Affiliate of an FI Member Owner, then such Transferring FI Member Owner will provide written notice to the Company, the Members and the other FI Member Owners of such Transfer and, for all purposes of this Agreement, such Affiliate will be deemed to comprise the same FI Member Owner as the Transferring FI Member Owner (for so long as such Affiliate holds indirect Membership Interests in the Company); and

110

(g)    the transferee of any Membership Interests or Person acquiring Control in connection with a Change in Control, as applicable, shall not be a Prohibited Person.
(h)    Notwithstanding anything in this Agreement to the contrary, no Membership Interest or Member Loan shall be directly Transferred to any Person who does not meet customary KYC requirements applied generally by financial institutions with respect to such Person, including qualification as a “legal entity customer” under the Beneficial Ownership Regulations or other requirements consistent with those of the lenders of T4 Liquefaction Owner.
Section 12.7    Recognition of Transfers.
(a)    A transferee that acquires direct Membership Interests or Member Loans, as applicable, in strict compliance with this Article XII and who is not already a Member, shall be automatically deemed to be admitted as a Member upon satisfaction of all the requirements of Section 12.6.
(b)    Any distribution or payment made by the Company to a Transferring Member prior to such time as the transferee was admitted as a Member pursuant to the provisions of this Agreement with respect to the Transfer of such Transferring Member’s Membership Interests or Member Loans shall constitute a release of the Company, the Managers authorizing such distribution and the Members of all liability to such transferee or new Member which may be interested in such distribution or payment by reason of such Transfer.
Section 12.8    Prospective Transferees. Subject to the terms hereof (including Section 15.1), the Company and the Class A Member (if it or any of its Affiliates is then serving as the Administrator, Coordinator or Operator or, if not, then the currently appointed Operator) will each reasonably cooperate in connection with any direct or indirect Transfer of Membership Interests by a Member or FI Member Owner permitted hereby (including any Exempt Transaction), including any related marketing and due diligence, including by (a) furnishing reasonable and relevant information and documentation (including providing information as may be reasonably necessary or advisable in connection with any regulatory filing or as required by applicable Government Rule in connection with such transaction), (b) to the extent required by the relevant Governmental Authorities, executing, acknowledging, delivering and filing applications, reports, returns, filings and other documents or instruments with Governmental Authorities, and (c) in the case of the Company, by (i) making officers and senior management of the Company and each other Controlled Company Party reasonably available for presentations, interviews and other diligence activities and (ii) making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential transferees, in each case subject to reasonable and customary confidentiality provisions. Notwithstanding the foregoing, such reasonable cooperation and assistance shall not materially interfere with the normal operations of the Class A Member or the Company or any other Controlled Company Party, and shall not require any Member or FI Member Owner (other than the Member or FI Member Owner seeking such assistance), the Board, the Company or any other Controlled Company Party to incur any out-of-pocket costs or expenses, other than de minimis costs and expenses or costs and expenses that the Member or FI Member Owner seeking such assistance has agreed in writing to reimburse.
Section 12.9    Stapling of Class A-3 Units or Class B-3 Units.
(a)    If any Class A Member holds Class A-3 Units on the date of any Transfer, then such Class A Member shall Transfer the same proportionate amount of Class A-3 Units held by such

111

Class A Member as the Class A-1 Units to be Transferred by such Class A Member (with such proportionate share determined by dividing (x) the aggregate number of Class A-1 Units proposed to be Transferred by such Class A Member by (y) the aggregate number of Class A-1 Units held by such Class A Member and its Affiliates and multiplying the resulting percentage by the number of Class A-3 Units held by such Class A Member). Except as set forth in the immediately preceding sentence, the Class A-3 Units may not be Transferred. For the elimination of doubt, no Class A-3 Units may be held at any time by any Person that does not also hold Class A-1 Units proportionally to such Class A-3 Units in the same proportion as the date such Class A-3 Units were issued in accordance with Section 4.1(c) or Transferred to such Person in accordance with this Article XII.
(b)    If any Class B Member holds Class B-3 Units on the date of any Transfer, then such Class B Member shall Transfer the same proportionate amount of Class B-3 Units held by such Class B Member as the Class B-2 Units to be Transferred by such Class B Member (with such proportionate share determined by dividing (x) the aggregate number of Class B-2 Units proposed to be Transferred by such Class B Member by (y) the aggregate number of Class B-2 Units held by such Class B Member and its Affiliates and multiplying the resulting percentage by the number of Class B-3 Units held by such Class B Member). Except as set forth in the immediately preceding sentence, the Class B-3 Units may not be Transferred. For the elimination of doubt, no Class B-3 Units may be held at any time by any Person that does not also hold Class B-2 Units proportionally to such Class B-3 Units in the same proportion as the date such Class B-3 Units were issued in accordance with Section 4.1(c) or Transferred to such Person in accordance with this Article XII.
ARTICLE XIII.

DEFAULTING HOLDERS
Section 13.1    Events of Default. The following shall constitute events of default (each, an “Event of Default”) under this Agreement:
(a)    with respect to any Member other than, for so long as more than two FI Member Owners directly or indirectly own the FI Member, the FI Member:
(i)    such Member breaches Section 12.4 or Section 12.2(c) or undergoes a Change in Control in breach of Section 12.4;
(ii)    such Member effects a direct Transfer or permits an indirect Transfer of any Units, Membership Interests, or Member Loans under this Agreement other than in accordance with Section 3.10(e), Section 11.4(c), Article XII, Section 13.5(c) or Section 13.6(c) (in which case such Member shall be a Defaulting Holder until such Transfer is unwound in full and any purported transferee shall be a Defaulting Holder to the extent that Section 12.1(b) is not given full effect); provided, that for the avoidance of doubt, no Exempt Transaction shall be construed as an “indirect Transfer” for purposes of this Agreement;
(iii)    such Member or the relevant Affiliate of such Member that provides Equity Credit Support is in breach of its material obligations pursuant to the Equity Credit Support or the provider of such Equity Credit Support fails to fund any amount properly drawn or demanded thereunder in accordance with the terms thereof and the Equity Contribution Agreement, and such breach or failure has not been remedied within any applicable cure period afforded thereunder;

112

(iv)    such Member or such Member’s Affiliate is in breach of any material obligation that survives the Closing under its respective Subscription Agreement, and such breach has not been remedied within any applicable cure period afforded thereunder;
(v)    such Member fails to make any payment required to be made pursuant to (A) Section 3.2 or (B) Section 3.4, Section 3.5, or any Discretionary Capital Improvement, solely to the extent such Member has committed in a binding written agreement to fund, and such breach has not been remedied (by drawing under the Equity Credit Support provided or caused to be provided by such Member or by an FI Member Owner on behalf of such Member, or otherwise) (it being agreed that an Event of Default under this Section 13.1(a)(v) shall be continuing for so long as any Defaulting Holder Loan made in respect of such failure remains outstanding);
(vi)    such Member is in breach of any other material obligation under this Agreement and such breach has not been remedied within 30 days of notice thereof from any other Member or the Company (or such other cure period as expressly contemplated herein); or
(vii)    (A) such Member institutes or consents to the institution of any proceeding under any insolvency or bankruptcy law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed with respect to such Member without the application or consent of such Person; (B) any proceeding under any insolvency or bankruptcy law against such Member or all or any substantial part of its property is instituted without the consent of such Member and, in any such case is not dismissed within 60 days; (C) a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s property has been appointed without such Member’s consent or acquiescence and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated or (D) an order for relief is entered in any such proceeding;
(b)    with respect to the FI Member for so long as the FI Member is directly or indirectly owned by two or more FI Member Owners, (A) the FI Member institutes or consents to the institution of any proceeding under any insolvency or bankruptcy law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed with respect to the FI Member without the application or consent of such Person; (B) any proceeding under any insolvency or bankruptcy law against the FI Member or all or any substantial part of its property is instituted without the consent of the FI Member and, in any such case is not dismissed within 60 days; (C) a trustee, receiver or liquidator of the FI Member or of all or any substantial part of the FI Member’s property has been appointed without the FI Member’s consent or acquiescence and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated or (D) an order for relief is entered in any such proceeding; and
(c)     with respect to any FI Member Owner:
(i)    such FI Member Owner breaches Section 12.2(c) or Section 12.5 or undergoes a Change in Control in breach of Section 12.5;

113

(ii)    such FI Member Owner effects (or causes FI Member to effect) an indirect Transfer of any Units, Membership Interests, or Member Loans under this Agreement other than in accordance with Section 3.10(e), Section 11.4(c), Article XII, Section 13.5(c) or Section 13.6(c) (in which case such FI Member Owner shall be a Defaulting Holder until such Transfer is unwound in full and any purported transferee shall be a Defaulting Holder to the extent that Section 12.1(b) is not given full effect); provided, that for the avoidance of doubt, no Exempt Transaction shall be construed as an “indirect Transfer” for purposes of this Agreement;
(iii)    such FI Member Owner or the relevant Affiliate of such FI Member Owner that provides Equity Credit Support is in breach of its material obligations pursuant to the Equity Credit Support or the provider of such Equity Credit Support fails to fund any amount properly drawn or demanded thereunder in accordance with the terms thereof and the Equity Contribution Agreement, and such breach or failure has not been remedied within any applicable cure period afforded thereunder;
(iv)    such FI Member Owner or such FI Member Owner’s Affiliate is in breach of any material obligation that survives the Closing under the FI Member Subscription Agreement, and such breach has not been remedied within any applicable cure period afforded thereunder;
(v)    such FI Member Owner causes the FI Member to fail to make any payment required to be made pursuant to (A) Section 3.2 or (B) Section 3.4 or any Discretionary Capital Improvement, solely to the extent such FI Member Owner has committed in a binding written agreement to fund indirectly through the FI Member, and such breach has not been remedied (and such obligation was not satisfied by a draw upon such FI Member Owner’s Equity Credit Support) (it being agreed that an Event of Default under this Section 13.1(c)(v) shall be continuing for so long as any Defaulting Holder Loan made in respect of such failure remains outstanding);
(vi)    such FI Member Owner is in breach of any other material obligation under this Agreement and such breach has not been remedied within 30 days of notice thereof from any Member, other FI Member Owner, or the Company (or such other cure period as expressly contemplated herein); or
(vii)    (A) such FI Member Owner institutes or consents to the institution of any proceeding under any insolvency or bankruptcy law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed with respect to such FI Member Owner without the application or consent of such Person; (B) any proceeding under any insolvency or bankruptcy law against such FI Member Owner or all or any substantial part of its property is instituted without the consent of such FI Member Owner and, in any such case is not dismissed within 60 days; (C) a trustee, receiver or liquidator of such FI Member Owner or of all or any substantial part of such FI Member Owner’s property has been appointed without such FI Member Owner’s consent or acquiescence and 60 days have expired without such appointments having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated or (D) an order for relief is entered in any such proceeding.

114

Section 13.2    Consequences of Events of Default.
(a)    If an Event of Default occurs, then the Company or any non-Defaulting Holder may notify the other Members by a written notice of the occurrence of such Event of Default (such notice, the “Default Notice”), setting forth the identity of the Member who is in default or to which the default relates or the Defaulting FI Member Owner (such Member or Defaulting FI Member Owner, each, a “Defaulting Holder”) and the circumstances of such Event of Default.
(b)    Subject in all cases to any restrictions imposed by Government Rule, (i) from the date of the Default Notice and for as long thereafter as the Event of Default persists and is not cured: (A) the Defaulting Holder and any Manager appointed by (or at the direction of) such Defaulting Holder in accordance with Section 7.1(b) shall be restricted from voting in connection with any actions of the Company for so long as such Event of Default continues (and any Delegate appointed by such Defaulting Holder (or a Manager appointed by (or at the direction of) such Defaulting Holder) shall vote and for all purposes hereunder shall be deemed to have voted (if such Manager does not vote as required hereunder) in accordance with the direction of the Managers appointed by (or at the direction of) the non-Defaulting Holders in accordance with Section 7.1(b) in such Class of Managers as though such Delegate was appointed by (or at the direction of) such non-Defaulting Holders), (B) the vote of any Defaulting Holder or Manager appointed by (or at the direction of) such Defaulting Holder shall not be required to take actions in accordance with this Agreement, and the presence of the Defaulting Holder or any Managers appointed by (or at the direction of) the Defaulting Holder shall not be required for the purposes of any quorum requirements hereunder and (C) with respect to the approval of any Qualified Majority Matter, Supermajority Matter and Unanimous Matter or any other matter requiring approval of the Members, the Defaulting Holder shall be deemed to have voted (either directly or through the FI Member) on a proportionate basis in accordance with the manner in which the votes in respect of all Voting Units not held by the Defaulting Holder were cast; provided, that until the 30th day following the date of the Default Notice, each Unanimous Matter shall continue to require the affirmative vote of a Defaulting Holder with a Voting Percentage in excess of 5.0% and (ii) from the 60th day following the date of the Default Notice and for as long thereafter as the Event of Default persists and is not cured, the Defaulting Holder shall be restricted from receiving any financial statements, reports, plans, forecasts or other information pursuant to Section 2.12 (other than financial statements, reports, plans, forecasts or other information reasonably necessary or appropriate for such Defaulting Holder to cure the Event of Default or to satisfy its tax, reporting, and compliance obligations).
(c)    The rights of the Members pursuant to this Section 13.2 shall not be exclusive, but shall be in addition to any other rights or remedies available to any of the Members or the Company at law or in equity, including (but subject to the terms and conditions therein) any rights under the Subscription Agreements (provided, that, notwithstanding anything to the contrary in this Agreement, this Section 13.2 shall provide the sole and exclusive remedies of the Parties (and the Parties hereby waive any other remedies) with respect to any Payment Default arising as a result of a Blocking Sanction, provided, further, that the foregoing limitation applies solely with respect to a Blocking Sanction and shall not limit other rights with respect to any other breach of this Agreement then-occurring or arising thereafter). Notwithstanding anything to the contrary herein or the Subscription Agreements, while the Company and the Members may concurrently pursue a remedy under this Agreement and the Subscription Agreement, if applicable, in no event shall the Company and the Members be entitled to recovery or other remedies under both for any cause of action that is based on similar facts. For the avoidance of doubt, if one or more Non-Defaulting Holders elect to fund a Cure Amount pursuant to Section 13.3 and, prior to the conversion of the resulting Defaulting Holder Loan into Capital Units, the Company or any Non-Defaulting Holder successfully compels the payment of the relevant amount in

115

default, then the proceeds of such payment shall be utilized to mandatorily prepay the Defaulting Holder Loan and shall not be utilized as an Equity Contribution hereunder.
(d)    If the Defaulting Holder disputes in good faith the occurrence of an Event of Default (other than an Event of Default described in Section 13.1(a)(vii), Section 13.1(b) or Section 13.1(c)(vii), it being understood that the occurrence of an Event of Default described in Section 13.1(a)(vii), Section 13.1(b) or Section 13.1(c)(vii) cannot be disputed in good faith pursuant to this Section 13.2(d)), for so long as the Defaulting Holder diligently pursues a final determination as to the occurrence of an Event of Default, including, if necessary, by the prompt final determination of such dispute by the arbitration tribunal in accordance with Section 16.6, the consequences set forth in Section 13.2(b) shall not apply; provided, upon final determination of such dispute that an Event of Default occurred, or if at any point the Defaulting Holder delays or otherwise fails to diligently pursue a final determination, the consequences set forth in Section 13.2(b) shall apply.
Section 13.3    Payment Default.
(a)    In addition to the rights and obligations contained in Section 13.2, if any Member or FI Member Owner shall have received notice of any Event of Default specified in Sections 13.1(a)(iii), 13.1(a)(v), 13.1(c)(iii) or 13.1(c)(v) (a “Payment Default”) from the Company or any other Member or other Person authorized to give notice of a Payment Default under this Agreement then:
(i)    any Member, or any FI Member Owner on behalf of the FI Member, that is not (and whose Affiliates are not) alleged to have made a Payment Default (collectively, the “Non-Defaulting Holders”) may at any time request that the Company, and the Company shall, take such action (including initiating any proceeding) and exercise any rights and remedies available under this Agreement, at law or in equity, to obtain payment by the Defaulting Holder of the Payment Default, along with all costs, fees and expenses (including documented, out-of-pocket attorney’s fees), in all cases without duplication of recovery after considering any amounts received pursuant to the execution of other remedies set forth in this Article XIII;
(ii)    any Non-Defaulting Holder may give to each Member or FI Member Owner that is alleged (or whose Affiliate is alleged) to have made a Payment Default (a “Payment Defaulting Holder”) and each other Non-Defaulting Holder written notice (“Payment Default Notice”) of such Non-Defaulting Holder’s intent to cure the Payment Default in accordance with Section 13.3(b); and
(iii)    if such Payment Default occurs prior to the date that the Remaining Committed Amount or FI Remaining Committed Amount of all Members or FI Member Owners is $0 and is not cured within 120 days ([***]) following the Payment Default Notice, then, on any date thereafter, (A) the Company may cancel the Remaining Committed Amount or FI Remaining Committed Amount of the Payment Defaulting Holder, (B) upon such cancelation, the Payment Defaulting Holder (or FI Member in respect of an FI Member Owner that is a Payment Defaulting Holder) shall forfeit that number of Capital Units equal to (x) its Remaining Committed Amount or, if applicable, such FI Member Owner’s FI Remaining Committed Amount divided by (y) the Base Unit Price, and (C) the Company may redeem all remaining Capital Units and Voting Units of the Payment Defaulting Holder (other than such Capital Units that are subject of Section 13.5(c) which shall be exchanged in accordance therewith immediately prior to such redemption of the Payment Defaulting Holder’s remaining Capital Units after such exchange) in exchange for a payment equal to (A)(x) the number of such remaining Capital Units multiplied by (y) the lower

116

of (1) [***]% of Fair Market Value and (2) [***]% of the Base Unit Price ([***]) minus (B) the outstanding interest under any Defaulting Holder Loans (which shall be paid to the relevant Curing Holder in cash on the date of such redemption, in satisfaction of such outstanding amount of interest). Notwithstanding anything to the contrary herein, a Payment Defaulting Holder shall not have any right to approve or consent to any amendment to this Agreement that is reasonably necessary to give effect to the foregoing.
(b)    If a Payment Default is not cured within the earlier of (i) 15 Business Days following the Payment Default Notice and (ii) if applicable, three Business Days prior to the date on which such Payment Default would mature into an Event of Default under (and as defined in) the Financing Documents (it being acknowledged and agreed that no such cure period shall apply with respect to Bridging Equity Loans), then the Non-Defaulting Holders shall have the right to cure the Payment Default by making payment to the relevant Person (including pursuant to a draw under such Non-Defaulting Holders’ respective Equity Credit Support) in accordance with this Agreement and the Equity Contribution Agreement (if applicable) in the amount required to cure the Payment Default (any such Non-Defaulting Holder so-electing, a “Curing Holder”, any provider of Equity Credit Support drawn upon on behalf of a Curing Holder, if applicable, a “Curing Guarantor”, and such amount advanced by either a Curing Holder or its Curing Guarantor, the “Cure Amount”); provided, that any Curing Holder that is an FI Member Owner may, at its option, cure such Payment Default indirectly through the FI Member (and the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable).
(c)    The Cure Amount paid by a Curing Holder or its Curing Guarantor shall be deemed a loan by the relevant Curing Holders (or FI Member through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable, if such Curing Holder is an FI Member Owner that elects to cure a Payment Default indirectly) to the Payment Defaulting Holder and a subsequent Equity Contribution or Member Loan (as applicable) by the Payment Defaulting Holder (or, in the event that the Payment Defaulting Holder is an FI Member Owner, by such FI Member Owner indirectly through the FI Member, including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable). Except in connection with the conversion of a Bridging Equity Loan in accordance with Section 13.4(e) or a Covering Equity Loan pursuant to Section 13.5(c), in no event shall the payment of a Cure Amount hereunder be treated as or deemed to be an Equity Contribution by the Curing Holder for purposes of Article IV or as a Member Loan from a Curing Holder to the Company.
Section 13.4    Bridging Equity Loans.
(a)    On or prior to the date that the Remaining Committed Amounts or the FI Remaining Committed Amounts of the Curing Holders is reduced to $0, if the Equity Credit Support of any Member or FI Member Owner shall be drawn in respect of the obligation of another Member’s Committed Amount or another FI Member Owner’s FI Committed Amount, such drawing shall be deemed to be a loan extended by Curing Holders to the Payment Defaulting Holders in the amount of such drawing in accordance with Section 13.3(c) and shall initially constitute a “Bridging Equity Loan”. Bridging Equity Loans shall bear interest from the date incurred until the date prepaid or converted to Covering Equity Loans at the Default Rate.
(b)    Within 60 days of the extension of a Bridging Equity Loan by any Curing Holders, each other Non-Defaulting Holder shall have the right to purchase from the Curing Holders an aggregate principal amount of such Bridging Equity Loan (including the right to receive interest thereupon) equal to (x) the aggregate principal amount of such Bridging Equity Loan multiplied by (y) a percentage determined by dividing (1) the aggregate number of Capital Units directly or indirectly owned

117

by such Non-Defaulting Holder by (2) the aggregate number of Capital Units directly or indirectly owned by all Non-Defaulting Holders. If there is more than one Curing Holder, then the purchase to be made in accordance with the immediately preceding sentence will be made pro rata between the Curing Holders based on (A) the aggregate number of Capital Units directly or indirectly owned by such Curing Holder divided by (B) the aggregate number of Capital Units directly or indirectly owned by all Curing Holders.
(c)    Any Bridging Equity Loan may be repaid or prepaid at any time (together with accrued interest and the reasonable and documented third-party costs associated with the Curing Holder’s reinstatement of any Equity Credit Support pursuant to this Agreement and the Equity Contribution Agreement upon receipt of any such prepayment) prior to the conversion thereof into a Covering Equity Loan in accordance with Section 13.4(d) or the cancelation thereof in accordance with Section 13.4(e).
(d)    If any Bridging Equity Loan has not been repaid or prepaid within 60 days of the incurrence thereof, then any Curing Holder may convert the principal of and accrued interest upon such Bridging Equity Loan into a Covering Equity Loan upon written notice to the Company and the Members and FI Member Owners, irrevocably increasing its Remaining Committed Amount or FI Remaining Committed Amount by the principal amount of such Bridging Equity Loan.
(e)    If there are any Bridging Equity Loans outstanding as of the Cash Contribution End Date, then, on such date, automatically and without any further action of the Company, any Member, any FI Member Owner or any other Person, (i) each Payment Defaulting Holder shall forfeit that number of Capital Units equal to (x) the outstanding principal amount of and all accrued interest on all Bridging Equity Loans owed by it divided by (y) the Base Unit Price, (ii) the original principal amount of such Bridging Equity Loans shall be deemed to have been retroactively contributed as Equity Contributions by the relevant Curing Holders (including FI Member (indirectly, through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as and to the extent applicable) if any such Curing Holder is an FI Member Owner) on the date made or deemed to be made, provided, that for U.S. federal income tax purposes, such contribution shall be treated as occurring at the Cash Contribution End Date, and the capital accounts of each such Curing Holder and such Defaulting Holder shall be adjusted dollar-for-dollar by such amount as of the Cash Contribution End Date, (iii) each Curing Holder or, at the direction of the Curing Holder, any Person to which such Curing Holder is entitled to transfer its direct or indirect Membership Interests pursuant to Section 12.2 shall be issued additional Capital Units (of the relevant subclass as determined in accordance with Section 13.6(c) and, with respect to FI Member Owner, through FI Member, indirectly through the T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker and T4 Co-Invest 1 Feeder, as applicable) equal to the aggregate amount of accrued interest on all Bridging Equity Loans extended by it divided by the Base Unit Price, and (iv) such Bridging Equity Loans shall be canceled (and the corresponding Payment Default will be deemed to be cured for all purposes hereunder).
(f)    For the elimination of doubt, any drawing on the Equity Credit Support of any Member or FI Member Owner in respect of the obligation of another Member or FI Member Owner to fund such other Member’s or FI Member Owner’s Committed Amount or FI Committed Amount, respectively, shall constitute a Bridging Equity Loan to such other Member or FI Member Owner which shall be subject of this Section 13.4 in all respects.
Section 13.5    Covering Equity Loans.
(a)    Any loan extended by Curing Holders to a Payment Defaulting Holder in accordance with Section 13.3(c) after the date that their respective Remaining Committed Amounts or FI Remaining Committed Amounts, as applicable, are reduced to $0.00 and any Bridging Equity Loan that is

118

converted in accordance with Section 13.4(d) shall constitute a “Covering Equity Loan”. Covering Equity Loans shall bear interest at the Default Rate until repaid.
(b)    Within 60 days of the extension of a Covering Equity Loan by any Curing Holders (excluding by conversion of any Bridging Equity Loan into a Covering Equity Loan in accordance with Section 13.4(d)), each Non-Defaulting Holder shall have the right to purchase from the Curing Holders an aggregate principal amount of such Covering Equity Loan (including the right to receive interest thereupon) equal to (x) the aggregate principal amount of such Covering Equity Loan multiplied by (y) a percentage determined by dividing (1) the aggregate number of Capital Units directly or indirectly owned by such Non-Defaulting Holder by (2) the aggregate number of Capital Units directly or indirectly owned by all Non-Defaulting Holders. If there is more than one Curing Holder, then the purchase to be made in accordance with the immediately preceding sentence will be made pro rata between the Curing Holders based on (A) the aggregate number of Capital Units directly or indirectly owned by such Curing Holder divided by (B) the aggregate number of Capital Units directly or indirectly owned by all Curing Holders.
(c)    Any Covering Equity Loan may be repaid or prepaid at any time (together with accrued interest and, if such Covering Equity Loan was the result of a drawing under Equity Credit Support issued by or on behalf of a Curing Holder, the reasonable and documented third-party costs associated with such Curing Holder’s reinstatement of any such Equity Credit Support upon receipt of any such prepayment) within the 60-day period after the extension of such Covering Equity Loan or the conversion of the relevant Bridging Equity Loan into such Covering Equity Loan (or the later resolution of any dispute instituted in accordance with Section 13.6(a)). Following such 60th day, a Curing Holder of such Covering Equity Loan, by written notice to the Company and each of the Members but without any further action by the Company, the Payment Defaulting Holder or any other Person, may exchange (but for the elimination of doubt shall not be required at any time to exchange) all or any portion of the principal amount thereof (together with accrued interest and, if such Covering Equity Loan was the result of a drawing under Equity Credit Support issued by or on behalf of a Curing Holder, the reasonable and documented third-party costs associated with such Curing Holder’s reinstatement of any such Equity Credit Support upon receipt of any such prepayment) for the Capital Units (or the applicable pro rata portion thereof) issued directly or indirectly to the Payment Defaulting Holder in consideration of the Equity Contribution deemed made directly or indirectly by the Payment Defaulting Holder in accordance with Section 13.3(b) and Section 13.6(c), such exchange to be effected on the basis of each $1.00 of principal (or of accrued interest or, if such Covering Equity Loan was the result of a drawing under Equity Credit Support issued by or on behalf of a Curing Holder, of the reasonable and documented third-party costs associated with such Curing Holder’s reinstatement of any such Equity Credit Support upon receipt of any such prepayment) being exchanged for a number of Capital Units (of the relevant subclass as determined in accordance with Section 13.6(c) and, with respect to FI Member Owner, through FI Member, T4 Co-Invest 2 Blocker, T4 Co-Invest 2 Feeder, T4 Co-Invest 1 Blocker and T4 Co-Invest 1 Feeder, as applicable) equal to (i) $1.00 divided by (ii) the amount paid or deemed paid under this Agreement for each such Capital Unit by the Payment Defaulting Holder. Upon such conversion, (a) the applicable Curing Holder shall be deemed to have made an Equity Contribution retroactively in the amount of such Covering Equity Loan on the date such Covering Equity Loan was made or deemed to be made, (b) the applicable Curing Holder’s Remaining Committed Amount or FI Remaining Committed Amount shall be increased by the principal amount of the Covering Equity Loan so-converted and (c) such Curing Holder shall deliver to the T4 Collateral Agent updated or supplemental Equity Credit Support that causes the aggregate undrawn amount thereof to equal its Remaining Committed Amount as so-increased.

119

Section 13.6    Defaulting Holder Loans.
(a)    Without any limitation of the obligation of the Payment Defaulting Holder to repay a Defaulting Holder Loan, until all accrued interest and principal on such Defaulting Holder Loan shall have been paid in full or converted to Capital Units pursuant to Section 13.4(e) or Section 13.5(c) (at which time the Payment Default will be deemed to be cured for all purposes hereunder), the Company shall pay (and the Payment Defaulting Holder hereby irrevocably instructs the Company to pay) all distributions from the Company that were otherwise to be made directly or indirectly to the Payment Defaulting Holder directly or indirectly to the Curing Holders, pro rata based on the aggregate principal amount of Defaulting Holder Loans held by such Curing Holders. For purposes of this Agreement (including Article IV and Article VI), any such payments made with respect to the Defaulting Holder Loan shall be treated as amounts distributed directly or indirectly by the Company to the Payment Defaulting Holder followed by the payment of interest on and principal of the Defaulting Holder Loan by the Payment Defaulting Holder to the applicable Curing Holder, in each case, as repayment of such Defaulting Holder Loan. Any amounts paid or deemed to be paid by the Payment Defaulting Holder to a Curing Holder in respect of the Defaulting Holder Loans shall be applied first to any interest accrued with respect to the Defaulting Holder Loan as of the date of payment and thereafter to the outstanding principal amount of the Defaulting Holder Loan. For the avoidance of doubt, if such Payment Defaulting Holder is a Defaulting FI Member Owner, all distributions from the Company to the FI Member shall be reduced by an amount that is required to be distributed instead to the Curing Holders pursuant to this Section 13.6(a), which amount would otherwise be distributed to the FI Member for ultimate distribution to such Defaulting FI Member Owner if such Defaulting FI Member Owner had not made a Payment Default.
(b)    If the Payment Defaulting Holder contests the existence of a Payment Default and it is thereafter determined that no Payment Default existed (including in accordance with Section 16.6), then all distributions made to the Curing Holders in accordance with Section 13.6(a) shall be promptly paid by the relevant Curing Holders to the Member alleged to be a Payment Defaulting Holder (and, with respect to a Defaulting FI Member Owner, by the FI Member to such Defaulting FI Member Owner, including through the T4 Co-Invest 2 Blocker or T4 Co-Invest 1 Blocker, as applicable) together with interest thereupon (to the extent awarded by the applicable arbitration panel that resolved such dispute) from the date of each such distribution until the date of payment to the alleged Payment Defaulting Holder at the Default Rate.
(c)    Upon the exchange of Capital Units in respect of Defaulting Holder Loans (including interest thereupon), if the Curing Holder (or, in the event that the Curing Holder is an FI Member Owner, the FI Member) is:
(i)    a Class A Member and would otherwise receive Class B Units upon such exchange, then such Class B Units shall be concurrently converted to Class A-1 Units, on a one-for-one basis; and
(ii)    a Class B Member and would otherwise directly or indirectly receive Class A Units upon such exchange, then such Class A Units shall be concurrently converted to Class B-2 Units on a one-for-one basis.
Upon the occurrence of any exchange under this Section 13.6(c), the Non-Defaulting Holder shall assign the principal amount, plus accrued interest and related costs, of the Defaulting Holder Loan to the Payment Defaulting Holder and the Defaulting Holder Loan shall immediately thereafter be cancelled without any further action by any Person.

120

ARTICLE XIV.

DISSOLUTION AND WINDING-UP; RESIGNATION OF A MEMBER
Section 14.1    Dissolution Events. The Company shall dissolve and commence winding up at any time that there are no Members or upon the first to occur of any of the following events (each, a “Dissolution Event”):
(a)    the closing of the sale by the Company that has been approved in accordance with Section 7.10(d) to a third party of all of the membership interests held by it, directly or indirectly, in T4 Liquefaction Owner;
(b)    the entry of a decree of judicial dissolution pursuant to § 18-802 of the Act; and
(c)    the unanimous approval of the Members to wind up the Company.
To the fullest extent permitted by Government Rule, each Member expressly waives its right to seek or obtain partition by court decree or operation of law of any Company property, to own or use particular or individual assets of the Company, or, under § 18-802 of the Act, to apply to a court for a decree of dissolution of the Company.
Section 14.2    Winding Up.
(a)    Upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying or making reasonable provision for the satisfaction of the claims of its creditors and the Members (including Member Loans, if any), and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs; provided, that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the assets or property or the proceeds from the sale thereof have been distributed pursuant to this Article XIV and the existence of the Company has been terminated by the filing of a Certificate of Cancellation of the Certificate of Formation with the Secretary of State of the State of Delaware.
(b)    The Members shall take full account of the Company’s assets and liabilities (including the assets and liabilities of each other Company Party) and each Member shall pay to the Company all amounts then owing by such Member (or its Affiliates) to the Company or any other Company Party. The Members shall be responsible for overseeing the winding up and dissolution of the Company and such Members shall, following the occurrence of a Dissolution Event, promptly consult with each other to develop a mutually agreed dissolution plan, which shall provide, inter alia, for distribution to the Members in accordance with Section 6.1, Section 6.2, Section 6.3, and Section 6.4, after payment of or reserving for payment of all liabilities of the Company, including any Member Loans (the “Consensual Dissolution Plan”). Such consultation shall be commenced by any Member providing a written notice (the “Dissolution Event Notice”) to the other Members stating that a Dissolution Event has occurred and requesting that consultations commence immediately to develop and agree upon a Consensual Dissolution Plan. If a Consensual Dissolution Plan is agreed in writing by the Members, such Consensual Dissolution Plan shall be promptly put into effect and dissolution of the Company shall be carried out in accordance with such Consensual Dissolution Plan. If the Members are unable to agree on a Consensual Dissolution Plan within 30 days of the Dissolution Event Notice, then Section 16.6 shall apply.

121

Section 14.3    Distribution upon Dissolution of the Company. The Company’s assets or the proceeds from the sale thereof pursuant to this Article XIV shall be applied and distributed to the maximum extent permitted by Government Rule pursuant to the Consensual Dissolution Plan and, in the absence of a Consensual Dissolution Plan, then Section 16.6 shall apply. All distributions to Members in liquidation made pursuant to this Section 14.3 shall be completed by the end of such Fiscal Year, that includes the date of the Company’s dissolution (or if later, within 90 days following the date of the Company’s dissolution).
Section 14.4    Claims of the Members. The Members will look solely to the Company’s assets for the return of their contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such contributions, the Members will have no recourse against the Company or any other Member or any other Person.
Section 14.5    No Resignations by Members. No Member shall resign from the Company prior to the dissolution and winding up of the Company in accordance with this Agreement.
ARTICLE XV.

CONFIDENTIAL INFORMATION; PUBLIC ANNOUNCEMENTS
AND REGULATORY FILINGS
Section 15.1    Confidential Information. Each Member and FI Member Owner agrees that all Confidential Information shall be kept strictly confidential and shall not be sold, traded, published or otherwise disclosed, without the prior consent of the Board (and, in the case of Confidential Information concerning a Member, FI Member Owner or their respective Affiliates, the prior consent of such Member or FI Member Owner, as applicable) or as otherwise permitted pursuant to this Agreement; provided, that a Member, FI Member Owner or their respective Affiliates may disclose any such Confidential Information:
(a)    to the extent such disclosure is required under Government Rule, including under securities laws (in particular, those relating to continuous disclosure) or under the rules and regulations of any recognized stock exchange which are applicable to a Member, FI Member Owner or their respective Related Persons or under the rules and regulations of any applicable regulatory authority; provided, that such Member, FI Member Owner or applicable Affiliate shall, to the extent permitted by Government Rule, provide prompt notice to the other Members and FI Member Owners (and, as applicable, their respective Affiliates) and the Company prior to making such disclosure and cooperate with the other Members and FI Member Owners (and, as applicable, their respective Affiliates) and the Company so that the other Members and FI Member Owners (and, as applicable, their respective Affiliates) or the Company may, at their respective sole cost and expense, seek a protective order or other appropriate remedy or waive compliance with the provisions hereof; provided, further, that in any case, such Member or FI Member Owner shall only disclose that portion of the Confidential Information that it is required to disclose and shall use its best efforts to ensure further confidential treatment of the Confidential Information so disclosed and shall provide a full copy of such disclosure to the Party to which the Confidential Information applies;
(b)    to (i) officers, directors (or governing equivalent), employees and trustees of the Members, FI Member Owners and their respective Affiliates and other representatives of such Members, FI Member Owners and their respective Affiliates (including financial advisors, auditors, underwriters,

122

legal counsel, agents and valuers), to direct or indirect equity holders (including, with respect to the FI Member, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Blocker and T4 Co-Invest 1 Feeder) or potential equity holders of the Member, FI Member Owner and their respective Affiliates, or to any Related Person of such Member or FI Member Owner or (ii) potential equity participants, co-investors or direct or indirect purchasers of Membership Interests, professional advisors, auditors, underwriters, banks or financiers (including Debt Financiers) who have a need to know such Confidential Information; provided, in each case, that such Member, FI Member Owner or applicable Affiliate shall be responsible for ensuring that each Person to which it discloses such Confidential Information pursuant to this Section 15.1(b): (A) is informed of the confidential nature of the Confidential Information; (B) keeps the Confidential Information strictly confidential in accordance herewith; and (C) does not disclose or divulge the same to any unauthorized person. Such Member or FI Member Owner (and, as applicable, its Affiliate) shall be responsible for such Person’s failure to comply with the same as though such failure were a failure to comply with this Agreement by such Member or FI Member Owner;
(c)    to a credit rating agency to the extent necessary or advisable for such credit rating agency to issue or monitor a credit rating of any Company Party, any of the Members, FI Member Owners or their respective subsidiaries and Affiliates;
(d)    that has come into the public domain through no breach of this Section 15.1 by the disclosing Member or FI Member Owner (or, as applicable, any of their respective Affiliates); or
(e)    to other Members and FI Member Owners.
Notwithstanding anything to the contrary in this Section 15.1 (including Section 15.1(b)), (i) each Fund Member (and, in the case of the FI Member, each FI Member Owner) and its respective Affiliates may make disclosures to their direct and indirect current and prospective equityholders, partners and members of the Confidential Information as is customarily provided to current and prospective limited partners in private equity funds sponsored or managed by the Fund Manager of the relevant Fund that is or Controls such Fund Member, as applicable, subject to such direct and indirect current and prospective equityholders, partners and members entering into customary confidentiality agreements with such Fund Member or its applicable Affiliates and (ii) the Company confirms that nothing in this Agreement, the FI Member Subscription Agreement or any other Transaction Document shall require an FI Member Owner or its Affiliates to institute or participate in any legal action, suit or proceeding.
Section 15.2    Primary Liability for Breach. In further of Section 15.1(b), each Member or, in the case of the FI Member, each FI Member Owner shall be personally and primarily liable for any disclosure of any Confidential Information by any Person to whom it has disclosed such Confidential Information, including pursuant to clauses (a), (b), or (d) of Section 15.1. Notwithstanding anything to the contrary herein, with respect to the FI Member, no FI Member Owners shall be liable for any breach of this Article XV by any other FI Member Owner or such other FI Member Owner’s Affiliates.
Section 15.3    Public Announcements. Unless otherwise required in accordance with contractual arrangements to which one or more of the Company Parties are a party or Government Rules, including stock exchange rules, the Company shall not, and shall ensure that the other Company Parties do not, and none of the Members, FI Member Owners or any of their respective Affiliates shall make any press release, public announcement or public communication identifying (by name or by description) any Member, FI Member Owner or their respective related persons as being members or interested parties hereunder, without the consent of such Member or FI Member Owner (which shall be deemed given hereunder to the extent granted under any other agreement executed by such Member or FI Member

123

Owner); provided, that any such disclosure shall not contain any Confidential Information except as permitted by Section 15.1. Notwithstanding the foregoing, each Member and FI Member Owner agrees that (a) it shall not unreasonably withhold, condition or delay any consent required to be provided by it under this Section 15.3, and (b) the Members and FI Member Owners shall mutually agree upon the language of any such public disclosure, press release or announcement in connection with providing such consent.
Section 15.4    Regulatory Filings.
(a)    Subject to Section 15.4(d), the Members and FI Member Owners acknowledge and agree that, from time to time, a Company Party may need information from any or all of such Members or FI Member Owners for compliance with applicable laws, stock exchange rules, regulatory inquiries, regulatory reporting requirements or other requests or demands by Governmental Authorities. Each Member and FI Member Owner shall use commercially reasonable efforts to provide to the Company all information reasonably requested by the Company for purposes of any Company Party complying with applicable law, stock exchange rule, regulatory inquiries, regulatory reporting requirements or other requests or demands by Governmental Authorities as promptly as reasonably practicable after the date such Member or FI Member Owner receives such request, and in any event, within an amount of time required to meet any deadline set by a request by the applicable Governmental Authority or regulatory reporting requirement. For the avoidance of doubt, any information provided or furnished pursuant to this Section 15.4 shall be deemed “Confidential Information”, and disclosure shall be subject to Section 15.1.
(b)     Subject to Section 15.4(c) and Section 15.4(d), if, at any time, a Company Party or any Member or FI Member Owner reasonably determines that the Consent of a Governmental Authority is necessary or advisable or a filing is required or advisable pursuant to any United States or foreign antitrust, competition or trade regulation laws (including the HSR Act), or other applicable law (including with respect to CFIUS, “foreign direct investment” laws or any requirements arising from the Natural Gas Act and the orders and regulations issued thereunder), in each case, in connection with any direct or indirect Transfer of Units, or any other transaction or event with respect to or otherwise related to a Company Party, including the issuance of additional Membership Interests (in each case, a “Filing Transaction”), then:
(i)    the Company and each of the Members and FI Member Owners (as applicable) shall (A) as promptly as reasonably practicable make, or cause to be made, all filings and submissions required under any applicable United States or foreign antitrust, competition or trade regulation laws or other applicable laws, with respect to the applicable Filing Transaction, including by providing any information necessary or reasonably requested for such regulatory filings and submissions; provided that, if the Member or FI Member Owner (as applicable) making such filing or submission requests such information from any other Member or FI Member Owner, such filing Member or FI Member Owner (as applicable) shall provide the applicable other Member or FI Member Owner the opportunity to review and comment on any such information to be submitted to the applicable authority prior to submission of the information, and provided that if such information is not otherwise known to the Member of FI Member Owner (as applicable) requesting the information, the providing Member or FI Member Owner will be provided the opportunity to submit such information on a confidential basis to the applicable authority, and (B) use commercially reasonable efforts to obtain, or cause to be obtained, clearance, approval or consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable) (any such clearance,

124

approval, consent, termination or expiration, “Regulatory Approval”) as promptly as reasonably practicable thereafter, which such efforts shall, for the avoidance of doubt, exclude proposing, negotiating, effecting or agreeing to the sale, divestiture, license or other disposal of any assets or businesses of a Member, FI Member Owner or any of their respective Affiliates, taking any other action that limits the right of a Member, FI Member Owner or any of their respective Affiliates to own or operate any part of its business or proposing, negotiating, effecting or agreeing to any other remedy, commitment, undertaking or condition of any kind; and
(ii)    the applicable Filing Transaction shall be contingent upon the receipt of Regulatory Approval and, to the extent Regulatory Approval is not received prior to completion of the applicable Filing Transaction, such Filing Transaction shall be delayed until Regulatory Approval is received.
(c)    Notwithstanding anything to the contrary in this Agreement, all regulatory filings of the Company shall be approved by the Board in accordance with Section 7.2 and, for the avoidance of doubt, shall not be deemed a Related Party Transaction. If any Company Party is required at any time to make any regulatory filing or supplemental response that identifies by name, or otherwise relates specifically to, any individual Member, FI Member Owner or any of their respective Affiliates, related parties, or co-investors, the Company shall, unless not practicable, submit (or shall cause the relevant other Company Party to submit) an advance draft of such regulatory filing to such Member or FI Member Owner, as applicable. Such Member or FI Member Owner, as applicable, shall have the right, within five Business Days (or, if shorter, the period prescribed by law or a requesting Governmental Authority minus one Business Day), to provide comments to such regulatory filing or response and the Company or the relevant other Company Party shall, prior to submitting such filing or response, incorporate such Member’s or FI Member Owner’s comments to the extent that (i) the Company determines (acting reasonably) that such comments are necessary to correct a material misrepresentation of fact with respect to such Member or FI Member Owner or (ii) such comments relate solely to the description of the relationship among such Member, FI Member Owner and their respective Affiliates, related parties, or co-investors, and the Company does not determine (acting upon the advice of counsel) that such comments make such description misleading.
(d)    Notwithstanding anything to the contrary in this Agreement, (i) none of the Members, FI Member Owners or any of their respective direct or indirect equityholders or such Person’s Affiliates, shall be required to provide to any other Person (including a Company Party or another Member or FI Member Owner), other than a Governmental Authority, any documents or non-public information relating to it or its respective Affiliates to the extent the provision of such documents or non-public information would breach any applicable legal or binding confidentiality contractual obligation of such Person or its Affiliates (if a waiver of such restriction cannot be reasonably be obtained); provided, that (subject to clause (ii) below) with respect to any requirement, request or condition from a Governmental Authority to disclose any non-public information with respect to such Person or its Affiliates in connection with a Filing Transaction or otherwise pursuant to Section 15.4(a), such Person shall provide such information unless prohibited by Government Rule and (ii) none of Devonshire, MIC or any of their respective Affiliates shall be required to disclose financial information or provide to any Governmental Authority or any other Person any information that exceeds the scope of information that Devonshire, MIC or such Affiliate has previously provided to such Governmental Authority or other Person in connection with obtaining regulatory approval for a transaction similar in nature to any relevant transaction contemplated by this Agreement, if any, or any non-public information.

125

Section 15.5    Survival. The provisions of Sections 15.1, 15.2 and 15.3 shall survive the termination of this Agreement and, with respect to any Member or FI Member Owner, such Member’s or FI Member Owner’s obligations under this Article XV shall terminate on the third anniversary of the date on which such Member or FI Member Owner no longer directly or indirectly owns any Membership Interests.
ARTICLE XVI.

MISCELLANEOUS
Section 16.1    Notices. Except as otherwise provided in this Agreement to the contrary, all notices to be provided pursuant to this Agreement shall be in writing and delivered by hand, or sent by electronic mail (provided, that confirmation or evidence of receipt shall be required for notice to be deemed to have been given), air courier or registered mail, return receipt requested at the following addresses (or any other address that any such party may designate by written notice to the Company from time to time):
If to the Company:     Rio Grande LNG Train 4 Intermediate Holdings, LLC
c/o NextDecade Corporation
Attn: Vera de Gyarfas
1000 Louisiana Street, Suite 3300
Houston, Texas 77002
[***]
With a copy to:    Jason Webber
(which shall not constitute    Latham & Watkins LLP
notice to the Company)    1271 Avenue of the Americas
    New York, New York 10020
    [***]
If to a Member or FI Member Owner, at the addresses set forth below such Member’s or FI Member Owner’s name on Annex B.
All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. Whenever any notice is required to be given by applicable law or this Agreement, a written waiver thereof, signed or delivered by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
Section 16.2    Amendment; Waivers.
(a)    Any amendment of this Agreement must be written and signed by (i) each Substantial Member, (ii) each Class B Member holding a Class B Voting Percentage equal to or greater than 12.5% (other than FI Member to the extent it is directly or indirectly owned by two or more FI Member Owners) and (iii) to the extent it is directly or indirectly owned by two or more FI Member Owners, FI Member at the direction of each FI Member Owner holding an indirect Class B Voting Percentage equal to or greater than 12.5% to be effective; provided, that any such amendment that would disproportionally impact any Class B Member or FI Member Owner (as compared to any other Member or FI Member Owner) directly or indirectly holding a Class B Voting Percentage of 12.5% or less shall require the prior written consent of such Class B Member or FI Member Owner; provided, further, that the prior written consent of each Class B Member or FI Member Owner directly or indirectly holding a

126

Class B Voting Percentage of 7.0% or more shall be required for any amendment or modification of this Agreement that:
(i)    imposes additional or more burdensome restrictions or limitations on direct or indirect Transfers of Units (or expand the definition of “Transfer” to include transactions not included in such definition as of the date hereof);
(ii)    requires the Transfer of any Units directly or indirectly owned by such Class B Member or FI Member Owner;
(iii)    limits or restricts, or imposes additional requirements on, the ability of such Class B Member or FI Member Owner to exercise preemptive rights in accordance with Section 3.8;
(iv)    results in such any of the matters set forth in subclause (i) through (v) of clause (i) of Annex G taking effect; or
(v)    eliminates or modifies in a manner to be less protective of any voting rights, information rights or director designation, committee designation, observer designation or similar approval rights, including reducing the approval thresholds required for or eliminating any of the Qualified Majority Matters, Supermajority Matters or Unanimous Matters.
Notwithstanding the foregoing, (A) neither (1) the addition of new parties to this Agreement or the proportionate adjustment of rights that would result from adding new parties, or increasing the number or type of securities which existing or new parties may directly or indirectly own and which are subject to this Agreement, nor (2) any amendment reasonably required in furtherance of the exercise by a Member or FI Member Owner of any express right hereunder, shall be deemed to be an amendment or modification that has an adverse effect or is disproportionately adverse, (B) in determining whether an amendment or modification has an adverse effect or is disproportionately adverse, only the interests of the Members as direct holders of Units (or interests of the FI Member Owners as indirect holders of Units) shall be considered, and (C) differences resulting from Members directly holding different amounts or classes of Units (or FI Member Owners indirectly holding different amounts or classes of Units) will not be deemed disproportionately adverse for any purposes under this Agreement.
(b)    The terms, conditions, covenants, representations and warranties hereof may be waived only by a written instrument executed by the party waiving compliance; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure, nor shall it operate or be construed as a waiver in respect of any inaccuracy, failure, breach or default not expressly identified by such written waiver, whether of a similar or different character. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.
(c)    In the event that this Agreement shall be amended pursuant to this Section 16.2 and the other provisions of this Agreement, the Members shall amend the Certificate of Formation to reflect such change if they deem such amendment of the Certificate of Formation to be necessary or appropriate. Notwithstanding anything to the contrary in the Governance Documents of any Controlled

127

Company Subsidiary, the terms and conditions of this Section 16.2 shall apply to any amendment of such organizational documents, mutatis mutandis.
(d)    Any granting of binding contractual or legal rights executed in a separate governance document, side letter or similar agreement between or among Members or FI Member Owners or among the indirect owners of Members or FI Member Owners executed in connection with the acquisition or ownership of Membership Interests (other than any such separate governance or other document, side letter or similar agreement between or among a Fund, Fund Manager, or Fund Advisor and its Passive Investors in their respective roles as Passive Investors) that would cause any Person (other than a Passive Investor) to have Expanded Governance Rights (other than Expanded Governance Rights acquired through the declination by the Members and FI Member Owners in a Governance ROFO Transaction) shall require the prior approval of the Board and the failure to obtain such prior approval shall constitute an Event of Default hereunder. In furtherance of the foregoing, no Member or FI Member Owner may enter into or permit any of its Affiliates to enter into any written agreement with another Member, FI Member Owner or any of their respective Affiliates that expressly requires such Member or FI Member Owner (or the Manager appointed by such Member or appointed by the FI Member at the direction of an FI Member Owner through T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker, as applicable) to vote in the same manner as another Member or FI Member Owner (or the Manager appointed by such Member or appointed by the FI Member at the direction of an FI Member Owner through T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker, as applicable) on matters that require the approval of the Board or Members in accordance with this Agreement; provided, that each of the following shall be deemed to not violate the foregoing: (A) drag-along and tag-along agreements that include customary provisions for voting in favor (and not voting against) such drag-along and tag-along transactions and taking actions necessary to facilitate such transactions; (B) all agreements entered into by or among any of the FI Member, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker, the effect of which is to require the FI Member to vote the Membership Interests indirectly held by an FI Member Owner through the FI Member (including through T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker) at the direction of the FI Member Owner (indirectly through T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker, as applicable) that indirectly (on a look-through economic basis) are held by such FI Member Owner, and (C) to the extent an FI Member Owner (a “Flipped-Up Owner”) or any of its Affiliates (on a look-through economic basis) owns Membership Interests in the Company (on an indirect look-through economic basis) through another FI Member Owner or its Affiliates (a “Downstream Owner”), all agreements entered into by or among any of such Flipped-Up Owner or its Affiliates and such Downstream Owner or its Affiliates, the effect of which is to directly or indirectly require the FI Member to vote the Membership Interests indirectly owned by the Flipped-Up Owner through the FI Member (including through T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker) at the direction of the Flipped-Up Owner (indirectly through T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker, as applicable). For purposes of this Section 16.2(d), (x) each of the FI Member, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder and T4 Co-Invest 1 Blocker shall be deemed not to be an Affiliate of any of the FI Member Owners and (y) no FI Member Owner or any of its Affiliates shall be deemed to be an Affiliate of any of the FI Member, T4 Co-Invest 2 Feeder, T4 Co-Invest 2 Blocker, T4 Co-Invest 1 Feeder or T4 Co-Invest 1 Blocker.
(e)    The Units, Committed Amounts, Capital Percentages, Voting Percentages, and Equity Credit Support of the Members (as applicable) are set forth on Annex B. Annex B shall be updated from time to time to reflect changes and adjustments resulting from (i) the admission of any new Member

128

in accordance with this Agreement, (ii) any Transfer of Membership Interests in accordance with this Agreement, (iii) any forfeiture of Units in accordance with Section 13.6(b), (iv) any Equity Contributions made or deemed to be made, changes to Capital Percentages, or additional Membership Interests issued, in each case, as permitted by and in accordance with this Agreement, (v) the redemption of Class B-1 Units in accordance with Section 4.1(c) and the commensurate issuance of Class A-3 Units and Class B-3 Units, and (vi) any draw on the Members’ or FI Member Owners’ respective Equity Credit Support, and, notwithstanding Section 16.2(a), without the consent of any Member. Notwithstanding the foregoing, a failure to reflect such change or adjustment on Annex B shall not prevent any otherwise valid change or adjustment from being effective. Any reference in this Agreement to Annex B shall be deemed a reference to Annex B as updated in accordance with this Section 16.2(e) and in effect from time to time.
Section 16.3    No Third-Party Beneficiaries.
(a)    The interpretation of this Agreement shall exclude any rules of interpretation conferring rights under a contract to any Persons not a party hereto. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any obligation or liability to, any Person, including any creditor of a Member or FI Member Owner, other than a party.
(b)    Notwithstanding anything to the contrary in Section 16.3(a), each of the FI Member Owners shall be an express third-party beneficiary to this Agreement and shall be entitled to directly enforce the terms hereof and independently assert any applicable rights, protections, remedies, obligations and restrictions of the FI Member and such FI Member Owner.
Section 16.4    Compliance with Government Rules. In performance of their respective obligations under this Agreement, each party agrees to comply with all Government Rules in all material respects.
Section 16.5    Governing Law.
(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR STATUTE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN DELAWARE.
(b)    The parties hereto agree that any court action or proceeding to compel or in support of arbitration or for provisional remedies in aid of arbitration, including but not limited to any action to enforce the provisions of Section 16.6 herein or to award specific performance in accordance with Section 16.7 may be brought in the Chancery Court of the State of Delaware and any state appellate courts therefrom within the State of Delaware or, in the event the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom or, in the event neither the Chancery Court of the State of Delaware nor any federal court sitting in the State of Delaware accept jurisdiction over a particular matter, then another state court sitting in the State of Delaware and any state appellate courts therefrom within the State of Delaware (the “Courts”). The parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction of the Courts for such purpose and for any action to enforce any

129

arbitration award rendered hereunder, and waive any right to stay or dismiss any such actions or proceedings brought before any of the Courts on the basis of forum non conveniens or improper venue.
Section 16.6    Dispute Resolution. In the event of a Dispute arising out of or in connection with this Agreement, the Board shall provide notice thereof to the Members (a “Dispute Notice”). The Members shall negotiate in good faith to resolve such Dispute, and if the Members have failed to resolve such Dispute within ten Business Days after receipt of such Dispute Notice, the Member shall seek to resolve the Dispute by negotiation among the Designated Officers of each Member. Such Designated Officers shall meet within ten Business Days from the date when the Dispute Notice was provided and negotiate in good faith to amicably resolve such Dispute. If the Members are unable to resolve the Dispute through such negotiations within 20 Business Days after the Dispute Notice was delivered, then the Dispute shall be referred to and finally resolved through arbitration conducted in accordance with this Section 16.6.
(a)    Rules. The arbitration shall be administered by the International Chamber of Commerce (the “ICC”) in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) in force at the time of filing a request for arbitration arising from the Dispute.
(b)    Number of Arbitrators and Initiation of Arbitration. The tribunal shall consist of three arbitrators, unless otherwise required by the Rules.
(c)    Appointment of Arbitrators.
(i)    If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within 30 days of the initiation of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If one or more arbitrators are not appointed in accordance with the foregoing, then the ICC shall appoint such arbitrator(s).
(ii)    If there are more than two parties to the Dispute, then within 30 days of the initiation of the arbitration, the claimant(s) shall jointly appoint one arbitrator and the respondent(s) shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If one or more arbitrators are not appointed in accordance with the foregoing, then the ICC shall appoint all three arbitrators.
(d)    Time for Hearing. The arbitral tribunal shall endeavor to complete the final hearing on the merits in the arbitration within the shortest period of time which it believes reasonably possible under the circumstances of the case consistent with the interests of justice; provided, that the parties agree, pursuant to Article 30(2)(b) of the Rules, that the Expedited Procedure Rules shall apply to the extent that the amount in dispute is less than $1,000,000.
(e)    Joinder and Intervention of Parties. The ICC (or, after an arbitral tribunal has been appointed, the arbitral tribunal) may, at the request of any party to the arbitration, allow one or more Persons to be joined in the arbitration provided such Person is the Company or a Member under this Agreement, unless the ICC or the arbitral tribunal (as the case may be) finds, after giving all parties, including the Person or Persons to be joined, the opportunity to be heard, that joinder should not be permitted because of prejudice to any of those parties. The ICC (or, after an arbitral tribunal has been appointed, the arbitral tribunal) may, at the request of the Company or a Member under this Agreement,

130

allow such party to intervene in the arbitration and thus become a party to the arbitration, unless the ICC or the arbitral tribunal (as the case may be) finds, after giving all parties, including the party that wishes to intervene in the arbitration, the opportunity to be heard, that intervention should not be permitted because of prejudice to any of those parties. Copies of the request for arbitration shall be sent to the Company and all Members, whether or not such parties are named as respondents in the request for arbitration.
(f)    Consolidation. If multiple disputes or arbitrations (more than one) arise under this Agreement or any RG Facility Agreements, the subject matters of which are related by one or more common questions of law or fact and which could result in conflicting or inconsistent awards, then all such disputes or arbitrations may be brought in or consolidated into a single arbitration. Unless otherwise agreed in writing, the Company shall not agree to the consolidation of any arbitrations arising under this Agreement or the RG Facility Agreements if such arbitrations involve other Liquefaction Owners. Any party to one such arbitration may request the ICC to consolidate the arbitrations into a single proceeding unless consolidation would result in undue delay for the arbitration of Disputes or prejudice to any of the parties to the arbitrations, as determined by the ICC. In the event of consolidation, the later filed arbitration shall be consolidated into the earlier filed arbitration. If the arbitral tribunal in the earlier filed arbitration is already appointed, then it shall remain in place. If the arbitral tribunal in the earlier filed arbitration is not already fully appointed, then any appointment shall be voided and all of the parties to the consolidated arbitration shall have the right to participate in the selection of the arbitral tribunal as set forth in Section 16.6(c).
(g)    Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the seat of arbitration shall be Houston, Texas.
(h)    Language. The arbitration proceedings shall be conducted in the English language.
(i)    Binding Effect. Any award of the tribunal shall be binding from the day it is made, and the parties hereby waive any right to refer any question of law and any right of appeal on the law or merits to any court insofar as such waiver may be validly made. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.
(j)    Notices. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 16.1.
(k)    Scope of Award; Costs and Attorneys’ Fees. The arbitrators shall make the award and any other decisions or rulings strictly in accordance with Government Rule and not ex aequo et bono or as amiable compositeur. The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them among the parties to the Dispute. Unless otherwise allocated by the arbitral tribunal, each party shall bear its own costs and attorneys’ fees for the arbitration.
(l)    Interest. Any monetary award shall include interest at the Default Rate from the date of any default or other breach of this Agreement giving rise to the underlying monetary obligation until the arbitral award is paid in full (unless otherwise specified in the arbitral award by the arbitral panel).
(m)    Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any Taxes or other deduction.

131

(n)    No Waiver of Remedies. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to award specific performance in accordance with Section 16.7 or to issue a pre-arbitral injunction to maintain the status quo or prevent irreparable harm, a pre-arbitral attachment, or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. For the avoidance of doubt, an award of specific performance shall not be modified or vacated by the arbitral tribunal.
(o)    Confidentiality. Any arbitration relating to a Dispute (including any resolution, including settlement, documents exchanged or produced during an arbitration proceeding, transcripts of proceedings, and memoranda, briefs, or other documents and correspondence prepared for the arbitration) shall be confidential and may not be disclosed by the parties to the Dispute, their employees, officers, directors, counsel, consultants, and expert witnesses, except to the extent necessary to enforce this Section 16.6 or any arbitration award, to enforce other rights of a party to the Dispute, or as required by law; provided, that breach of this confidentiality provision shall not void any settlement, expert determination, or award.
Section 16.7    Specific Performance. Each party agrees that irreparable damage would occur and the parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, and notwithstanding anything to the contrary in this Agreement, each party agrees that each other party will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (a) without the requirement of posting any bond or other indemnity and (b) in addition to any other remedy to which it may be entitled, at law or in equity, subject to the limitations set forth below. Furthermore, each party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement.
Section 16.8    Severability. If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement, or the validity or operation of the offending provision in any other situation or in any other jurisdiction, except only so far as shall be necessary to give effect to the construction of such invalidity, and each party intends that such offending provision will be construed by modifying or limiting it while preserving its intent or, if such modification or limitation is not possible, by substituting another provision that is valid, legal and enforceable and that achieves the same objective and preserves the economic and legal substance of the transactions contemplated by this Agreement with respect to any party.
Section 16.9    No Recourse; Limitation on Liability. Notwithstanding anything that may be expressed or implied in this Agreement, and to the fullest extent permitted by Government Rule, the Company and each Member covenants, agrees and acknowledges that no Person other than the parties hereto (including any party who becomes bound by this Agreement after the date hereof) shall have any obligations hereunder. Except as expressly set forth in this Agreement, no recourse hereunder or under any documents or instruments delivered in connection herewith or in connection with this Agreement (including the other Transaction Documents) shall be had against any former, current, or future director,

132

officer, trustee, employee, agent, partner, manager, member, equityholder, Affiliate, or assignee of the undersigned or any former, current, or future director, officer, trustee, employee, agent, partner, manager, member, equityholder, Affiliate, or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation, or other Government Rule, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by, any former, current, or future director, officer, trustee, employee, agent, partner, manager, member, equityholder, Affiliate, or assignee of the undersigned or any former, current, or future director, officer, trustee, employee, agent, partner, manager, member, equityholder, Affiliate, or assignee of any of the foregoing, as such, for any obligation of the undersigned under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation. Notwithstanding anything to the contrary contained in this Agreement, no Member or FI Member Owner shall be liable to the Company Parties or to any other Member or FI Member Owner for special, punitive, exemplary, incidental, consequential, or indirect damages, or lost profits, or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology) that are not the probable and reasonably foreseeable results of a breach of this Agreement, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the sole, joint or concurrent negligence, strict liability, or other fault for any matter relating to this Agreement and the transactions contemplated hereby.
Section 16.10    Offset. Subject to Section 13.3, whenever the Company is to pay any sum to any Member or any Member is to pay or contribute any sum to the Company, in each case, pursuant to the terms of this Agreement, any amounts that a Member or the Company owes the other for which it is due or past due may not be deducted from that sum before payment, nor shall any distribution hereunder (including pursuant to Section 6.1 and Section 14.3) be subject to offset, except to the extent in respect of the redirection of distributions as expressly contemplated by the terms of this Agreement and the other Transaction Documents (as applicable).
Section 16.11    Counterparts; Electronic Signature. This Agreement may be signed by facsimile or by emailing a pdf file and may be signed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement, to the fullest extent permitted by law. The parties to this Agreement irrevocably and unreservedly agree that this Agreement and the other Transaction Documents may be executed by way of electronic signatures and that such Transaction Documents, or any part thereof, shall not be challenged or denied any legal effect, validity or enforceability solely on the ground that it is in the form of an electronic record.
Section 16.12    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
Section 16.13    Exercise of Certain Rights. Except for rights expressly provided in this Agreement, no Member may maintain any action for partition of the property of the Company. The Members agree not to maintain any action for dissolution and liquidation of the Company pursuant to Section 18-802 of the Act or any similar applicable statutory or common law dissolution right without the approval of the Board, in accordance herewith.
Section 16.14    Certain Expenses. Each Member and each other party hereto shall bear all costs and expenses incurred by or on behalf of such Person in connection with its respective direct or indirect investments in the Company, and the negotiation, preparation and execution of this Agreement, and the consummation of the transactions contemplated hereby.

133

Section 16.15    Legal Representation. The parties hereto agree that (i) the law firm of Latham & Watkins LLP has represented the Company, the NextDecade Member, and the other Company Parties, in each case, including in connection with the preparation, negotiation and execution of this Agreement, (ii) the law firm of Kirkland & Ellis LLP has represented the FI Member and GIP and no other Person or party (including any other Member or FI Member Owner), in each case, including in connection with the preparation, negotiation and execution of this Agreement, (iii) the law firm of Sidley Austin LLP has represented Devonshire and no other Person or party (including any Member or FI Member Owner), in each case, including in connection with the preparation, negotiation and execution of this Agreement, (iv) the law firm of Skadden, Arps, Slate, Meagher & Flom LLP has represented MIC and no other Person or party (including any Member or FI Member Owner), in each case, including in connection with the preparation, negotiation and execution of this Agreement and (v) the law firm of Clifford Chance US LLP has exclusively represented the TTE Member and no other Person or party (including any other Member), in each case, including in connection with the preparation, negotiation and execution of this Agreement. In that regard, each of the foregoing counsel has disclosed to each party hereto that such counsel has represented in the past and may currently or in the future represent, their respective clients or their Affiliates or direct or indirect equityholders. Each party hereto, other than those listed above, confirms that it has had the opportunity to consult with, and in fact has consulted with, legal and other counsel of such party’s own choosing in connection with this Agreement (including the provisions of this Section 16.15) and any other document or instrument entered into in connection with this Agreement. Each such other party also confirms that it is not relying on any counsel listed in this Section 16.15 in any manner, and each party hereto waives any conflict of interest arising in connection with such counsel’s exclusive representation of its client as described in this Section 16.15.
Section 16.16    Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of all of the provisions of this Agreement. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions. The terms and provisions of this Agreement represent the results of negotiations among the parties hereto (including prospective, current and future Members), each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and all parties hereto (including prospective, current and future Members) hereby waive the application in connection with the interpretation and construction of this Agreement of any law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.
Section 16.17    Entire Agreement. This Agreement, together with the other Transaction Documents and the FI Organizational Documents (in each case, along with any annexes, exhibits or schedules to such documents, and any agreement, document or instrument referenced herein or therein), collectively constitute the entire agreement, and supersedes (a) the Original LLCA and (b) all prior agreements, term sheets, understandings, negotiations and statements, both written and oral, among the parties or any of their Affiliates with respect to the subject matter contained in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 16.18    FI Member Owner Guaranty.

134

(a)    On behalf and in each case for the benefit of the FI Member, each FI Member Owner, severally and not jointly, hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment of such FI Member Owner’s respective Base Funding Percentage of any Equity Contribution required to be made by the FI Member pursuant to, when and as required by Section 3.2(b) or Section 3.11(h) (collectively, the “FIMO Guaranteed Obligations”); provided, that in no event shall an FI Member Owner’s obligations pursuant to this Section 16.18 exceed the FI Remaining Committed Amount of such FI Member Owner (the “FI Member Owner’s Cap”). Without limiting the generality of the foregoing, this guarantee is one of payment, not collection, and a separate proceeding may be brought and prosecuted against the applicable FI Member Owner to enforce this guarantee, irrespective of whether any action or proceeding is brought against FI Member or other FI Member Owners or whether FI Member or other FI Member Owners are joined in any such action or proceeding.
(b)    Notwithstanding the foregoing, in the event that the Company, any Member or any of their respective Affiliates specifically asserts in any litigation or other proceeding against (i) an FI Member Owner that the provisions of this Section 16.18 limiting an FI Member Owner’s liability to its respective FI Member Owner’s Cap are illegal, invalid or unenforceable in whole or in part, specifically asserts in any litigation or other proceeding against an FI Member Owner that such FI Member Owner is liable for payment obligations in excess of or to a greater extent than its FI Member Owner’s Cap, or (ii) any equityholder or Affiliate of such FI Member Owner with respect to any FIMO Guaranteed Obligations, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or otherwise, under any theory of law or equity, in each case, then the obligations of such FI Member Owner under this Section 16.18 shall terminate ab initio and be null and void and of no force or effect.
(c)    Notwithstanding anything herein to the contrary, the respective obligations of each FI Member Owner hereunder shall not be released or discharged or otherwise affected by: (i) any dissolution, insolvency, bankruptcy, reorganization or similar proceeding affecting the FI Member or such FI Member Owner; (ii) any amendment, change, modification or restatement of this Agreement, in whole or in part; (iii) the existence of any claim, counterclaim, set-off or other rights which such FI Member Owner may have at any time against the Company, the FI Member, the other FI Member Owners or the other Members, whether in connection herewith or with any unrelated transactions; (iv) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against such FI Member Owner, as applicable; (v) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against such FI Member Owner, as applicable; (vi) the value, genuineness, validity, regularity, illegality or enforceability of this Section 16.18; (vii) any change in the corporate existence, structure or ownership of such FI Member Owner; (viii) the adequacy of any other means the Company may have of obtaining payment of the FIMO Guaranteed Obligations, (ix) any change in the time, place or manner of payment of the FIMO Guaranteed Obligations, or (x) the right by statute or otherwise to require the Company to institute suit against the FI Member or any other FI Member Owner or to exhaust any rights and remedies which the Company have or may have against the FI Member or any other FI Member Owner; provided, that the Company shall, prior to instituting suit against such FI Member Owner or otherwise exercising its rights under this Section 16.18, have first attempted (including by making a written request to the Company under Section 3.11 and direct request to the T4 Collateral Agent) to cause the T4 Collateral Agent to exercise its rights under such FI Member Owner’s Equity Credit Support in accordance with Section 3.11(h); provided, further, that nothing herein shall limit or affect the ability of such FI Member Owner to assert, as a defense to any claim under this Section 16.18, any defense or claim to payment that is available to the FI Member under this Agreement (including whether such payment was not properly requested or due), other than those set forth in this Section 16.18(c).

135

(d)    So long as any of its respective FIMO Guaranteed Obligations remain unsatisfied, the applicable FI Member Owner shall not commence, or join with any other Person in commencing, any bankruptcy, reorganization, insolvency, receivership, liquidation, or other arrangement having a similar effect to any of the foregoing of the FI Member. Subject to the terms of this Section 16.18, the obligations of such FI Member Owner under this Section 16.18 shall not be altered, limited, or affected by any action or proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation, or arrangement of the FI Member or affecting any of the FI Member’s assets, or by any defense which FI Member may have by reason of any order, decree or decision of any Governmental Authority resulting from any such action or proceeding.
(e)    Each FI Member Owner, severally and not jointly, hereby represents and warrants to the Company, the Members, and the other FI Member Owners that it has the financial capacity to pay and perform its respective FIMO Guaranteed Obligations, and has access to funds necessary for it to fulfill such FIMO Guaranteed Obligations in accordance herewith and at the times required hereunder.
(f)    The guarantee provided in this Section 16.18 is binding upon each applicable FI Member Owner and its successors, and such FI Member Owner is not entitled to assign its obligations hereunder to any other Person without the Company’s prior written consent, which consent may be withheld in the Company’s sole and absolute discretion, and any purported assignment in violation of this provision shall be void.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

136

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.
RIO GRANDE LNG PHASE 2 INTERMEDIATE SUPER HOLDINGS, LLC
By: /s/ Vera de Gyarfas
Name: Vera de Gyarfas
Title: General Counsel and Secretary
RIO GRANDE LNG TRAIN 4
INTERMEDIATE HOLDINGS, LLC A&R LLC AGREEMENT

GIP V VELOCITY AGGREGATOR T4, L.P.
By: /s/ Gregg Myers
Name: Gregg Myers
Title: Chief Financial Officer
RIO GRANDE LNG TRAIN 4
INTERMEDIATE HOLDINGS, LLC A&R LLC AGREEMENT

GLOBAL LNG NORTH AMERICA CORP.
By: /s/Delaram Hormozastarabady
Name: Delaram Hormozastarabady
Title: Managing Director GLNG North America Corp.
RIO GRANDE LNG TRAIN 4
INTERMEDIATE HOLDINGS, LLC A&R LLC AGREEMENT

FI MEMBER OWNERS
SOLELY FOR THE LIMITED PURPOSES OF ACKNOWLEDGING AND AGREEING TO BE BOUND BY AND SUBJECT TO THE FI MEMBER OWNER BINDING PROVISIONS:
GIP V VELOCITY ACQUISITION PARTNERS T4, L.P.
By: /s/ Gregg Myers
Name: Gregg Myers
Title: Chief Financial Officer

GIM PARTICIPATION VELOCITY, L.P.
By: /s/ Gregg Myers
Name: Gregg Myers
Title: Chief Financial Officer

RIO GRANDE LNG TRAIN 4
INTERMEDIATE HOLDINGS, LLC A&R LLC AGREEMENT

FI MEMBER OWNERS
SOLELY FOR THE LIMITED PURPOSES OF ACKNOWLEDGING AND AGREEING TO BE BOUND BY AND SUBJECT TO THE FI MEMBER OWNER BINDING PROVISIONS:
DEVONSHIRE INVESTMENT PTE. LTD.
By: /s/ Gregg Myers
Name: Gregg Myers
Title: Chief Financial Officer

FI MEMBER OWNERS
SOLELY FOR THE LIMITED PURPOSES OF ACKNOWLEDGING AND AGREEING TO BE BOUND BY AND SUBJECT TO THE FI MEMBER OWNER BINDING PROVISIONS:
MIC TI HOLDING COMPANY 2 RSC LIMITED
By: /s/ Saed Arar
Name: Saed Arar
Title: Authorized Signatory

By: /s/ Kevin Taylaur
Name: Kevin Taylaur
Title: Authorized Signatory

ANNEX D
COMPLIANCE PROGRAMS AND POLICIES STANDARDS

1.    PROHIBITED CONDUCT
The Controlled Company Parties’ activities must be undertaken consistent with the requirements of the Anti-Corruption Laws and Sanctions Regulations.

2.    DESIGNATION OF COMPLIANCE PERSONNEL
The Board shall designate a dedicated Compliance Officer responsible for overseeing the development, communication, implementation and enforcement of the compliance policies of the Company Parties.

3.    DEVELOPMENT AND IMPLEMENTATION OF A COMPLIANCE RISK MAPPING PROCESS.
The Controlled Company Parties shall undertake periodic compliance risk mappings to identify key risk points with respect to their operations’ compliance with applicable Anti-Corruption Laws and Sanctions Regulations and report such findings to the Board and the Members.

4.    COMPLIANCE POLICIES.
The Board shall develop and cause the Company to implement compliance policies and procedures sufficient to put employees of the Controlled Company Parties and relevant third parties on notice of the prohibitions against violating relevant Anti-Corruption Laws and Sanctions Regulations. These may include the following:
•Code of Conduct: a foundational document applicable to all the Controlled Company Parties’ activities, establishing the Controlled Company Parties’ commitment to compliance with the Anti-Corruption Laws and Sanctions Regulations.
•Third-Party Due Diligence Procedures: to be risk-based and adapted to the type of third party.
•Gifts, hospitality, Donations, Sponsorships and Corporate Social Responsibility Activities.
◦Other: the Company will review the need for additional compliance policies (including interactions with Governmental Authorities and their employees; conflicts of interest and relevant human resources) necessary to ensure that all the Controlled Company Parties’ activities are in compliance with applicable Anti-Corruption Laws and Sanctions Regulations.

5.    COMPLIANCE TRAINING & COMMUNICATION
The Company shall ensure and shall cause the Controlled Company Subsidiaries to ensure that training is delivered on a periodic basis in order that compliance risks are understood and properly managed.

6.    MECHANISMS FOR REPORTING AND RESPONDING TO ALLEGATIONS OR EVIDENCE OF MISCONDUCT
The Company will implement adequate reporting mechanisms to allow for the reporting of conduct and actual or suspected violations of law or compliance policies or procedures. Such mechanisms should be consistent with local law and ensure that individuals are appropriately protected and do not suffer any retaliation. The Company must also ensure that reports are

ANNEX D
properly and timely investigated and formulate appropriate and effective responses to credible evidence of misconduct (including but not limited to disciplinary actions, where necessary).

ANNEX E
QUALIFIED MAJORITY MATTERS

Each of the following actions shall constitute a “Qualified Majority Matter” for purposes of this Agreement:

a.    subject to Section 7.2(i) of this Agreement, if applicable, the incurrence of Relevering Debt;

b.    the incurrence of Supplemental Debt in an aggregate principal amount in excess of $[***] but below $[***];

c.    (i) the removal, replacement or any similar change of the auditors of the Company Parties or (ii) making, revoking or changing any critical accounting policy (as determined in accordance with the rules set forth by the U.S. Securities and Exchange Commission) for any Company Party;

d.    the adoption or any modification or amendment to the Marketing Framework or any Marketing Plan developed pursuant to such Marketing Framework;

e.    the approval of all or any portion of the Annual Facility Plan or the Annual Facility Budget (or any modification or amendments thereto) in accordance with the CFAA (other than to the extent approved by the Delegates pursuant to the CFAA);

f.    the approval of excess Operating Costs under the CFAA (other than to the extent approved by the Delegates pursuant to the CFAA); and

g.    entering into any agreement or binding obligation with respect to, or otherwise committing to do, any of the foregoing matters.

ANNEX F
SUPERMAJORITY MATTERS

Each of the following actions shall constitute a “Supermajority Matter” for purposes of this Agreement:

a.    instructing the Class B Delegate to vote on any matter in accordance with the CFAA and the other RG Facility Agreements;

b.    (i) the sale or disposition in any transaction or series of related transactions of (A) all of or any portion of the equity in the Controlled Company Subsidiaries or any of their subsidiaries, other than, in respect of such subsidiaries, in connection with the admission of additional Liquefaction Owners pursuant to the CFAA or (B) directly or indirectly, all or substantially all of the assets of any Company Party, or (ii) any merger (including a divisive merger), amalgamation, consolidation, conversion, business combination, share exchange, interest exchange, reorganization or similar transaction of any Company Party;

c.    the registration of any securities of any Company Party under the Securities Act or any public offering of securities of any Company Party;

d.    the declaration of or making of any distribution or redemption, in each case, other than as contemplated by Article VI or (if applicable) Section 14.3;

e.    the incurrence of Supplemental Debt in an aggregate principal amount in excess of $[***];

f.    the replacement of the auditors of the Company Parties, unless such auditors are a “Big Four” accounting firm;

g.    the adoption of any Material T4 EPC Contract Amendment;

h.    the adoption of any material modification or amendment to any of the RG Facility Agreements (excluding, for the avoidance of doubt, consents that are expressly referred to in any of the RG Facility Agreements);

i.    the adoption of any modification or amendment to the T4 CASA that results in an increase in costs under the T4 CASA of [***]% or more as compared to the Services Budget;

j.    the decision or vote by the Company not to Restore any Train Facility;

k.    the adoption of any modification or amendment to this Agreement;

l.    entering into any internal reorganization of the Company Parties, including by merger, conversion, share exchange, interest exchange, consolidation, reorganization or similar transaction;

m.    approving or permitting to exist any Extraordinary Lien;

n.    any change to the stated purpose of the Company under Section 2.3 or any other Company Party under its limited liability company agreement;

ANNEX F
o.    any modification, change or amendment to the Certificate of Formation or, except to the extent expressly contemplated or permitted therein, any certificate of formation, limited liability company agreement or other governing document of any other Company Party, in each case, other than modifications, changes or amendments that are immaterial to the interests of the Members;

p.    any modification, change or amendment to the terms of reference of the Construction Committee, the Company Economics Committee, or the Marketing Committee;

q.    the admission of any new member of any subsidiary of the Company, other than the RG Facility Subsidiaries;

r.    a determination (effective on or before the Cash Contribution End Date) of Book Value pursuant to a revaluation event under Regulations Section 1.704-1(b)(2)(iv)(f) where the aggregate adjustment to Book Value of all Company assets is greater than 5% of the aggregate Book Value of all Company assets immediately preceding the applicable revaluation event;

s.    making an Equity Contribution to the extent designated a Supermajority Matter in Section 3.9; and

t.    entering into any agreement or binding obligation with respect to, or otherwise committing to do, any of the foregoing matters.

ANNEX G
UNANIMOUS MATTERS

Each of the following actions shall constitute a “Unanimous Matter” for purposes of this Agreement:

a.    the adoption of a plan or proposal for liquidation, reorganization or recapitalization or commencement of any proceeding under any federal or state bankruptcy, insolvency or reorganization law by any Company Party;

b.    the adoption of any modification or amendment to this Agreement that are adverse to (i) the Class B Members (in their capacity as Members) and disproportionately impact the Class B Members or (ii) the FI Member Owners (in their capacity as FI Member Owners) and disproportionately impact the FI Member Owners;

c.    voluntary dissolution or termination of any Company Party;

d.    the adoption of any election or change in any election by any Company Party that results in any Company Party being classified as other than a partnership or a disregarded entity for U.S. federal income tax purposes;

e.    the termination of the Construction Committee, the Company Economics Committee or the Marketing Committee;

f.    in accordance with Section 5.5(a), any determination that the Section 704(c) allocation method will not be the remedial method described in Regulations Section 1.704-3(d);

g.    effecting any distribution in-kind by the Company;

h.    fundamentally changing the nature of the business of the Company Parties, taken as a whole;

i.    entering into any binding contract (including an amendment or modification to this Agreement) which purports to do any of the following or modifying an existing binding contract to cause such binding contract to purport to do any of the following, except in a binding contract executed by the relevant Member or FI Member Owner:

i.    require any Member or FI Member Owner to provide in its own capacity any security interest or other recourse over its Membership Interests;

ii.    require any Member or FI Member Owner to provide in its own capacity (x) any guarantee of any obligation of the Company Parties or (y) any indemnification on behalf of the Company Parties or their respective operations;

iii.    provide for a non-competition or non-solicitation covenant binding on any Member, FI Member Owner or any of their respective Affiliates, other than customary non-solicitation of employees and confidentiality obligations contemplated by the Transaction Documents;

ANNEX G
iv.    require the increase in any Member’s Remaining Committed Amount or FI Member Owner’s FI Remaining Committed Amount (including any change to the definition thereof with the same effect) or any modification to this Agreement to cause any Member or FI Member Owner to be required to fund Equity Contributions or other amounts in excess of its Remaining Committed Amount or FI Remaining Committed Amount;

v.    amend the terms of or increase the amount of any credit support required to be provided by any Member or FI Member Owner in favor of any Debt Financier under the Financing Documents; or

j.    entering into any agreement or binding obligation with respect to, or otherwise committing to do, any of the foregoing matters.

ANNEX J
CONSTRUCTION COMMITTEE
TERMS OF REFERENCE

Effective as of September 9, 2025

1.    Purpose; Background. The Board shall establish and maintain a construction committee (the “Construction Committee”).

2.    Committee Members: The Construction Committee shall be composed of representatives appointed by the Members in accordance with Section 7.7(a) of the Agreement (the “Construction Committee Representatives”). Each Construction Committee Representative will be entitled to have one additional representative present at any meeting of the Construction Committee.

3.    Meetings: The Construction Committee will meet on a monthly basis, at such times and in such places as determined by the Board. Each such Construction Committee meeting occurring in the same calendar month as a quarterly meeting of the Board shall be held at least seven days prior to the applicable quarterly meeting of the Board, and the Board shall, at least five days prior to the date of such Construction Committee meeting, distribute or cause to be distributed, to the Construction Committee Representatives a meeting agenda and supporting documentation. The Construction Committee shall deliver to the Board the minutes of each Construction Committee meeting no later than seven days thereafter. Any party may attend a Construction Committee meeting in-person or by teleconference or videoconference.

4.    Roles and Responsibilities:

a.    Discuss, inter alia, the progress of the construction of the Train 4 Project.

b.    Recommend to the Board the appointment of the Project Director under the T4 CASA.

c.    Provide general oversight of the Project Management Team, subject to the terms of the T4 CASA.

d.    If any Train 4 Project Restoration Plan or other material construction project with costs and expenses expected to exceed $[***] in the aggregate is approved under the Project Documents, the Board shall re-establish the Construction Committee and the procedures set forth above shall apply with respect to such project, mutatis mutandis.

5.    Term of the Committee: The term of the Construction Committee shall begin on the date first set forth above and shall end upon the Start Date of the last Train Facility to comprise the Train 4 Project.

6.    Referral to Board: If the Construction Committee is unable to resolve any issue delegated to it pursuant to these terms of reference unanimously, then such issue shall be returned to the Board for determination in accordance with the Agreement.

7.    Defined Terms: Capitalized terms used but not otherwise defined in this Annex J shall have the meanings set forth in the Agreement.

ANNEX K
COMPANY ECONOMICS COMMITTEE
TERMS OF REFERENCE

Effective as of September 9, 2025

1.    Purpose; Background. The Board shall establish and maintain a Company economics committee (the “Company Economics Committee”).

2.    Committee Members: The Company Economics Committee shall be composed of representatives appointed by the Members in accordance with Section 7.7(a) of the Agreement (the “Company Economics Committee Representatives”). Each Company Economics Committee Representative will be entitled to have one additional representative present at any meeting of the Company Economics Committee.

3.    Meetings: The Company Economics Committee will meet on a quarterly basis in conjunction with each quarterly meeting of the Board, at such times and in such places as determined by the Board. Each such quarterly Company Economics Committee meeting shall be held at least seven days prior to the applicable quarterly meeting of the Board, and the Board shall, at least five days prior to the date of such Company Economics Committee meeting, distribute or cause to be distributed, to the Company Economics Committee Representatives a meeting agenda and supporting documentation. The Company Economics Committee shall deliver to the Board the minutes of each Company Economics Committee meeting no later than seven days thereafter. Any party may attend a Company Economics Committee meeting in-person or by teleconference or videoconference.

4.    Roles and Responsibilities: Discuss, inter alia, the Company’s and Members’ respective anticipated funding requirements, financing and distributions in connection with the Train 4 Project.

5.    Term of the Committee: The term of the Company Economics Committee shall begin on the date first set forth above and shall end at the discretion of the Board.

6.    Defined Terms: Capitalized terms used but not otherwise defined in this Annex K shall have the meanings set forth in the Agreement.